UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Legacy Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(2)	Form, Schedule or Registration Statement No.:

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(4)	Date Filed:

Dear Berkshire Hills Bancorp Stockholder:

On December 21, 2010, Berkshire Hills Bancorp, Inc. entered into a merger agreement to acquire Legacy Bancorp, Inc. in a stock and cash transaction. If the merger agreement is approved and the merger is subsequently completed, Legacy Bancorp, Inc. will merge into Berkshire Hills Bancorp.

The shares of Legacy Bancorp, Inc. common stock owned by each Legacy Bancorp, Inc. stockholder will be converted into the right to receive 0.56385 shares of Berkshire Hills Bancorp, Inc. common stock and $1.30 in cash. If Berkshire Hills and Legacy must divest deposit liabilities in order to comply with a requirement contained in any regulatory approval, and if the weighted average deposit premium that Berkshire Hills receives for those divested deposits exceeds 350 basis points, then Berkshire Hills will be required under the Merger Agreement to make an additional cash payment to Legacy stockholders that, in the aggregate, will equal 50% of the premium in excess of 350 basis points (net of applicable taxes on such excess premium). Such payment would occur following completion of any such divestiture which is anticipated to occur after completion of the Merger.

The maximum number of shares of Berkshire Hills Bancorp, Inc. common stock estimated to be issuable upon completion of the merger is 6,203,000.

As a result of the merger, Legacy Bancorp, Inc. stockholders will become stockholders of Berkshire Hills Bancorp, Inc.

Your board of directors has unanimously determined that the merger and the merger agreement are fair and in the best interests of Berkshire Hills Bancorp, Inc. and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. The merger cannot be completed unless a majority of the outstanding shares of common stock of Berkshire Hills Bancorp, Inc. vote to adopt the merger agreement. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the merger agreement.

In addition, Berkshire Hills stockholders will consider an amendment to our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 26 million shares to 50 million shares. This proposal is separate and distinct from, and not conditioned upon, the outcome of the stockholder vote for the proposed merger with Legacy Bancorp, Inc.

The accompanying document is also being delivered to Legacy Bancorp, Inc. stockholders as Berkshire Hills Bancorp, Inc.’s prospectus for its offering of Berkshire Hills Bancorp, Inc. common stock in connection with the merger, and as a proxy statement for the solicitation of proxies from Legacy Bancorp, Inc. stockholders to vote for the adoption of the merger agreement and approval of the merger.

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. It also contains or references information about Berkshire Hills Bancorp, Inc. and Legacy Bancorp, Inc. and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 7 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Voting procedures are described in this Joint Proxy Statement/Prospectus. Your vote is important, so I urge you to cast it promptly. Berkshire Hills Bancorp, Inc.’s management enthusiastically supports the acquisition of Legacy Bancorp, Inc., and joins with our board of directors in recommending that you vote “FOR” adoption of the merger agreement. We also recommend that you vote “FOR” the amendment of our Certificate of Incorporation.

Sincerely,

Michael P. Daly
President and Chief Executive Officer

Dear Legacy Bancorp Stockholder:

On December 21, 2010, Berkshire Hills Bancorp, Inc. entered into a merger agreement to acquire Legacy Bancorp, Inc. in a stock and cash transaction. If the merger agreement is approved and the merger is subsequently completed, Legacy Bancorp, Inc. will merge into Berkshire Hills Bancorp, Inc.

Each share of Legacy Bancorp, Inc. common stock owned by each Legacy Bancorp, Inc. stockholder will be converted into the right to receive 0.56385 shares of Berkshire Hills Bancorp, Inc. common stock and $1.30 in cash. If Berkshire Hills and Legacy must divest deposit liabilities in order to comply with a requirement contained in any regulatory approval, and if the weighted average deposit premium that Berkshire Hills receives for those divested deposits exceeds 350 basis points, then Berkshire Hills will be required under the Merger Agreement to make an additional cash payment to Legacy stockholders that, in the aggregate, will equal 50% of the premium in excess of 350 basis points (net of applicable taxes on such excess premium). Such payment would occur following completion of any such divestiture which is anticipated to occur after completion of the merger.

The maximum number of shares of Berkshire Hills Bancorp, Inc. common stock estimated to be issuable upon completion of the merger is 6,203,000.

As a result of the merger, Legacy Bancorp, Inc. stockholders will become stockholders of Berkshire Hills Bancorp, Inc.

Your board of directors has unanimously determined that the merger and the merger agreement are fair and in the best interests of Legacy Bancorp, Inc. and its stockholders and unanimously recommends that you vote “FOR” adoption of the merger agreement. The merger cannot be completed unless a majority of the issued and outstanding shares of common stock of Legacy Bancorp, Inc. entitled to be cast vote to adopt the merger agreement. Whether or not you plan to attend the special meeting of stockholders, please take the time to vote by completing the enclosed proxy card and mailing it in the enclosed envelope. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” adoption of the merger agreement. If you fail to vote, or you do not instruct your broker how to vote any shares held for you in “street name,” it will have the same effect as voting “AGAINST” the merger agreement.

The accompanying document is being delivered to Legacy Bancorp, Inc. stockholders as Berkshire Hills Bancorp, Inc.’s prospectus for its offering of Berkshire Hills Bancorp, Inc. common stock in connection with the merger, and as a proxy statement for the solicitation of proxies from Legacy Bancorp, Inc. stockholders to vote for the adoption of the merger agreement and approval of the merger.

Legacy Bancorp, Inc. stockholders have dissenters’ rights and may receive payment in cash of the fair value of their shares, excluding any appreciation in value that results from the merger. To maintain dissenters’ rights, a stockholder must (1) deliver written notice of its intent to demand payment for its shares to Legacy Bancorp, Inc. before the special meeting of Legacy stockholders or at the special meeting but before the vote is taken and (2) either vote against the merger or not submit a proxy. See “Questions and Answers About the Merger and the Special Meetings” on page ii and “Rights of Dissenting Legacy Bancorp, Inc. Stockholders” on page 34. A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is included as Appendix D to the accompanying Joint Proxy Statement/Prospectus.

This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. It also contains or references information about Berkshire Hills Bancorp, Inc. and Legacy Bancorp, Inc. and related matters. You are encouraged to read this document carefully. In particular, you should read the “Risk Factors” section beginning on page 7 for a discussion of the risks you should consider in evaluating the proposed merger and how it will affect you.

Voting procedures are described in this Joint Proxy Statement/Prospectus. Your vote is important, so I urge you to cast it promptly. Legacy Bancorp, Inc.’s management enthusiastically supports the merger with Berkshire Hills Bancorp, Inc., and joins with our board of directors in recommending that you vote “FOR” adoption of the merger agreement.

Sincerely,
J. Williar Dunlaevy Chief Executive Officer and Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this Joint Proxy Statement/Prospectus or determined if this Joint Proxy Statement/Prospectus is accurate or adequate. Any representation to the contrary is a criminal offense. The securities we are offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either of our companies, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Joint Proxy Statement/Prospectus dated May 6, 2011
and first mailed to stockholders on or about May 13, 2011

WHERE YOU CAN FIND MORE INFORMATION

Both Berkshire Hills Bancorp, Inc. and Legacy Bancorp, Inc. file annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that either Berkshire Hills Bancorp, Inc. or Legacy Bancorp, Inc. files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, Berkshire Hills Bancorp, Inc. and Legacy Bancorp, Inc. file reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at http://www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, from Berkshire Hills Bancorp, Inc. at www.berkshirebank.com under the “Investor Relations” link and then under the heading “SEC filings” or from Legacy Bancorp, Inc. by accessing Legacy Bancorp, Inc.’s website at www.legacybanks.com under the “Investors” link and then under the heading “SEC Filings.”

Berkshire Hills Bancorp, Inc. has filed a registration statement on Form S-4 to register with the SEC up to 6,203,000 shares of Berkshire Hills Bancorp, Inc. common stock. This Joint Proxy Statement/Prospectus is a part of that registration statement. As permitted by SEC rules, this Joint Proxy Statement/Prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth below. Statements contained in this document as to the contents of any contract or other documents referred to in this Joint Proxy Statement/Prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This Joint Proxy Statement/Prospectus incorporates by reference documents that Berkshire Hills Bancorp, Inc. and Legacy Bancorp, Inc. have previously filed with the SEC. They contain important information about the companies and their financial condition. See “Where You Can Find More Information” on page 96. These documents are available without charge to you upon written or oral request to the applicable company’s principal executive offices. The respective addresses and telephone numbers of such principal executive offices are listed below:

Berkshire Hills Bancorp, Inc. 24 North Street Pittsfield, Massachusetts 01201 Attention: Investor Relations Department (413) 236-3239	Legacy Bancorp, Inc. 99 North Street Pittsfield, Massachusetts 01201 Attention: Investor Relations (413) 445-3513

To obtain timely delivery of these documents, you must request the information no later than June 13, 2011 in order to receive them before Berkshire Hills Bancorp, Inc.’s special meeting of stockholders or Legacy Bancorp, Inc.’s special meeting of stockholders.

Berkshire Hills Bancorp, Inc. common stock is traded on the NASDAQ Global Select Market under the symbol “BHLB,” and Legacy Bancorp, Inc. common stock is traded on the NASDAQ Global Market under the symbol “LEGC.”

BERKSHIRE HILLS BANCORP, INC.

24 NORTH STREET
PITTSFIELD, MASSACHUSETTS 02101

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2011

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Berkshire Hills Bancorp, Inc. will be held at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts, at 11:00 a.m., Eastern Standard Time, on June 20, 2011, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 21, 2010, by and between Berkshire Hills Bancorp, Inc. and Legacy Bancorp, Inc., and thereby to approve the transactions contemplated by the merger agreement, including the merger of Legacy Bancorp, Inc. with and into Berkshire Hills Bancorp, Inc.;

2. The amendment of our Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 26 million to 50 million;

3. To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger; and

4. To transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

The proposed merger is described in more detail in this Joint Proxy Statement/Prospectus, which you should read carefully in its entirety before you vote. A copy of the merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. Only Berkshire Hills Bancorp, Inc. stockholders of record as of the close of business on May 2, 2011, are entitled to notice of and to vote at the special meeting of stockholders or any adjournments of the special meeting.

To ensure your representation at the special meeting of stockholders, please follow the voting procedures described in the accompanying Joint Proxy Statement/Prospectus and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BERKSHIRE HILLS BANCORP, INC.’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT, “FOR” THE AMENDMENT TO OUR CERTIFICATE OF INCORPORATION, AND “FOR” THE ADJOURNMENT PROPOSAL DESCRIBED ABOVE.

BY ORDER OF THE BOARD OF DIRECTORS

Wm. Gordon Prescott
Corporate Secretary and General Counsel

Pittsfield, Massachusetts
May 13, 2011

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE BERKSHIRE HILLS BANCORP SPECIAL MEETING IN PERSON, BERKSHIRE HILLS BANCORP URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY COMPLETING, SIGNING AND RETURNING THE PROXY CARD OR VOTING INSTRUCTION CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

If you have any questions concerning the merger or other matters to be considered at the Berkshire Hills Bancorp, Inc. special meeting, would like additional copies of this Joint Proxy Statement/Prospectus or need help voting your shares, please contact Berkshire Hills Bancorp, Inc.’s proxy solicitor:

Phoenix Advisory Partners, LLC
110 Wall Street, 27th Floor
New York, New York 10005
1-800-576-4314 (toll free)
1-212-493-3910 (call collect)

LEGACY BANCORP, INC.

99 NORTH STREET
PITTSFIELD, MASSACHUSETTS 01201

NOTICE OF THE SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 20, 2011

NOTICE IS HEREBY GIVEN that a special meeting of the stockholders of Legacy Bancorp, Inc. will be held at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 9:30 a.m., Eastern Standard Time, on June 20, 2011, for the following purposes:

1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 21, 2010, by and between Berkshire Hills Bancorp, Inc. and Legacy Bancorp, Inc., and thereby to approve the transactions contemplated by the merger agreement, including the merger of Legacy Bancorp, Inc. with and into Berkshire Hills Bancorp, Inc.;

2. To approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger; and

3. To transact any other business which may properly come before the special meeting or any adjournment or postponement thereof.

The proposed merger is described in more detail in this Joint Proxy Statement/Prospectus, which you should read carefully in its entirety before voting. A copy of the merger agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus. Only Legacy Bancorp, Inc. stockholders of record as of the close of business on May 2, 2011, are entitled to notice of and to vote at the special meeting of stockholders or any adjournments of the special meeting.

To ensure your representation at the special meeting of stockholders, please follow the voting procedures described in the accompanying Joint Proxy Statement/Prospectus and on the enclosed proxy card. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted.

BY ORDER OF THE BOARD OF DIRECTORS

Kimberly A. Mathews
Corporate Secretary and General Counsel

Pittsfield, Massachusetts
May 13, 2011

LEGACY BANCORP, INC.’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE ADJOURNMENT PROPOSAL DESCRIBED ABOVE.

DO NOT SEND STOCK CERTIFICATES WITH THE PROXY CARD. YOU WILL RECEIVE A LETTER OF TRANSMITTAL WITH INSTRUCTIONS FOR DELIVERING YOUR STOCK CERTIFICATES UNDER SEPARATE COVER.

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE LEGACY BANCORP, INC. SPECIAL MEETING IN PERSON, LEGACY BANCORP, INC. URGES YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. If your shares are held in the name of a bank, broker or other nominee, please follow the instructions on the voting instruction card furnished to you by such record holder.

If you have any questions concerning the merger or other matters to be considered at the Legacy Bancorp, Inc. special meeting, would like additional copies of this Joint Proxy Statement/Prospectus or need help voting your shares, please contact Legacy Bancorp, Inc.’s proxy solicitor:

Phoenix Advisory Partners, LLC
110 Wall Street, 27th Floor
New York, New York 10005
1-800-576-4314 (toll free)
1-212-493-3910 (call collect)

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS	ii
SUMMARY	1
RISK FACTORS	7
CAUTION ABOUT FORWARD-LOOKING STATEMENTS	11
SELECTED HISTORICAL FINANCIAL INFORMATION	12
SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF BERKSHIRE HILLS BANCORP, INC.	13
SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF LEGACY BANCORP, INC.	15
UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE ROME AND LEGACY MERGERS	17
MARKET PRICE AND DIVIDEND INFORMATION	29
SPECIAL MEETING OF LEGACY BANCORP, INC. STOCKHOLDERS	30
SPECIAL MEETING OF BERKSHIRE HILLS BANCORP, INC. STOCKHOLDERS	32
RIGHTS OF DISSENTING LEGACY BANCORP, INC. STOCKHOLDERS	34
DESCRIPTION OF THE MERGER	38
DESCRIPTION OF BERKSHIRE HILLS BANCORP, INC. CAPITAL STOCK	87
COMPARISON OF RIGHTS OF STOCKHOLDERS	89
MANAGEMENT AND OPERATIONS AFTER THE MERGER	92
BERKSHIRE HILLS PROPOSAL II — AMENDMENT OF THE BERKSHIRE HILLS BANCORP, INC. CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK	93
ADJOURNMENT OF THE SPECIAL MEETINGS	94
LEGAL MATTERS	94
EXPERTS	94
STOCKHOLDER PROPOSALS	95
WHERE YOU CAN FIND MORE INFORMATION	96
BERKSHIRE HILLS BANCORP, INC. FILINGS (FILE NO. 000-51584)	97
LEGACY BANCORP, INC. FILINGS (FILE NO. 000-51525)	98
Appendix A Agreement and Plan of Merger	A-1
Appendix B Fairness Opinion of Keefe Bruyette & Woods, Inc.	B-1
Appendix C Fairness Opinion of Sandler O’Neill & Partners, L.P.	C-1
Appendix D Section 262 of the Delaware General Corporation Law (Dissenters’ rights)	D-1
Appendix E Text of Proposed Amendment to Berkshire Hills Bancorp, Inc. Certificate of Incorporation	E-1

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETINGS

The following are answers to certain questions that you may have regarding the merger and the special meetings. We urge you to read carefully the remainder of this Joint Proxy Statement/Prospectus because the information in this section may not provide all the information that might be important to you in determining how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this Joint Proxy Statement/Prospectus.

Q:	WHY AM I RECEIVING THIS DOCUMENT?
A.	Berkshire Hills Bancorp, Inc. (“Berkshire Hills”) and Legacy Bancorp, Inc. (“Legacy”) have agreed to combine under the terms of a Merger Agreement by and between Berkshire Hills and Legacy dated as of December 21, 2010 (the “Merger Agreement”) that is described in this Joint Proxy Statement/Prospectus. A copy of the Merger Agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A. In order to complete the merger of Legacy into Berkshire Hills (the “Merger”), the stockholders of each company must vote to adopt the Merger Agreement and approve the Merger. Both Legacy and Berkshire Hills will hold special meetings of their respective stockholders to obtain these approvals. This Joint Proxy Statement/Prospectus contains important information about the Merger, the Merger Agreement, the special meetings, and other related matters, and you should read it carefully.
Q:	WHAT WILL HAPPEN TO LEGACY AS A RESULT OF THE MERGER?
A:	If the Merger is completed, Legacy will merge into Berkshire Hills, and Legacy will cease to exist. At a time to be determined following the Merger, Legacy Banks, a wholly owned subsidiary of Legacy, will merge with and into Berkshire Bank, a Massachusetts savings bank and wholly owned subsidiary of Berkshire Hills, with Berkshire Bank being the surviving bank.
Q:	WHAT WILL LEGACY STOCKHOLDERS RECEIVE IN THE MERGER?
A:	If the Merger-related proposals are approved and the Merger is subsequently completed, each outstanding share of Legacy common stock (other than any dissenting shares) will be converted into the right to receive:
•	0.56385 shares of Berkshire Hills common stock; and
•	$1.30 in cash, without interest.

If Berkshire Hills and Legacy must divest deposit liabilities in order to comply with a requirement contained in any regulatory approval, and if the weighted average deposit premium that Berkshire Hills receives for those divested deposits exceeds 350 basis points, then Berkshire Hills will be required under the Merger Agreement to make an additional cash payment to Legacy stockholders that, in the aggregate, will equal 50% of the premium in excess of 350 basis points (net of applicable taxes on such excess premium). Such payment would occur following completion of any such divestiture which is anticipated to occur after completion of the Merger.

Q:	WHEN WILL THE MERGER BE COMPLETED?
A:	We expect the Merger will be completed when all of the conditions to completion contained in the Merger Agreement are satisfied or waived, including the receipt of required regulatory approvals, the approval of the Merger Agreement by Berkshire Hills stockholders at the Berkshire Hills special meeting and the adoption of the Merger Agreement by Legacy stockholders at the Legacy special meeting. We currently expect to complete the Merger during the third calendar quarter of 2011. However, because fulfillment of some of the conditions to completion of the Merger, such as the receipt of required regulatory approvals, is not entirely within our control, we cannot predict the actual timing.
Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?
A:	If the Merger is not completed, Legacy stockholders will not receive any consideration for their shares of common stock in connection with the Merger. Instead, Legacy will remain an independent company and its common stock will continue to be listed and traded on the NASDAQ Global Market. Under specified circumstances, Legacy may be required to pay to Berkshire Hills a fee with respect to the termination of the Merger Agreement, as described under “Terminating the Merger Agreement” and “Termination Fee” beginning on page 86.
Q:	WHO IS BEING ASKED TO APPROVE MATTERS IN CONNECTION WITH THE MERGER?
A:	Berkshire Hills stockholders and Legacy stockholders are being asked to vote to approve the Merger-related proposals.

Under Delaware law, the Merger cannot be completed unless Berkshire Hills stockholders vote to adopt the Merger Agreement and approve the Merger. By this Joint Proxy Statement/Prospectus, Berkshire Hills’s board of directors is soliciting proxies of Berkshire Hills stockholders to provide this approval at the special meeting of Berkshire Hills stockholders discussed below.

Under Delaware law, the Merger cannot be completed unless Legacy stockholders vote to adopt the Merger Agreement and approve the Merger. By this Joint Proxy Statement/Prospectus, Legacy’s board of directors is soliciting proxies of Legacy stockholders to provide this approval at the special meeting of Legacy stockholders discussed below.

Q:	SHOULD LEGACY STOCKHOLDERS SEND IN THEIR STOCK CERTIFICATES NOW?
A:	No. Legacy stockholders SHOULD NOT send in any stock certificates now. If the Merger is approved, transmittal materials, with instructions for their completion, will be provided to Legacy stockholders under separate cover and the stock certificates should be sent at that time.
Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO LEGACY STOCKHOLDERS?
A:	Berkshire Hills and Legacy will not be required to complete the Merger unless they receive legal opinions from their respective counsel to the effect that the Merger will qualify as a tax-free reorganization for United States federal income tax purposes. Provided that the Merger qualifies as a tax-free reorganization for United States federal income tax purposes, the specific tax consequences of the Merger to a Legacy stockholder will depend upon the form of consideration such stockholder will receive in the Merger. Since you will receive a combination of Berkshire Hills common stock and cash, other than cash instead of a fractional share of Berkshire Hills common stock, in exchange for your Legacy common stock, then you may recognize gain, but you will not recognize loss, upon the exchange of your shares of Legacy common stock for shares of Berkshire Hills common stock and cash. If the sum of the fair market value of the Berkshire Hills common stock and the amount of cash you receive in exchange for your shares of Legacy common stock exceeds the cost basis of your shares of Legacy common stock, you will recognize taxable gain equal to the lesser of the amount of such excess or the amount of cash you receive in the exchange. Generally, any gain recognized upon the exchange will be capital gain, and any such capital gain will be long-term capital gain if you have established a holding period of more than one year for your shares of Legacy common stock. Depending on certain facts specific to you, any gain could instead be characterized as ordinary dividend income.

For a more detailed discussion of the material United States federal income tax consequences of the transaction, including the tax consequences of the aggregate divestiture premium (described on pages 68 and 70) that may be paid to Legacy stockholders as additional cash consideration for such stockholders’ shares of Legacy common stock, please see the section “Description of the Merger — Material Tax Consequences of the Merger” beginning on page 68.

The consequences of the Merger to any particular stockholder will depend on that stockholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the Merger.

Q:	ARE DISSENTING LEGACY STOCKHOLDERS ENTITLED TO APPRAISAL RIGHTS?
A:	Yes. Delaware law provides dissenters’ rights in the merger to Legacy Bancorp stockholders. This means that Legacy Bancorp stockholders are legally entitled to receive payment in cash of the fair value of their shares, excluding any appreciation in value that results from the merger. To maintain your dissenters’ rights you must (1) deliver written notice of your intent to demand payment for your shares to Legacy Bancorp’s Secretary at 99 North Street, Pittsfield, Massachusetts 01201 before the special meeting of Legacy Bancorp stockholders or at the special meeting but before the vote is taken and (2) either vote against the merger or not submit a proxy. This notice must be in addition to and separate from any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the merger. Neither voting against, abstaining from voting, or failing to vote on the adoption of the merger agreement will constitute notice of intent to demand payment or demand for payment of fair value under Delaware law. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your dissenters’ rights. A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is provided as Appendix D to this document. See “Rights of Dissenting Legacy Bancorp, Inc. Stockholders” on page 34.

Under the Delaware General Corporation Law, record holders of Legacy common stock who do not vote in favor of the proposal to adopt the Merger Agreement and who deliver a notice of intent to demand payment will be entitled to seek appraisal rights in connection with the Merger, and if the Merger is completed, obtain payment in cash equal to the fair value of their shares of Legacy common stock as determined by the Court of Chancery of the State of Delaware, instead of the Merger consideration. To exercise their appraisal rights, Legacy stockholders must strictly follow the procedures prescribed by Delaware law. These procedures are summarized in this Joint Proxy Statement/Prospectus. In addition, the text of the applicable provisions of Delaware law is included as Appendix D to this document. Failure to strictly comply with these provisions will result in the loss of appraisal rights. For a more complete description of appraisal rights, please refer to the section entitled “Appraisal Rights” beginning on page D-1.

Q:	ARE THERE RISKS THAT I SHOULD CONSIDER IN DECIDING WHETHER TO VOTE FOR APPROVAL OF THE MERGER-RELATED PROPOSALS?
A:	Yes. You should read and carefully consider the risk factors set forth in the section of this Joint Proxy Statement/Prospectus entitled “Risk Factors” beginning on page 7.
Q:	WHEN AND WHERE WILL LEGACY STOCKHOLDERS MEET?
A:	Legacy will hold a special meeting of its stockholders on June 20, 2011, at 9:30 a.m., Eastern Time, at The Crowne Plaza Hotel, located at One West Street, Pittsfield, Massachusetts.
Q:	WHAT MATTERS ARE LEGACY STOCKHOLDERS BEING ASKED TO APPROVE AT THE LEGACY SPECIAL MEETING PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS?
A:	Legacy stockholders are being asked to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger. We refer to this proposal as the “Legacy Merger Agreement proposal.”

Legacy stockholders also are being asked to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Legacy Merger Agreement proposal, which we refer to as the “Legacy adjournment proposal.”

Q:	WHAT DOES LEGACY’S BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE TWO PROPOSALS?
A:	Legacy’s board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are fair to and in the best interests of Legacy and its stockholders and unanimously recommends that Legacy stockholders vote “FOR” the Legacy Merger Agreement proposal.

Legacy’s board of directors also unanimously recommends that Legacy stockholders vote “FOR” the Legacy adjournment proposal.

Q:	DID THE BOARD OF DIRECTORS OF LEGACY RECEIVE AN OPINION FROM A FINANCIAL ADVISOR WITH RESPECT TO THE MERGER?
A:	Yes. On December 21, 2010, Keefe Bruyette & Woods, Inc., which we refer to in this Joint Proxy Statement/Prospectus as “KBW,” rendered its oral opinion to the board of directors of Legacy, which was confirmed in writing on December 21, 2010, that, as of such date and based upon and subject to the factors and assumptions described to the Legacy board during its presentation and set forth in the opinion, the consideration in the proposed Merger was fair, from a financial point of view, to holders of Legacy common stock. The full text of KBW’s written opinion is attached as Appendix B to this Joint Proxy Statement/Prospectus. Legacy stockholders are urged to read the opinion carefully.
Q:	WHO CAN VOTE AT THE LEGACY SPECIAL MEETING?
A:	Holders of record of Legacy common stock at the close of business on May 2, 2011, which is the record date for the Legacy special meeting, are entitled to vote at the special meeting.
Q:	HOW MANY VOTES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE LEGACY SPECIAL MEETING TO HAVE A QUORUM?
A:	The holders of a majority of the shares of Legacy common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.
Q:	WHAT VOTE BY LEGACY STOCKHOLDERS IS REQUIRED TO APPROVE THE LEGACY SPECIAL MEETING PROPOSALS?
A:	Assuming a quorum is present at the Legacy special meeting, approval of the Legacy Merger Agreement proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Legacy common stock entitled to be cast. Abstentions and broker non-votes will have the same effect as shares voted against the Merger Agreement proposal.

Approval of the Legacy adjournment proposal will require the affirmative vote of a majority of the voting power of the shares of Legacy common stock present in person or represented by proxy at the special meeting and entitled to vote on the Legacy adjournment proposal. Abstentions will have the same effect as shares voted against the Legacy adjournment proposal, and broker non-votes will not affect whether the Legacy adjournment proposal is approved.

As of the record date for the special meeting, directors and executive officers of Legacy, together with their affiliates, had sole or shared voting power over approximately 4.2% of the Legacy common stock outstanding and entitled to vote at the special meeting.

Q:	HOW MAY THE LEGACY STOCKHOLDERS VOTE THEIR SHARES FOR THE SPECIAL MEETING PROPOSALS PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS?
A:	Legacy stockholders may vote by completing, signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible. This will enable their shares to be represented and voted at the special meeting. If your stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow to have your shares voted. Your broker, bank or other nominee may allow you to deliver your voting instructions via the telephone or the Internet. Please review the proxy card or instruction form provided by your broker, bank or other nominee that accompanies this proxy statement.

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Q:	WILL A BROKER OR BANK HOLDING SHARES IN “STREET NAME” FOR A LEGACY STOCKHOLDER AUTOMATICALLY VOTE THOSE SHARES FOR THE STOCKHOLDER AT THE LEGACY SPECIAL MEETING?
A:	No. A broker or bank WILL NOT be able to vote your shares with respect to the Legacy Merger Agreement proposal without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of Legacy common stock that you own are voted at the special meeting.
Q:	WILL LEGACY STOCKHOLDERS BE ABLE TO VOTE THEIR SHARES AT THE LEGACY SPECIAL MEETING IN PERSON?
A:	Yes. Submitting a proxy will not affect the right of any Legacy stockholder to vote in person at the special meeting. If a Legacy stockholder holds shares in “street name,” the stockholder must ask its broker or bank how to vote those shares in person at the special meeting.
Q:	WHAT DO LEGACY STOCKHOLDERS NEED TO DO NOW?
A:	After carefully reading and considering the information contained in this Joint Proxy Statement/Prospectus, Legacy stockholders are requested to vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote the stockholder’s Legacy shares at the special meeting as the stockholder directs. If a stockholder signs and sends in a proxy card and does not indicate how the stockholder wishes to vote, the proxy will be voted “FOR” both of the special meeting proposals.
Q:	WHAT SHOULD A LEGACY STOCKHOLDER DO IF HE OR SHE RECEIVES MORE THAN ONE SET OF VOTING MATERIALS?
A:	As a Legacy stockholder, you may receive more than one set of voting materials, including multiple copies of this Joint Proxy Statement/Prospectus and multiple Legacy proxy cards or voting instruction cards. For example, if you hold your Legacy shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Legacy shares. If you are a holder of record and your Legacy shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Legacy common stock and Berkshire Hills common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this Joint Proxy Statement/Prospectus in the sections entitled “Special Meeting of Legacy Bancorp, Inc. Stockholders” and “Special Meeting of Berkshire Hills Bancorp, Inc. Stockholders.”
Q:	MAY A LEGACY STOCKHOLDER CHANGE OR REVOKE THE STOCKHOLDER’S VOTE AFTER SUBMITTING A PROXY?
A:	Yes. If you have not voted through your broker, you can change your vote by:
•	providing written notice of revocation to the Corporate Secretary of Legacy, which must be filed with the Corporate Secretary by the time the special meeting begins;
•	submitting a new proxy card (any earlier proxies will be revoked automatically); or
•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q:	WHAT HAPPENS IF I SELL MY SHARES OF LEGACY COMMON STOCK BEFORE THE SPECIAL MEETING?
A:	The record date for Legacy stockholders entitled to vote at the special meeting is earlier than both the date of the special meeting and the completion of the Merger. If you transfer your Legacy shares of common stock after the record date but before the special meeting, you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the Merger consideration to the person to whom you transfer your shares.
Q:	IF I AM A LEGACY STOCKHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?
A:	If you have any questions about the Merger or the special meeting, or if you need additional copies of this Joint Proxy Statement/Prospectus or the enclosed proxy card, you should contact Legacy’s proxy solicitor, Phoenix Advisory Partners, LLC, at (800) 576-4314 for stockholders or (212) 493-3910 for banks and brokers.
Q:	WHEN AND WHERE WILL BERKSHIRE HILLS STOCKHOLDERS MEET?
A:	Berkshire Hills will hold a special meeting of its stockholders on June 20, 2011, at 11:00 a.m., Eastern Time, at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts.
Q:	WHAT MATTERS ARE BERKSHIRE HILLS STOCKHOLDERS BEING ASKED TO APPROVE AT THE BERKSHIRE HILLS SPECIAL MEETING IN CONNECTION WITH THE MERGER PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS?
A:	Berkshire Hills stockholders are being asked to approve the Merger Agreement and approve the transactions contemplated by the Merger Agreement, including the Merger. We refer to this proposal as the “Berkshire Hills Bancorp Merger Agreement proposal.”

Berkshire Hills stockholders also are being asked to approve an amendment to Berkshire Hills Bancorp, Inc. Certificate of Incorporation to increase the number of shares of common stock we are authorized to issue from 26 million to 50 million and to approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the Berkshire Hills Bancorp Merger Agreement proposal or the amendment to the Berkshire Hills Bancorp, Inc. Certificate of Incorporation, which we refer to as the “Berkshire Hills Bancorp adjournment proposal.”

Q:	WHAT DOES BERKSHIRE HILLS BANCORP’S BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE THREE PROPOSALS?
A:	Berkshire Hills Bancorp’s board of directors has unanimously approved the Merger Agreement and determined that the Merger Agreement and the Merger are fair to and in the best interests of Berkshire Hills and its stockholders and unanimously recommends that Berkshire Hills stockholders vote “FOR” the Berkshire Hills Bancorp Merger Agreement proposal.

Berkshire Hills Bancorp’s board of directors also unanimously recommends that Berkshire Hills stockholders vote “FOR” the amendment to the Berkshire Hills Bancorp, Inc. Certificate of Incorporation and “FOR” the Berkshire Hills Bancorp adjournment proposal.

Q:	DID THE BOARD OF DIRECTORS OF BERKSHIRE HILLS RECEIVE AN OPINION FROM A FINANCIAL ADVISOR WITH RESPECT TO THE MERGER?
A:	Yes. On December 21, 2010, Sandler O’Neill & Partners, LP (“Sandler O’Neill”) rendered its written opinion to the board of directors of Berkshire Hills that, as of the date of the opinion and based upon and subject to the factors and assumptions set forth in the opinion, the Merger consideration in the proposed Merger was fair to Berkshire Hills from a financial point of view. The full text of Sandler O’Neill’s written opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus. Berkshire Hills stockholders are urged to read the entire opinion carefully.

Q:	WHO CAN VOTE AT THE BERKSHIRE HILLS SPECIAL MEETING?
A:	Holders of record of Berkshire Hills common stock at the close of business on May 2, 2011, which is the record date for the Berkshire Hills special meeting, are entitled to vote at the special meeting.
Q:	HOW MANY VOTES MUST BE REPRESENTED IN PERSON OR BY PROXY AT THE BERKSHIRE HILLS SPECIAL MEETING TO HAVE A QUORUM?
A:	The holders of a majority of the shares of Berkshire Hills common stock outstanding and entitled to vote at the special meeting, present in person or represented by proxy, will constitute a quorum at the special meeting.
Q:	WHAT VOTE BY BERKSHIRE HILLS STOCKHOLDERS IS REQUIRED TO APPROVE THE BERKSHIRE HILLS SPECIAL MEETING PROPOSALS?
A:	Assuming a quorum is present at the Berkshire Hills special meeting, approval of the Berkshire Hills Bancorp Merger Agreement proposal and the Berkshire Hills adjournment proposal will require the affirmative vote of the holders of a majority of the outstanding shares of Berkshire Hills common stock present in person or represented by proxy at the special meeting and entitled to vote on such proposals. Abstentions will have the same effect as shares voted against the proposals, and broker non-votes will not affect whether the proposals are approved. Under our Certificate of Incorporation and Bylaws and Delaware law, the amendment of our Certificate of Incorporation requires a vote “FOR” the amendment by a majority of the outstanding Common Stock entitled to vote thereon.

As of the record date for the special meeting, directors and executive officers of Berkshire Hills, together with their affiliates, had sole or shared voting power over approximately 3.1% of the Berkshire Hills common stock outstanding and entitled to vote at the special meeting.

Q:	HOW MAY BERKSHIRE HILLS STOCKHOLDERS VOTE THEIR SHARES FOR THE SPECIAL MEETING PROPOSALS PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS?
A:	Berkshire Hills stockholders may vote by signing, dating and returning the proxy card in the enclosed prepaid return envelope as soon as possible or by attending the special meeting and voting in person. This will enable their shares to be represented and voted at the special meeting.
Q:	WILL A BROKER OR BANK HOLDING SHARES IN “STREET NAME” FOR A BERKSHIRE HILLS STOCKHOLDER AUTOMATICALLY VOTE THOSE SHARES FOR THE STOCKHOLDER AT THE BERKSHIRE HILLS SPECIAL MEETING?
A:	No. A broker or bank WILL NOT be able to vote your shares with respect to the Berkshire Hills Merger Agreement proposal or the amendment to the Berkshire Hills Bancorp, Inc. certificate of incorporation without first receiving instructions from you on how to vote. If your shares are held in “street name,” you will receive separate voting instructions with your proxy materials. It is therefore important that you provide timely instruction to your broker or bank to ensure that all shares of Berkshire Hills common stock that you own are voted at the special meeting.
Q:	WILL BERKSHIRE HILLS STOCKHOLDERS BE ABLE TO VOTE THEIR SHARES AT THE BERKSHIRE HILLS SPECIAL MEETING IN PERSON?
A:	Yes. Submitting a proxy will not affect the right of any Berkshire Hills stockholder to vote in person at the special meeting. If you hold your shares in street name and wish to attend the meeting, you will need to bring proof of ownership to be admitted to the meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Berkshire Hills common stock held in street name in person at the meeting, you must obtain a written proxy in your name from the broker, bank or nominee who is the record holder of your shares. You will also need to bring proof of identity to vote at the meeting.

Q:	WHAT DO BERKSHIRE HILLS STOCKHOLDERS NEED TO DO NOW?
A:	After carefully reading and considering the information contained in this Joint Proxy Statement/Prospectus, Berkshire Hills stockholders are requested to vote by mail or by attending the special meeting and voting in person. If you choose to vote by mail, you should complete, sign, date and promptly return the enclosed proxy card. The proxy card will instruct the persons named on the proxy card to vote the stockholder’s Berkshire Hills shares at the special meeting as the stockholder directs. If a stockholder signs and sends in a proxy card and does not indicate how the stockholder wishes to vote, the proxy will be voted “FOR” both of the special meeting proposals.
Q:	WHAT SHOULD A BERKSHIRE HILLS STOCKHOLDER DO IF HE OR SHE RECEIVES MORE THAN ONE SET OF VOTING MATERIALS?
A:	As a Berkshire Hills stockholder, you may receive more than one set of voting materials, including multiple copies of this Joint Proxy Statement/Prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your Berkshire Hills shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold Berkshire Hills shares. If you are a holder of record and your Berkshire Hills shares are registered in more than one name, you will receive more than one proxy card. In addition, if you are a holder of both Legacy common stock and Berkshire Hills common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. Please complete, sign, date and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this Joint Proxy Statement/Prospectus in the sections entitled “Special Meeting of Berkshire Hills Bancorp, Inc. Stockholders” and “Special Meeting of Legacy Bancorp, Inc. Stockholders.”
Q:	MAY A BERKSHIRE HILLS STOCKHOLDER CHANGE OR REVOKE THE STOCKHOLDER’S VOTE AFTER SUBMITTING A PROXY?
A:	Yes. If you have not voted through your broker, you can change your vote by:
•	providing written notice of revocation to the Corporate Secretary of Berkshire Hills, which must be filed with the Corporate Secretary by the time the special meeting begins; or
•	attending the special meeting and voting in person. Any earlier proxy will be revoked. However, simply attending the special meeting without voting will not revoke your proxy.

If you have instructed a broker to vote your shares, you must follow your broker’s directions to change your vote.

Q:	IF I AM A BERKSHIRE HILLS STOCKHOLDER, WHO CAN HELP ANSWER MY QUESTIONS?
A:	If you have any questions about the Merger or the special meeting, or if you need additional copies of this Joint Proxy Statement/Prospectus or the enclosed proxy card, you should contact Berkshire Hills’s proxy solicitor, Phoenix Advisory Partners, LLC, at (800) 576-4314 for stockholders or (212) 493-3910 for banks and brokers.
Q:	WHERE CAN I FIND MORE INFORMATION ABOUT BERKSHIRE HILLS AND LEGACY?
A:	You can find more information about Berkshire Hills and Legacy from the various sources described under the section entitled “Where You Can Find More Information” at the end of this Joint Proxy Statement/Prospectus.

SUMMARY

This summary highlights selected information in this Joint Proxy Statement/Prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the documents attached to this Joint Proxy Statement/Prospectus.

The Companies

Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201
(413) 443-5601

Berkshire Hills, a Delaware corporation, is a savings and loan holding company headquartered in Pittsfield, Massachusetts that was incorporated and commenced operations in 2000. Berkshire Hills’ common stock is listed on The NASDAQ Global Select Market under the symbol “BHLB.” Berkshire Hills conducts its operations primarily through Berkshire Bank, a Massachusetts chartered savings bank with 48 full-service branch offices in western Massachusetts, northeastern and central New York and southern Vermont. Berkshire Bank’s experienced banking team offers comprehensive deposit, lending and wealth management products to personal and business accounts. Berkshire Hills is also the holding company for Berkshire Insurance Group, a full service Massachusetts insurance agency providing both personal and business insurance services. At December 31, 2010, Berkshire Hills had total assets of $2.9 billion, total deposits of $2.2 billion and total stockholders’ equity of $388 million.

On April 1, 2011, Berkshire Hills completed its acquisition of Rome Bancorp, Inc. (“Rome”) and The Rome Savings Bank. The aggregate merger consideration paid to the Rome stockholders was approximately 2,597,000 shares of Berkshire Hills common stock and approximately $22.1 million cash. At December 31, 2010, Rome had total assets of $327.2 million, total deposits of $225.3 million, total stockholders’ equity of $60.7 million provided through five full-service community banking offices in Rome, Lee and New Hartford, New York, all of which opened as branches of Berkshire Bank on April 1, 2011.

Legacy Bancorp, Inc.
99 North Street
Pittsfield, Massachusetts 01201
(413) 443-4421

Legacy, a Delaware corporation, is a one-bank holding company headquartered in Pittsfield, Massachusetts that was incorporated and commenced operations in 2005. Legacy’s common stock is quoted on the NASDAQ Global Market under the symbol “LEGC.” Legacy conducts its operations primarily through Legacy Banks, a Massachusetts-chartered stock savings bank offering products and services to individuals, families and business through 19 branch offices in western Massachusetts and eastern New York State. Predecessors to Legacy Banks have been serving the area’s financial needs since 1835. Legacy Banks’ business consists primarily of making loans to its customers, including residential mortgages, commercial real estate loans, commercial loans and consumer loans, and investing in a variety of investment and mortgage-backed securities. Legacy Banks funds these lending and investment activities with deposits from the general public, funds generated from operations and select borrowings. Legacy Banks also provides insurance and investment products and services, investment portfolio management, debit and credit card products and online banking. Its primary business includes residential and commercial real estate lending, small business loan and deposit services as well as variety of consumer loan and deposit services. At December 31, 2010, Legacy had total assets of $916.9 million, total deposits of $685.2 million and total stockholders’ equity of $111.6 million.

Special Meeting of Legacy Bancorp, Inc. Stockholders; Required Vote (page 30)

A special meeting of Legacy stockholders is scheduled to be held at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 9:30 a.m., local time, on June 20, 2011. At the special meeting, you will be asked to vote on a proposal to approve the Merger Agreement between Legacy and Berkshire Hills. You may also be asked to vote to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement.

Only Legacy stockholders of record as of the close of business on May 2, 2011 are entitled to notice of, and to vote at, the Legacy special meeting and any adjournments or postponements of the meeting.

Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Legacy common stock entitled to vote. As of the record date, there were 8,631,732 shares of Legacy common stock outstanding and entitled to vote. The directors and executive officers of Legacy, as a group, beneficially owned 360,386 shares of Legacy common stock, representing approximately 4.2% of the outstanding shares of Legacy common stock as of the record date and have agreed to vote their shares in favor of the Merger at the special meeting.

Special Meeting of Berkshire Hills Bancorp, Inc. Stockholders; Required Vote (page 32)

A special meeting of Berkshire Hills stockholders is scheduled to be held at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 11:00 a.m., local time, on June 20, 2011. At the special meeting, you will be asked to vote on a proposal to approve the Merger Agreement between Legacy and Berkshire Hills, and an amendment to the Berkshire Hills Certificate of Incorporation to increase the number of authorized shares of common stock from 26 million to 50 million. You may also be asked to vote to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement or the amendment to the Berkshire Hills Certificate of Incorporation.

Only Berkshire Hills stockholders of record as of the close of business on May 2, 2011 are entitled to notice of, and to vote at, the Berkshire Hills special meeting and any adjournments or postponements of the meeting.

Approval of the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of Berkshire Hills common stock entitled to vote. Under the Berkshire Hills Certificate of Incorporation and Bylaws and Delaware law, the amendment of Berkshire Hills Certificate of Incorporation requires a vote “FOR” the amendment by a majority of the outstanding Common Stock entitled to vote thereof. As of the record date, there were 16,779,110 shares of Berkshire Hills common stock outstanding. The directors and executive officers of Berkshire Hills, as a group, beneficially owned 521,087 shares of Berkshire Hills common stock, representing approximately 3.1% of the outstanding shares of Berkshire Hills common stock as of the record date.

The Merger and the Merger Agreement (page 38)

Berkshire Hills’ acquisition of Legacy is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, Legacy will be merged with and into Berkshire Hills with Berkshire Hills as the surviving entity. We encourage you to read the Merger Agreement, which is included as Appendix A to this Joint Proxy Statement/Prospectus.

What Legacy Bancorp, Inc. Stockholders Will Receive in the Merger (page 66)

Under the Merger Agreement, each share of Legacy common stock will be exchanged for 0.56385 shares of Berkshire Hills common stock and $1.30 in cash. If Berkshire Hills and Legacy must divest deposit liabilities in order to comply with a requirement contained in any regulatory approval, and if the weighted average deposit premium that Berkshire Hills receives for those divested deposits exceeds 350 basis points, then Berkshire Hills will be required under the Merger Agreement to make an additional cash payment to Legacy stockholders that, in the aggregate, will equal 50% of the premium in excess of 350 basis points (net of applicable taxes on such excess premium). Such payment would occur following completion of any such divestiture, which is anticipated to occur after completion of the Merger.

Comparative Market Prices (page 66)

The following table shows the closing price per share of Berkshire Hills common stock and the equivalent price per share of Legacy common stock, giving effect to the Merger, on December 21, 2010, which is the last day on which shares of Berkshire Hills common stock traded preceding the public announcement of the proposed Merger, and on May 2, 2011, the most recent practicable date prior to the mailing of this Joint Proxy Statement/Prospectus. The equivalent price per share of Legacy common stock was computed by multiplying the price of a share of Berkshire Hills common stock by the 0.56385 exchange ratio. The equivalent price per share of Legacy common stock does not include the $1.30 cash portion of the Merger Consideration. See “Description of the Merger — Consideration to be Received in the Merger” on page 66.

	Berkshire Hills Bancorp, Inc. Common Stock	Equivalent Price Per Share of Legacy Bancorp, Inc. Common Stock
December 21, 2010	$21.28	$12.00
May 2, 2011	$21.51	$12.13

Recommendation of Legacy Bancorp, Inc. Board of Directors (page 47)

The Legacy board of directors has unanimously approved the Merger Agreement and the proposed merger. The Legacy board believes that the Merger Agreement, including the Merger contemplated by the Merger Agreement, is fair to, and in the best interests of, Legacy and its stockholders, and therefore unanimously recommends that Legacy stockholders vote “FOR” the proposal to approve the Merger Agreement. In its reaching this decision, Legacy’s board of directors considered a variety of factors, which are described in the section captioned “Description of the Merger — Recommendation of the Legacy Board of Directors; Legacy’s Reasons for the Merger” beginning on page 47.

The Legacy board of directors unanimously recommends that Legacy stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Opinion of Legacy Bancorp, Inc.’s Financial Advisor (page 50)

In deciding to approve the Merger, one of the factors considered by Legacy’s board of directors was the opinion of KBW, which served as financial advisor to Legacy’s board of directors. KBW delivered its oral opinion on December 21, 2010, which was confirmed in writing on December 21, 2010, that the Merger consideration is fair to the holders of Legacy common stock from a financial point of view. The full text of this opinion is included as Appendix B to the Joint Proxy Statement/Prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by KBW. Legacy has agreed to pay KBW a fee equal to 1.25 percent of the aggregate purchase price contingent upon completion of the Merger for its services in connection with the Merger. KBW has received a fee of $200,000 for the rendering of its fairness opinion, which fee shall be credited against the 1.25 percent fee referenced above if the Merger is completed.

Recommendation of Berkshire Hills Bancorp, Inc. Board of Directors (page 57)

The Berkshire Hills board of directors has unanimously approved the Merger Agreement and the proposed merger. The Berkshire Hills board believes that the Merger Agreement, including the Merger contemplated by the Merger Agreement, is fair to, and in the best interests of, Berkshire Hills and its stockholders, and therefore unanimously recommends that Berkshire Hills stockholders vote “FOR” the proposal to approve the Merger Agreement. In its reaching this decision, Berkshire Hill’s board of directors considered a variety of factors, which are described in the section captioned “Description of the Merger — Recommendation of Berkshire Hills Bancorp, Inc. Board of Directors and Reasons for Merger” beginning on page 57.

The Berkshire Hills board of directors has unanimously approved the amendment to the Certificate of Incorporation to increase the amount of authorized common stock from 26 million to 50 million. The Berkshire Hills board believes that the proposed amendment to the Certificate of Incorporation is in the best interests of Berkshire Hills and its stockholders, and therefore unanimously recommends that Berkshire Hills stockholders vote “FOR” the proposal to amend a Certificate of Incorporation.

The Berkshire Hills board of directors unanimously recommends that Berkshire Hills stockholders vote “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Opinion of Berkshire Hills Bancorp, Inc.’s Financial Advisor (page 58)

In deciding to approve the Merger, one of the factors considered by Berkshire Hills’ board of directors was the opinion of Sandler O’Neill, which served as financial advisor to Berkshire Hills’ board of directors. Sandler O’Neill delivered its oral opinion on December 20, 2010, which was confirmed in writing on December 21, 2010, that the Merger consideration is fair to the holders of Berkshire Hills common stock from a financial point of view. The full text of this opinion is included as Appendix C to the Joint Proxy Statement/Prospectus. You should read the opinion carefully to understand the procedures followed, assumptions made, matters considered and limitations of the review conducted by Sandler O’Neill. Berkshire Hills has agreed to pay Sandler O’Neill a transaction fee of $810,000, of which $162,000 was paid upon the signing of the Merger Agreement and the remainder to be paid upon completion of the Merger. Sandler O’Neill also received a fee of $150,000 for the rendering of its fairness opinion.

Regulatory Matters Relating to the Merger (page 71)

Under the terms of the Merger Agreement, the Merger cannot be completed unless it is first approved by the Office of Thrift Supervision, the Massachusetts Division of Banks, the Massachusetts Board of Bank Incorporation and the Federal Deposit Insurance Corporation. Berkshire Hills has filed the required applications. As of the date of this document, Berkshire Hills has not received any approvals from those regulators. While Berkshire Hills does not know of any reason why it would not be able to obtain approval in a timely manner, Berkshire Hills cannot be certain when or if it will receive regulatory approval. As part of its regulatory filings, Berkshire Hills has requested the bank regulators and the United States Department of Justice to authorize Berkshire Hills and Legacy to divest approximately $162.0 million in deposits as well as four Legacy branch offices located in Berkshire County, Massachusetts. There can be no assurance as to whether the bank regulators or the United States Department of Justice will accept, deny or modify the proposed divestiture plan.

Conditions to Completing the Merger (page 79)

The completion of the Merger is subject to the fulfillment of a number of conditions, including:

•	approval of the Merger Agreement at the special meeting(s) of Berkshire Hills and Legacy by at least a majority of the outstanding shares of common stock entitled to vote;
•	approval of the transaction by the appropriate regulatory authorities;
•	receipt by each party of opinions from their respective legal counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
•	the continued accuracy of representations and warranties made on the date of the Merger Agreement; and
•	no material adverse effect on either party has occurred.

Terminating the Merger Agreement (page 84)

The Merger Agreement may be terminated by mutual consent of Berkshire Hills and Legacy at any time prior to the completion of the Merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, either Berkshire Hills or Legacy may terminate the Merger Agreement if, among other things, any of the following occur:

•	the Merger has not been consummated by November 30, 2011;
•	Legacy stockholders do not approve the Merger Agreement at the Legacy special meeting;
•	Berkshire Hills stockholders do not approve the Merger Agreement at the Berkshire Hills special meeting;
•	a required regulatory approval is denied or a governmental authority blocks the Merger; or

•	there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which cannot be cured, or has not been cured within 30 days after the giving of written notice to such party of such breach.

Legacy also may terminate the Merger Agreement if Berkshire Hills’ stock price falls below thresholds set forth in the Merger Agreement and Berkshire Hills does not increase the exchange ratio pursuant to a prescribed formula.

Berkshire Hills may also terminate the Merger Agreement if Legacy materially breaches its agreements regarding the solicitation of other acquisition proposals and the submission of the Merger Agreement to stockholders or if the board of directors of Legacy does not recommend approval of the Merger in the Joint Proxy Statement/Prospectus or withdraws or revises its recommendation in a manner adverse to Berkshire Hills.

Termination Fee (page 86)

Under certain circumstances described in the Merger Agreement, Berkshire Hills may demand from Legacy Bancorp, Inc. a $4,320,000 termination fee in connection with the termination of the Merger Agreement. See “Description of the Merger — Termination Fee” on page 86 for a list of the circumstances under which a termination fee is payable.

Interests of Certain Persons in the Merger that are Different from Yours (page 73)

In considering the recommendation of the board of directors of Legacy to adopt the Merger Agreement, you should be aware that officers and directors of Legacy have employment and other compensation agreements or plans that give them interests in the Merger that are somewhat different from, or in addition to, their interests as Legacy stockholders. These interests and agreements, which provide for cash payments in the aggregate amount of approximately $9.3 million, include:

•	Employment agreements for J. Williar Dunlaevy, Chairman and Chief Executive Officer of Legacy, and Patrick J. Sullivan, President of Legacy and President and Chief Executive Officer of Legacy Banks, that provide for severance payments in connection with a termination of employment by the employer without cause or by the employee for good reason following a change in control, each of which will be terminated in connection with the Merger in exchange for the payment of cash and benefits pursuant to individual settlement agreements that Berkshire Hills and Legacy have entered into with Messrs. Dunlaevy and P. Sullivan;
•	Change in control agreements with our other named executive officers, Kimberly Mathews, Paul Bruce and Richard Sullivan, and five other officers of Legacy Banks, that provide for severance payments in connection with a termination of employment by the employer without cause or by the employee for good reason following a change in control;
•	Interests under a Supplemental Executive Retirement Agreement for J. Williar Dunlaevy and a Director Fee Continuation Plan, each of which will be terminated in connection with the change in control, with the benefits paid to the participants in a lump sum;
•	An offer letter to Patrick J. Sullivan pursuant to which the executive agreed to serve Berkshire Hills as Executive Vice President of Corporate Banking and Wealth Management in exchange for a sign-on bonus, grants of restricted stock and other benefits;
•	A three-year change in control agreement and a severance agreement that Berkshire Hills and Berkshire Bank have entered into with Patrick J. Sullivan;
•	A non-competition and consulting agreement that Berkshire Hills and Berkshire Bank have entered into with J. Williar Dunlaevy;
•	The Legacy 2006 Equity Incentive Plan shall remain effective and shall be maintained by Berkshire Hills; however, (i) all stock options granted under the 2006 Equity Incentive Plan will cease to represent an option to purchase Legacy common stock and will be converted automatically into an option to purchase Berkshire Hills common stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Legacy common stock subject to such Legacy stock option, and (B) 0.6265, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such Legacy stock option divided by (2) 0.6265, (ii) notwithstanding the foregoing, all stock options granted on November 29, 2006 with an exercise price of $16.03 will be cancelled and the holder thereof will receive $3.00 for each cancelled stock option, and (iii) notwithstanding the foregoing, all stock options held by J. Williar Dunlaevy shall be converted automatically into stock options to purchase Berkshire Hills common stock as provided in this paragraph and such options shall not be entitled to any cash payment;
•	J. Williar Dunlaevy and one other person who is a director of Legacy, as determined by Berkshire Hills, shall be appointed and elected to the Berkshire Hills and Berkshire Banks board of directors;
•	The acceleration of vesting of outstanding stock options and restricted stock awards; and
•	Rights of Legacy officers and directors to continued indemnification coverage and continued coverage under directors and officers’ liability insurance policies.

Accounting Treatment of the Merger (page 68)

The Merger will be accounted for using the acquisition method in accordance with U.S. generally accepted accounting principles.

Comparison of Rights of Stockholders (page 89)

When the Merger is completed, Legacy stockholders who are to receive shares of Berkshire Hills will become Berkshire Hills stockholders and their rights will be governed by Delaware law and by Berkshire Hills’ certificate of incorporation and bylaws. See “Comparison of Rights of Stockholders” beginning on page 89 for a summary of the material differences between the respective rights of Legacy and Berkshire Hills stockholders.

Rights of Dissenting Stockholders (page 34)

Legacy stockholders have dissenters’ rights and may receive payment in cash of the fair value of their shares, excluding any appreciation in value that results from the merger. To maintain its dissenters’ rights a stockholder must (1) deliver written notice of its intent to demand payment for its shares to Legacy Bancorp, Inc. before the special meeting of Legacy stockholders or at the special meeting but before the vote is taken and (2) either vote against the merger or not submit a proxy. See “Rights of Dissenting Legacy Bancorp, Inc. Stockholders” on page 34.

Legacy stockholders may dissent from the Merger and, upon complying with the requirements of Delaware law, receive cash in the amount of the fair value of their shares instead of shares of Berkshire Hills common stock and/or the cash consideration specified in the Merger Agreement. A copy of the section of the Delaware General Corporation Law pertaining to dissenters’ rights is attached as Appendix D to this Joint Proxy Statement/Prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Material Tax Consequences of the Merger (page 68)

Provided that the merger will qualify as a tax-free reorganization for United States federal income tax purposes, since Legacy stockholders will receive a combination of Berkshire Hills common stock and cash, Legacy stockholders may recognize gain, but not any loss, on the exchange of their stock for Berkshire Hills common stock and cash. For a more detailed discussion of the material United States federal income tax consequences of the transaction, including the tax consequences of the aggregate divestiture premium (described on pages 68 and 70) that may be paid to Legacy stockholders as additional cash consideration for such stockholders’ shares of Legacy common stock, please see the section “Description of the Merger — Material Tax Consequences of the Merger” beginning on page 68.

This tax treatment may not apply to all Legacy stockholders. Determining the actual tax consequences of the Merger to Legacy stockholders can be complicated. Legacy stockholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each stockholder.

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this Joint Proxy Statement/Prospectus, you should consider carefully the risk factors described below, in deciding how to vote. You should keep these risk factors in mind when you read forward-looking statements in this document. Please refer to the section of this Joint Proxy Statement/Prospectus titled “Caution About Forward-Looking Statements” beginning on page 11.

The price of Berkshire Hills common stock will fluctuate, and therefore Legacy stockholders will not know until the effective time of the Merger the value of the consideration they will receive in the Merger.

Because the per share stock consideration is fixed at 0.56385 shares of Berkshire Hills common stock, the market value of the Berkshire Hills common stock to be issued in the Merger will depend upon the market price of Berkshire Hills common stock. This market price likely will vary from the closing price of Berkshire Hills common stock on the date the Merger was announced, on the date that this proxy statement/prospectus was mailed, and on the date of the Berkshire Hills or Legacy special meeting. Accordingly, at the time of the Legacy special meeting, Legacy stockholders will not necessarily know or be able to calculate the value of the stock consideration they would be entitled to receive upon completion of the Merger. You should obtain current market quotations for shares of Berkshire Hills common stock and for shares of Legacy common stock.

The price of Berkshire Hills common stock might decrease after the Merger.

Following the Merger, holders of Legacy common stock will become stockholders of Berkshire Hills. Berkshire Hills common stock could decline in value after the Merger. For example, during the twelve-month period ending on May 2, 2011 (the most recent practicable date before the printing of this Joint Proxy Statement/Prospectus), the closing price of Berkshire Hills common stock varied from a low of $16.93 to a high of $22.75 and ended that period at $21.51. The market value of Berkshire Hills common stock fluctuates based upon general market conditions, Berkshire Hills’ business and prospects and other factors. Further, the market price of Berkshire Hills common stock after the merger may be affected by factors different from those affecting the common stock of Berkshire Hills or Legacy currently. The businesses of Legacy and Berkshire Hills differ and, accordingly, the results of operations of the combined company and the market price of the combined company’s shares of common stock may be affected by factors different from those currently affecting the independent results of operations and market prices of common stock of each of Legacy and Berkshire Hills. For a discussion of the businesses of Legacy and Berkshire Hills and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page 96.

Berkshire Hills may be unsuccessful in pursuing a plan to divest certain deposits and other liabilities. Such proposed divestiture plan may constitute a material adverse effect on the parties.

Berkshire Hills and Legacy are both headquartered in Pittsfield, Massachusetts, and, as a result, each bank has a significant number of branches and deposit market share in and around their headquarters and the surrounding area. Berkshire Hills and Legacy have among the largest deposit market shares in the Pittsfield market area. As part of its regulatory filings, Berkshire Hills has requested the bank regulators and the United States Department of Justice to authorize Berkshire Hills and Legacy to divest approximately $162.0 million in deposits, as well as four Legacy branch offices located in Berkshire County, Massachusetts. There can be no assurance as to whether the bank regulators or the United States Department of Justice will accept, deny or modify the proposed divestiture plan, or the timing of such approvals.

In addition, any regulatory approval that includes a requirement that the parties divest more than $200.0 million of deposit liabilities, whether from Legacy, Berkshire Hills or a combination of the two, together with related branch premises and loans, may be considered a material adverse effect as defined in the Merger Agreement, and therefore be cause to terminate the Merger Agreement.

There can be no assurance that any amount will be paid to Legacy stockholders in respect of divested deposit liabilities.

If Berkshire Hills and Legacy must divest deposit liabilities in order to comply with a requirement contained in any regulatory approval, and if the weighted average deposit premium that Berkshire Hills receives for those divested deposits exceeds 350 basis points, then Berkshire Hills will be required under the Merger Agreement to make an additional cash payment to Legacy stockholders that, in the aggregate, will equal 50% of the premium in excess of 350 basis points (net of applicable taxes on such excess premium). The right to such payment is not transferable. Such payment would occur following completion of any such divestiture, which is anticipated to occur after completion of the Merger. However, there can be no assurance that Berkshire Hills will be required to divest deposit liabilities. Additionally, in the event Berkshire Hills is required to do so, there can be no assurance that the weighted average deposit premium that Berkshire Hills receives for those divested deposits will exceed 350 basis points and the Legacy stockholders will receive any payment with respect to such divested deposit liabilities.

Berkshire Hills may be unable to successfully integrate Legacy’s operations and retain Legacy’s employees.

The Merger involves the integration of two companies that have previously operated independently. The difficulties of combining the operations of the two companies include:

•	integrating personnel with diverse business backgrounds;
•	combining different corporate cultures; and
•	retaining key employees.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the business and the loss of key personnel. The integration of the two companies will require the experience and expertise of certain key employees of Legacy who are expected to be retained by Berkshire Hills. Berkshire Hills may not be successful in retaining these employees for the time period necessary to successfully integrate Legacy’s operations with those of Berkshire Hills. The diversion of management’s attention and any delay or difficulty encountered in connection with the Merger and the integration of the two companies’ operations could have an adverse effect on the business and results of operation of Berkshire Hills following the Merger.

The termination fee and the restrictions on solicitation contained in the Merger Agreement may discourage other companies from trying to acquire Legacy

Until the completion of the Merger, with some exceptions, Legacy is prohibited from soliciting, initiating, encouraging or participating in any discussion of or otherwise considering any inquiry or proposal that may lead to an acquisition proposal, such as a merger or other business combination transaction, with any person other than Berkshire Hills. In addition, Legacy has agreed to pay a termination fee to Berkshire Hills in specified circumstances. These provisions could discourage other companies from trying to acquire Legacy even though those other companies might be willing to offer greater value to Legacy’s stockholders than Berkshire Hills has offered in the Merger. The payment of the termination fee could also have a material adverse effect on Legacy’s financial condition. Legacy was afforded the opportunity to solicit additional acquisition proposals from third parties from the date of the Merger Agreement until January 31, 2011, which resulted in no other offers being made to Legacy.

Certain of Legacy’s officers and directors have interests that are different from, or in addition to, interests of Legacy stockholders generally.

You should be aware that the directors and officers of Legacy have interests in the Merger that are different from, or in addition to, the interests of Legacy stockholders generally. These include: two current Legacy board members joining the Berkshire Hills board of directors upon completion of the Merger; severance payments that certain officers will receive under existing employment or change-in-control agreements, the offer of executive-level employment that the President of Legacy will become subject to upon completion of the Merger; a non-competition and consulting agreement entered into with the Chief Executive Officer of Legacy; the payment for stock options; and provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of Legacy for events occurring before the Merger. For a more detailed discussion of these interests, see “Description of the Merger — Interests of Certain Persons in the Merger that are Different from Yours” beginning on page 73.

Failure to complete the Merger could negatively impact the stock prices and future businesses and financial results of Berkshire Hills and Legacy

If the Merger is not completed, the ongoing businesses of Berkshire Hills and Legacy may be adversely affected and Berkshire Hills and Legacy will be subject to several risks, including the following:

•	Berkshire Hills and Legacy will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, financial advisor and printing fees;
•	under the Merger Agreement, Legacy is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and
•	matters relating to the Merger may require substantial commitments of time and resources by Berkshire Hills and Legacy management, which could otherwise have been devoted to other opportunities that may have been beneficial to Berkshire Hills and Legacy as independent companies, as the case may be.

In addition, if the Merger is not completed, Berkshire Hills and/or Legacy may experience negative reactions from the financial markets and from their respective customers and employees. This risk may be particularly significant since the parties share the same primary market area. Berkshire Hills and/or Legacy also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against Berkshire Hills or Legacy to perform their respective obligations under the Merger Agreement. If the Merger is not completed, Berkshire Hills and Legacy cannot assure their stockholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Berkshire Hills and/or Legacy.

Legacy stockholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management of the combined organization.

Legacy stockholders currently have the right to vote in the election of the Legacy Board of Directors and on various other matters affecting Legacy. Upon the completion of the Merger, each Legacy stockholder will become a stockholder of Berkshire Hills with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of Legacy. It is expected that the former stockholders of Legacy as a group will receive shares in the merger constituting approximately 21.0% of the outstanding shares of Berkshire Hills common stock immediately after the Merger. As a result, Legacy stockholders will have significantly less influence on the management and policies of Berkshire Hills than they now have on the management and policies of Legacy.

The shares of Berkshire Hills common stock to be received by Legacy stockholders receiving the stock consideration as a result of the Merger will have different rights from shares of Legacy common stock.

Following completion of the Merger, Legacy stockholders who receive the stock consideration will no longer be stockholders of Legacy but will instead be stockholders of Berkshire Hills. Although Legacy and Berkshire Hills each are incorporated under Delaware law, there will be important differences between the current rights of Legacy stockholders and the rights of Berkshire Hills stockholders that may be important to Legacy stockholders. See “Comparison of Rights of Stockholders” beginning on page 89 for a discussion of the different rights associated with Berkshire Hills common stock and Legacy common stock.

The fairness opinion obtained by Legacy from its financial advisor does not reflect changes in circumstances subsequent to the date of the fairness opinion

KBW, Legacy’s financial advisor in connection with the Merger, has delivered to the board of directors of Legacy its opinion dated as of December 21, 2010. The opinion of KBW stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the Merger consideration to be paid to the holders of the outstanding shares of Legacy common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Berkshire Hills or Legacy, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Berkshire Hills and Legacy.

The fairness opinion obtained by Berkshire Hills from its financial advisor does not reflect changes in circumstances subsequent to the date of the fairness opinion

Sandler O’Neill, Berkshire Hills’s financial advisor in connection with the Merger, has delivered to the board of directors of Berkshire Hills its opinion dated as of December 21, 2010. The opinion of Sandler O’Neill stated that as of such date, and based upon and subject to the factors and assumptions set forth therein, the Merger consideration to be paid to the holders of the outstanding shares of Berkshire Hills common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. The opinion does not reflect changes that may occur or may have occurred after the date of the opinion, including changes to the operations and prospects of Legacy or Berkshire Hills, changes in general market and economic conditions or regulatory or other factors. Any such changes, or changes in other factors on which the opinion is based, may materially alter or affect the relative values of Legacy and Berkshire Hills.

There is no assurance when or even if the Merger will be completed.

Completion of the Merger is subject to satisfaction or waiver of a number of conditions. See “Description of the Merger — Conditions to Completing the Merger” on page 79. There can be no assurance that Berkshire Hills and Legacy will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

Berkshire Hills and Legacy can agree at any time to terminate the Merger Agreement, even if Legacy stockholders and Berkshire Hills stockholders have already voted to approve the merger agreement. Berkshire Hills and Legacy can also terminate the Merger Agreement under other specified circumstances.

The Merger is subject to the receipt of consents and approvals from regulatory authorities that may impose conditions that could have an adverse effect on Berkshire Hills or, if not obtained, could prevent completion of the Merger.

Before the Merger may be completed, various approvals and consents must be obtained from regulatory entities. These regulators may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Any such conditions or changes could have the effect of delaying completion of the Merger or imposing additional costs on or limiting the revenues of Berkshire Hills following the Merger. In addition, pending elimination of the Office of Thrift Supervision and transfer of its responsibilities to other federal banking agencies may adversely affect the timely processing of the applications.

Either Berkshire Hills or Legacy may terminate the Merger Agreement if the Merger has not been completed by November 30, 2011, unless the failure of the merger to be completed has resulted from the failure of the party seeking to terminate the merger agreement to perform its obligations under the Merger Agreement.

Any failure to successfully integrate the businesses of Rome and Legacy or otherwise realize the expected benefits from Berkshire Hills’ recent mergers could adversely affect Berkshire Hills’ results of operations or financial condition.

There are significant risks and uncertainties associated with mergers and acquisitions. The success of Berkshire Hills’ mergers with Rome and Legacy will depend, in part, on Berkshire Hills’ ability to realize the anticipated benefits and cost savings from combining the businesses of Berkshire Hills with Rome and Legacy. If Berkshire Hills is are not able to successfully integrate these businesses, the anticipated benefits and cost savings of the acquisitions may not be realized fully or may take longer to realize than expected. For example, Berkshire Hills may fail to realize the growth opportunities and cost savings anticipated to be derived from the acquisition. In addition, as with regard to any of acquisition, a significant decline in asset valuations or cash flows may also cause Berkshire Hills not to realize expected benefits.

To the extent that the purchase price, consisting of cash plus the number of shares of Berkshire Hills common stock issued or to be issued in the Rome and Legacy mergers, exceeds the fair value of the net assets, including identifiable intangibles of Rome and Legacy, at the respective merger dates, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. A failure to realize expected benefits of the Rome or Legacy merger could adversely impacting the carrying value of the goodwill recognized in those mergers, and in turn negatively affect Berkshire Hills’ financial condition.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and the Special Meeting,” “ Summary,” “Risk Factors,” “Description of the Merger — Background of the Merger,” “Description of the Merger — Legacy’s 2011 Management Financial Projections,” and “Description of the Merger — Recommendation of the Legacy Board of Directors; Legacy’s Reasons for the Merger.” You can identify these statements from the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 7.

Additional factors that could cause the results of Berkshire Hills or Legacy to differ materially from those described in the forward-looking statements can be found in the filings made by Berkshire Hills and Legacy with the Securities and Exchange Commission, including the Berkshire Hills Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and the Legacy Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Because of these and other uncertainties, Berkshire Hills’ actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Berkshire Hills’ and Legacy’s past results of operations do not necessarily indicate Berkshire Hills’ and Legacy’s combined future results. You should not place undue reliance on any of the forward-looking statements, which speak only as of the dates on which they were made. Neither Berkshire Hills nor Legacy is undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Each of Berkshire Hills and Legacy qualifies all of its forward-looking statements by these cautionary statements.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical financial data for Berkshire Hills and Legacy. You should read this summary financial information in connection with Berkshire Hills’ historical financial information, which is incorporated by reference into this document, and in connection with Legacy’s historical financial information, which is incorporated by reference into this document.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF
BERKSHIRE HILLS BANCORP, INC.

	At December 31,
(In thousands, except per share data)	2010	2009	2008	2007	2006
Selected Financial Data:
Total assets	$2,880,716	$2,700,424	$2,666,729	$2,513,432	$2,149,642
Loans(1)	2,142,162	1,961,658	2,007,152	1,944,016	1,698,987
Allowance for loan losses	(31,898)	(31,816)	(22,908)	(22,116)	(19,370)
Securities	405,953	420,966	341,516	258,497	234,174
Goodwill and other intangible assets	173,079	176,100	178,830	182,452	121,341
Total deposits	2,204,441	1,986,762	1,829,580	1,822,563	1,521,938
Borrowings and subordinated debentures	260,301	306,668	374,621	349,938	360,469
Total stockholders’ equity	387,960	384,581	408,425	326,837	258,161
Non-performing loans	13,712	38,700	12,171	10,508	7,592

	For the Years Ended December 31,
	2010	2009	2008	2007	2006
Selected Operating Data:
Total interest and dividend income	$112,277	$115,476	$133,211	$131,944	$118,051
Total interest expense	35,330	45,880	57,471	68,019	57,811
Net interest income	76,947	69,596	75,740	63,925	60,240
Service charges and fee income	29,859	28,181	30,334	26,654	13,539
All other non-interest income (loss)	1,300	808	1,261	(2,011)	(1,491)
Total non-interest income	31,159	28,989	31,595	24,643	12,048
Total net revenue	108,106	98,585	107,335	88,568	72,288
Provision for loan losses	8,526	47,730	4,580	4,300	7,860
Total non-interest expense	81,729	78,571	71,699	65,494	48,868
Income tax expense (benefit) – continuing operations	4,113	(11,649)	8,812	5,239	4,668
Net income from discontinued operations	—	—	—	—	371
Net income (loss)	13,738	(16,067)	22,244	13,535	11,263
Less: Cumulative preferred stock dividends and accretion	—	1,030	—	—	—
Less: Deemed dividend from preferred stock repayment	—	2,954	—	—	—
Net income (loss) available to common stockholders	$13,738	$(20,051)	$22,244	$13,535	$11,263

	At or For the Years Ended December 31,
	2010	2009	2008	2007	2006
Selected Operating Ratios and Other Data:
Performance Ratios:
Return (loss) on average assets(2)	0.50%	(0.60)%	0.87%	0.60%	0.53%
Return (loss) on average equity(3)	3.54	(3.90)	6.47	4.69	4.40
Net interest rate spread (tax equivalent)(4)	3.00	2.61	3.06	2.79	2.81
Net interest margin (tax equivalent)(5)	3.27	3.00	3.44	3.26	3.24
Non-interest income/total net revenue	28.82	29.41	29.44	27.82	16.67
Non-interest expense/average assets	2.97	2.93	2.81	2.90	2.31
Efficiency ratio(6)	70.59	73.39	64.40	62.94	58.46
Capital Ratios:
Average equity/average assets	14.11	15.36	13.49	12.73	12.08
Equity/total assets	13.47	14.24	15.32	13.00	12.01
Tier 1 capital to average assets – Berkshire Bank	8.02	7.86	9.34	7.97	7.69
Total capital to risk-weighted assets – Berkshire Bank	10.58	10.71	12.28	10.40	10.27
Asset Quality Ratios:
Nonperforming assets/total assets	0.59	1.43	0.48	0.45	0.35
Nonperforming loans/total loans	0.64	1.97	0.61	0.54	0.45
Net loans charged-off/average total loans	0.42	1.96	0.19	0.34	0.07
Allowance for loan losses/nonperforming loans	233	82	188	210	255
Allowance for loan losses as a percent of loans	1.49	1.62	1.14	1.14	1.14
Share Data:
Basic earnings per common share	$0.99	$(1.52)	$2.08	$1.47	$1.32
Diluted earnings per common share	0.99	(1.52)	2.06	1.44	1.29
Dividends per common share	0.64	0.64	0.63	0.58	0.56
Book value per share	27.56	27.64	30.33	31.15	29.63
Market price at year end	22.11	20.68	30.86	26.00	33.46
Weighted average common shares outstanding – basic (thousands)	13,862	13,189	10,700	9,223	8,538
Weighted average common shares outstanding – diluted (thousands)	13,896	13,189	10,791	9,370	8,730

Note: All performance ratios are based on average balance sheet amounts where applicable.

(1)	Loans do not include loans held for sale, which are not material.
(2)	Net income (loss) divided by average total assets.
(3)	Net income (loss) divided by average total equity.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets for the year.
(6)	Efficiency ratio is computed by dividing total tangible core non-interest expense by the sum of total net interest income on a fully taxable equivalent basis and total core non-interest income. Berkshire Hills uses this non-GAAP measure, which is used widely in the banking industry, to provide important information regarding its operational efficiency.

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF LEGACY BANCORP, INC.

	At or For the Years Ended December 31,
(In thousands, except per share data)	2010	2009	2008	2007	2006
Selected Financial Data:
Total assets	$916,877	$946,265	$944,657	$924,541	$808,318
Loans, net(1)	610,941	653,334	695,264	654,024	578,802
Securities and other investments:	202,331	184,716	152,639	152,054	176,132
Deposits	685,245	651,378	608,088	610,447	518,248
Federal Home Loan Bank advances	105,388	160,352	197,898	167,382	127,438
Repurchase agreements	5,329	6,386	5,238	4,055	5,575
Total stockholders' equity	111,559	121,367	124,142	133,092	149,997
Nonperforming loans	12,744	19,578	7,549	1,532	879
Selected Operating Data:
Total interest and dividend income	$40,964	$45,818	$50,327	$49,357	$43,915
Total interest expense	14,558	18,348	22,465	25,511	20,339
Net interest income	26,406	27,470	27,862	23,846	23,576
Provision for loan losses	10,468	4,883	1,465	1,051	233
Net interest income after provision for loan losses	15,938	22,587	26,397	22,795	23,343
Non-interest income:
Service charges and fees	5,108	4,006	4,541	4,496	4,044
Gain (loss) on sales or impairment of securities, net	(1,846)	(10,267)	(3,194)	510	(1,736)
Gain on sale of loans	607	860	255	270	210
FHLB prepayment restructuring charge	(1,481)	—	—	—	—
Gain on curtailment and termination of defined benefit plan	—	—	—	—	605
Other	805	788	805	610	329
Total non-interest income (loss)	3,193	(4,613)	2,407	5,886	3,452
Total non-interest expense	31,043	28,832	26,584	27,187	21,336
Income (loss) before income taxes	(11,912)	(10,858)	2,220	1,494	5,459
Provision (benefit) for income taxes	$(4,016)	$(3,060)	$776	$249	$2,653
Net income (loss)	(7,896)	(7,798)	1,444	1,245	2,806

	At or For the Years Ended December 31,
	2010	2009	2008	2007	2006
Selected Operating Ratios and Other Data:
Performance Ratios:
Return (loss) on average assets(2)	(0.84)%	(0.82)%	0.16%	0.15%	0.36%
Return (loss) on average equity(3)	(6.48)	(6.20)	1.11	0.88	1.92
Net interest rate spread(4)	2.79	2.78	2.80	2.26	2.39
Net interest margin(5)	3.05	3.13	3.27	3.01	3.15
Efficiency ratio(6)	96.10	84.90	77.50	93.00	74.2
Non-interest expense to average assets	3.29	3.04	2.89	3.23	2.70
Dividend payout ratio	n/a	n/a	111.61	113.82	40.88
Capital Ratios:
Equity to total assets(7)	12.2%	12.8%	13.1%	14.4%	18.6%
Average equity to average assets(7)	12.9	13.3	14.1	16.9	18.5
Total capital to risk-weighted assets – Bank	12.0	12.3	13.0	13.9	18.9
Asset Quality Ratios:
Nonperforming assets/total assets	1.63%	2.20%	0.80%	0.17%	0.11%
Nonperforming loans/total loans	2.07	2.96	1.08	0.23	0.15
Allowance for loan losses/nonperforming loans	70.70	56.64	87.99	363.45	532.08
Allowance for loan losses/total loans	1.47	1.67	0.95	0.85	0.80
Share Data:
Earnings (loss per share)	$(0.99)	$(0.98)	$0.18	$0.14	$0.29
Dividends per share	$0.20	$0.20	$0.20	$0.16	$0.12
Book value per share – end of year	$12.92	$13.89	$14.14	$14.40	$14.55
Market price at year end	13.14	9.86	10.68	13.26	15.85

(1)	Includes loans held for sale.
(2)	Net income (loss) divided by average total assets.
(3)	Net income (loss) divided by average total equity.
(4)	Net interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
(5)	Net interest margin represents net interest income as a percentage of average interest-earning assets for the year.
(6)	The efficiency ratio represents non-interest expense for the year less expenses related to the amortization of intangibles divided by the sum of net interest income (before loan loss provision) plus non-interest income (excluding net gains or losses on the sale or impairment of securities).
(7)	Ratios are as of the end of the year.

n/a = Not Applicable

UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED FINANCIAL
INFORMATION RELATING TO THE ROME AND LEGACY MERGERS

The unaudited pro forma combined condensed consolidated financial information has been prepared using the acquisition method of accounting, giving effect to the merger of Berkshire Hills with Rome and the proposed merger with Legacy. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire Hills, Rome, and Legacy as of December 31, 2010 and assumes that the mergers were completed on that date. The unaudited pro forma combined condensed consolidated statements of operations combine the historical financial information of Berkshire Hills, Rome, and Legacy and give effect to the mergers as if they had been completed as of January 1, 2010. The unaudited pro forma combined condensed consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the mergers been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities. The financial information should be read in conjunction with the accompanying Notes to the Unaudited Pro Forma Combined Condensed Consolidated Financial Information. Certain reclassifications have been made to Rome's and Legacy’s historical financial information in order to conform to Berkshire Hills' presentation of financial information.

The actual value of Berkshire Hills common stock to be recorded as consideration in these mergers will be based on the closing price of Berkshire Hills common stock at the time of the merger completion dates. The merger with Rome was completed prior to the start of business on April 1, 2011; the closing price of Berkshire Hills’ stock on March 31, 2011 was $20.83, and that price was used to value Berkshire Hills’ stock. The proposed merger with Legacy is targeted for completion in the third quarter of 2011. There can be no assurance that the Legacy merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of Berkshire Hills common stock to be issued in connection with the Legacy merger was based on the $20.75 average closing price of the stock for the ten day period ending December 15, 2010, which was shortly prior to the date of the execution of the Agreement and Plan of Merger on December 21, 2010.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of Rome and Legacy at their respective fair values and represents the pro forma estimates by Berkshire Hills based on available fair value information as of the dates of the respective Agreements and Plans of Merger. In some cases, where noted, more recent information has been used to support estimated adjustments in the pro forma financial information.

The pro forma adjustments included herein are subject to change depending on changes in interest rates and the components of assets and liabilities and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for each merger will be determined after each merger is completed and after completion of thorough analyses to determine the fair value of Rome’s and Legacy’s tangible and identifiable intangible assets and liabilities as of the dates the mergers are completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma combined condensed consolidated financial information may change the amount of the purchase price allocated to goodwill and other assets and liabilities and may impact Berkshire Hills’ statement of operations due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Rome’s or Legacy’s stockholders’ equity, including results of operations from December 31, 2010 through the dates the mergers are completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of goodwill. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Berkshire Hills anticipates that the mergers with Rome and Legacy will provide the combined company with financial benefits that include reduced operating expenses. Berkshire Hills expects to realize cost savings approximating 35% of the anticipated non-interest expense of Rome and approximating 42% of the anticipated non-interest expense of Legacy These cost savings are not included in these pro forma statements and there can be no assurance that expected cost savings will be realized. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

The unaudited pro forma combined condensed consolidated financial information has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of Berkshire Hills, Rome, and Legacy, which are incorporated in this joint proxy statement/prospectus by reference. See “Where You Can Find More Information” on page 96.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Berkshire Hills common stock or the actual or future results of operations of Berkshire Hills for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Financial Condition
As of December 31, 2010

		Rome Merger				Legacy Merger				Legacy Deposit	Pro Forma Combined Berkshire/ Rome/Legacy w/Divest
(In thousands)	Berkshire	Rome	Pro Forma Merger Adjustments		Berkshire/ Rome Pro Forma	Legacy	Pro Forma Merger Adjustments		Berkshire/ Rome/ Legacy Pro Forma	Divestiture Pro Forma Amount Divested(16)
Assets
Cash and cash equivalents	$44,140	$18,805	$(6,986	)(1)	$55,959	$27,092	$(9,253	)(1)	$73,798	$3,300	$77,098
Securities	405,953	17,871	(22,077	)(2)	401,747	202,331	(21,950	)(2)	582,128	(40,000)	542,128
Total loans	2,142,162	269,347	(5,239	)(3)	2,406,270	616,112	(22,300	)(3)	3,000,082	(120,000)	2,880,082
Less: Allowance for loan losses	(31,898)	(2,490)	2,595	(3)	(31,793)	(9,010)	9,375	(3)	(31,428)	—	(31,428)
Net loans	2,110,264	266,857	(2,644)		2,374,477	607,102	(12,925)		2,968,654	(120,000)	2,848,654
Goodwill	161,725	—	14,364	(4)	176,089	11,558	10,808	(4)	198,455	—	198,455
Other identifiable intangible assets	11,354	—	5,208	(5)	16,562	3,625	14,923	(5)	35,110	(3,600)	31,510
Total intangible assets	173,079	—	19,572		192,651	15,183	25,731		233,565	(3,600)	229,965
Other assets	147,280	23,678	1,771	(6)	172,729	65,169	10,046	(6)	247,944	(500)	247,444
Total assets	$2,880,716	$327,211	$(10,364)		$3,197,563	$916,877	$(8,351)		$4,106,089	$(160,800)	$3,945,289
Liabilities
Total deposits	$2,204,441	$225,325	$528	(7)	$2,430,294	$685,245	$5,207	(7)	$3,120,746	(162,000)	2,958,746
Total borrowings	260,301	35,661	1,397	(8)	297,359	110,717	11,442	(8)	419,518	—	419,518
Other liabilities	28,014	5,570	—		33,584	9,356	—		42,940	—	42,940
Total liabilities	2,492,756	266,556	1,925		2,761,237	805,318	16,649		3,583,204	(162,000)	3,421,204
Total stockholders' equity	387,960	60,655	(12,289	)(9)	436,326	111,559	(25,000	)(9)	522,885	1,200	524,085
Total liabilities and stockholders' equity	$2,880,716	$327,211	$(10,364)		$3,197,563	$916,877	$(8,351)		$4,106,089	$(160,800)	$3,945,289

The accompanying notes are an integral part of these consolidated financial statements.

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
For the Fiscal Year Ended December 31, 2010

		Rome Merger				Legacy Merger			Pro forma Combined Berkshire/ Rome/Legacy	Legacy Deposit	Pro Forma Combined Berkshire/ Rome/Legacy w/Divest
(In thousands, except per share data)	Berkshire Historical	Rome Historical	Pro forma Merger Adjustments		Pro forma Combined Berkshire/ Rome	Legacy Historical	Pro forma Merger Adjustments			Divestiture Pro forma Amount Divested(16)
Interest and dividend income
Loans	$98,359	$15,968	$612	(10)	$114,939	$36,014	$2,128	(10)	$153,081	$(7,200)	$145,881
Securities and other	13,918	719	(194	)(10)	14,443	4,950	—	(10)	19,393	(1,200)	18,193
Total interest and dividend income	112,277	16,687	418		129,382	40,964	2,128		172,474	(8,400)	164,074
Interest expense
Deposits	26,316	1,826	(352	)(10)	27,790	8,928	(4,166	)(10)	32,552	(1,782)	30,770
Borrowings	9,014	1,191	(698	)(10)	9,507	5,630	(4,577	)(10)	10,560	—	10,560
Total interest expense	35,330	3,017	(1,050)		37,297	14,558	(8,743)		43,112	(1,782)	41,330
Net interest income	76,947	13,670	1,468		92,085	26,406	10,871		129,362	(6,618)	122,744
Total non-interest income	31,159	3,350	—	(11)	34,509	3,193	—	(11)	37,702	(324)	37,378
Total net revenue	108,106	17,020	1,468		126,594	29,599	10,871		167,064	(6,942)	160,122
Provision for loan losses	8,526	1,796	—	(12)	10,322	10,468	—	(12)	20,790	—	20,790
Total non-interest expense	81,729	11,861	1,490	(13)	95,080	31,043	3,355	(13)	129,478	(1,782)	127,696
Income (loss) before income taxes	17,851	3,363	(22)		21,192	(11,912)	7,516		16,796	(5,160)	11,636
Income tax expense (benefit)	4,113	1,102	(9	)(14)	5,206	(4,016)	3,119	(14)	4,309	(2,141)	2,168
Net income (loss)	$13,738	$2,261	$(13)		$15,986	$(7,896)	$4,397		$12,487	$(3,019)	$9,468
Earnings (loss) per common share:
Basic	$0.99	$0.35			$0.97	$(0.99)			$0.60		$0.45
Diluted	$0.99	$0.35			$0.97	$(0.99)			$0.60		$0.45
Weighted average common shares outstanding:
Basic	13,862	6,523	(3,926	)(15)	16,459	7,990	(3,639	)(15)	20,810	—	20,810
Diluted	13,896	6,523	(3,926	)(15)	16,493	7,990	(3,639	)(15)	20,844	—	20,844

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note A — Basis of Presentation

The unaudited pro forma combined condensed consolidated financial information and explanatory notes show the impact on the historical financial condition and income of Berkshire Hills resulting from the Rome merger and the proposed Legacy merger under the acquisition method of accounting. Under the acquisition method of accounting, the assets and liabilities of Rome and Legacy are recorded by Berkshire Hills at their respective fair values as of the date each merger is completed. The unaudited pro forma combined condensed consolidated statement of financial condition combines the historical financial information of Berkshire Hills, Rome, and Legacy as of December 31, 2010, and assumes that the mergers were completed on that date. The unaudited pro forma combined condensed consolidated statement of operations gives effect to the Rome merger and the proposed Legacy merger as if both mergers had been completed on January 1, 2010.

As the mergers are recorded using the acquisition method of accounting, all loans are recorded at fair value, including adjustments for credit, and no allowance for loan losses is carried over to Berkshire Hills’ statement of financial condition. In addition, certain anticipated nonrecurring costs associated with the mergers such as severance, professional fees, legal fees, and conversion related expenditures are not reflected in the pro forma statements of operations.

While the recording of the acquired loans at their fair value will impact the prospective determination of the provision for loan losses and the allowance for loan losses, for purposes of the unaudited pro forma combined condensed consolidated statement of operations for the year ended December 31, 2010, we assumed no adjustments to the historical amount of Rome’s or Legacy’s provision for loan losses. If such adjustments were estimated, there could be a reduction, which could be significant, to the historical amounts of Rome’s or Legacy’s provision for loan losses presented.

Note B — Accounting Policies and Financial Statement Classifications

The accounting policies of Rome and Legacy are in the process of being reviewed in detail by Berkshire Hills. On completion of such review, conforming adjustments or financial statement reclassifications may be determined.

Note C — Merger and Acquisition Integration Costs

The plans to integrate the operations of Berkshire Hills with those of Rome and Legacy are still being developed. The specific details of these plans will continue to be refined over the next several months, and will include assessing personnel, benefit plans, premises, equipment, and service contracts to determine where there may be potential advantage in eliminating redundancies. Certain decisions arising from these assessments may involve involuntary termination of employees, vacating leased premises, changing information systems, canceling contracts with certain service providers and selling or otherwise disposing of certain premises, furniture and equipment. Berkshire Hills expects to incur merger related costs including professional fees, legal fees, system conversion costs, and costs related to communications with customers and others. To the extent there are costs associated with these actions, the costs will be recorded based on the nature of the cost and timing of these integration actions.

Note D — Estimated Annual Cost Savings

Berkshire Hills expects to realize annualized cost savings of approximately $3.8 million (35%) of Rome’s expected non-interest expense and $11.1 million (42%) of Legacy’s expected non-interest expenses following the mergers. Berkshire Hills expects to achieve approximately 75% of the anticipated annualized savings related to Rome in 2011 and 100% of the anticipated annualized savings thereafter. Berkshire Hills expects to achieve approximately 25% of the anticipated annualized savings related to Legacy in 2011 and 100% of the anticipated annualized savings thereafter. These cost savings are not reflected in the pro forma financial information and there can be no assurance they will be achieved in the amount or manner currently contemplated.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note E — Divestiture of Deposits of Legacy

The merger with Legacy is expected to require a divestiture of deposits in order to satisfy federal regulations. The actual amount of the deposits to be divested (if any) will be determined by federal regulatory authorities during the merger approval process and may differ materially from the amount included herein. The pro forma statement of financial condition includes estimated adjustments to reflect the impact of the deposit divestiture. Berkshire Hills anticipates that $162 million in deposits will be divested through the sale of certain Legacy branches. Berkshire Hills also expects to sell $120 million in loans and $40 million in securities, along with $2 million in other assets. It is estimated that the deposits would be sold at a 3.5% premium and that the loans would be sold at par. Net of the writedown of the related core deposit intangible asset, it is estimated that a net after-tax gain of $1.2 million will be recorded as a result of the divestiture. This gain is recorded in the pro forma statement of financial condition as an adjustment to equity. The divestiture would reduce annualized interest income at an assumed amount equivalent to approximately 6.0% of the sold loans and 3.0% of the divested investment securities. Interest expense is assumed to be reduced by approximately 1.10% of the divested deposits. Non-interest income is assumed to decrease by approximately 0.2% of the divested deposits, and non-interest expense is assumed to decrease by approximately 1.1% of the divested deposits. The resulting annualized anticipated reduction in income would approximate $5.2 million on a pre-tax basis and $3.0 million after tax. These impacts on operating income have been separately included in the pro forma income statement. Actual divestiture amounts and related impacts may differ materially from those contemplated herein.

Note F — Pro Forma Adjustments

The following pro forma adjustments have been reflected in the unaudited pro forma combined condensed consolidated financial information. All adjustments are based on current assumptions and valuations, which are subject to change.

1)	The adjustment results from the assumption that cash and cash equivalents will be used to pay for after tax one-time merger and integration expenses which will be expensed against income. Those estimated amounts total $5.7 million and $12.2 million for Rome and Legacy, respectively. The cash adjustment also includes capital expenditures which are directly related to the mergers, totaling $1.2 million for Rome and $3.0 million for Legacy, including information technology equipment along with furniture and fixtures related to the facilities consolidations.

The actual one-time expenses charged against income will be charged in some cases against the income of the acquired banks and in some cases against Berkshire Hills’ income. The allocation of these amounts has not yet been fully determined. In these pro forma financial statements, it is assumed that all such expenses will be recorded against Berkshire Hills’ income, and they are represented as a pro forma charge against equity on the merger date. Those expenses which are actually charged against income of the acquired banks will result in a charge to goodwill, rather than to Berkshire Hills’ equity.

Most of the adjustments in these pro forma financial statements were based on due diligence analysis performed by Berkshire Hills on the financial condition of Rome and Legacy based on information in the third and fourth quarters of 2010. All three of the companies recorded certain charges in the fourth quarter of 2010 which included amounts which were contained in the assumptions supporting adjustments to the pro forma financial statements. In addition to one-time merger related expenses, these amounts included loan loss provisions, securities writedowns, and borrowings prepayment penalties. The total amount of these net charges was estimated at $6.0 million after-tax. In order to avoid double counting these amounts, a $6.0 million credit to equity and debit to cash is included among the pro forma adjustments in the pro forma statement of financial condition as of December 31, 2010.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note F — Pro Forma Adjustments  – (continued)

2)	The cash component of merger consideration is assumed to be funded by the sale of investment securities. This adjustment is partially offset by an estimated fair value adjustment to investment securities. For the Rome merger, the sale of securities for merger consideration totaled $22.5 million which is partially offset by an expected $0.6 million premium to be recorded to the fair value of investment securities. For the Legacy merger, the expected sale of securities for merger consideration totals $11.3 million, and in addition there was a $7.0 million expected credit related discount to be recorded to the fair value of investment securities related to equity investments in commercial real estate related securities. Also, securities investments are reduced by the $3.6 million book value of 391,600 Legacy common shares previously purchased by Berkshire Hills, which will be cancelled under the terms of the merger agreement and which are accounted for as merger consideration. Berkshire Hills additionally owned 59,000 shares of Rome common stock, which were cancelled under the terms of the merger agreement. The financial impact of this Rome common stock was viewed as immaterial and was not included as an adjustment to the pro forma financial statements. Berkshire Hills shares issued have been adjusted to reflect the cancellation of these shares.
3)	Represents the estimated fair value adjustment to loans, which includes an estimate of credit losses. Accordingly, the existing Rome and Legacy allowances for loan losses cannot be carried over.
4)	Represents adjustments to goodwill resulting from recording the assets and liabilities of Rome and Legacy at fair value. These adjustments are preliminary and are subject to change. The final adjustments will be calculated when the Rome merger analysis and the Legacy merger are completed, and may be materially different than those presented here. The excess of consideration paid over the fair value of net assets acquired was recorded as goodwill and is summarized for Rome and Legacy in Note F-9.
5)	Represents the elimination of existing identifiable intangibles of Legacy, offset by the recognition of the fair value of the core deposit intangible asset, which is assumed to be 2.5% of core deposit liabilities assumed. Core deposits are defined as total deposits less time deposits over $100,000. Rome has no existing identifiable intangible assets. Its core deposits were measured at $208.3 million as of December 31, 2010, net of $17.0 million in jumbo time deposits. For Legacy, core deposits) were measured at $549.9 million as of December 31, 2010, net of $135.3 million in jumbo time deposits. Also, an amount of $4.8 million was assigned as the value of identifiable intangible assets in the form of wealth management customer lists.
6)	Includes adjustment for the fair value of net premises and equipment. This adjustment is a premium of $1.2 million for Rome and $7.0 million for Legacy. Also includes adjustments in the net deferred tax assets resulting from the fair value adjustments related to the acquired assets and liabilities, identifiable intangibles, and other deferred tax items. The actual tax asset adjustments will depend on facts and circumstances existing at the completion of the mergers. Also includes anticipated capital expenditures as discussed in Note F-1 and other adjusting items.
7)	Represents the estimated fair value adjustment to certificate of deposit liabilities.
8)	Represents the estimated fair value adjustment to borrowings.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note F — Pro Forma Adjustments  – (continued)

9)	The actual equity adjustment is based on the $20.83 closing price of Berkshire Hills common stock as of March 31, 2011 for the Rome acquisition and will be based on the fair value of Berkshire Hills common stock on the date that the Legacy merger closes, which could be materially different from the amount presented here. A summary of the net impact of adjustments to stockholders’ equity and goodwill for Rome and Legacy is as follows (dollars and shares in thousands):

Equity and Goodwill Adjustment Detail For Rome:
Equity adjustment
Fair value of Berkshire Hills common shares issued	$54,099 (a)
Elimination of Rome stockholders’ equity	(60,655)
After tax integration expenses charged against cash and equivalents	(5,733)
Total stockholders’ equity adjustment	$(12,289)
Goodwill adjustment
Fair value of Berkshire Hills common shares issued for Rome common shares	$54,099 (a)
Cash payments to Rome stockholders	22,132 (b)
Value of Rome options	354 (c)
Total consideration	$76,585
Carrying value of Rome net assets at December 31, 2010	$60,655
Fair value adjustments (debit/(credit))
Investment securities	583
Loans, net	(2,644)
Other identifiable intangible assets – core deposit intangible	5,208
Certificates of deposit	(528)
Borrowings	(1,396)
Other assets	1,200
Net adjustments to deferred tax assets	(857)
Total fair value adjustments	1,566
Fair value of net assets acquired at December 31, 2010	62,221
Excess of consideration paid over fair value of net assets acquired (goodwill)	14,364
Elimination of Rome goodwill	—
Net goodwill adjustment	$14,364

(a)	Berkshire Hills common stock issued to Rome stockholders is calculated as follows:

Rome common shares outstanding as of April 1, 2011
Issued	9,896
Less treasury shares	(3,118)
Less unallocated ESOP shares repurchased to treasury to repay ESOP loan	(161)
Less Rome shares owned by Berkshire Hills cancelled per merger agreement	(59)
Outstanding Rome shares exchanged for Berkshire Hills consideration	6,558
Stock portion of consideration	70%
Outstanding Rome shares exchanged for Berkshire Hills stock consideration	4,590
Multiplied by exchange ratio	0.5658
Berkshire Hills common shares issued to Rome shareholders	2,597
Closing price per share of Berkshire Hills stock on March 31, 2011	$20.83
Fair value of Berkshire Hills common shares issued for Rome common shares	$54,099

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note F — Pro Forma Adjustments  – (continued)

(b)	The cash portion of the consideration to stockholders is calculated as follows:

Outstanding Rome shares exchanged for Berkshire Hills consideration	6,558
Cash portion of consideration	30%
Outstanding Rome shares exchanged for Berkshire Hills cash consideration	1,967
Cash value per share exchanged	$11.25
Total cash consideration for Rome common shares	$22,132
(c)	Under the terms of the merger agreement, all of the 354,000 options for Rome stock are exchanged for cash at $1.00 per share.

Equity and Goodwill Adjustment Detail For Legacy:
Equity adjustment
Fair value of Berkshire Hills common shares to be issued	$90,288 (a)
Fair value of Legacy stock options converted to Berkshire Hills options	1,070 (c)
Gain on Legacy stock owned by Berkshire Hills, recorded in income	1,451 (d)
Elimination of Legacy stockholders’ equity	(111,559)
After tax integration expenses charged against cash and equivalents	(12,250)
After tax adjustment for total pro forma charges recorded in the fourth quarter of 2010	6,000
Total stockholders’ equity adjustment	$(25,000)
Goodwill adjustment
Fair value of Berkshire Hills common shares to be issued	$90,288 (a)
Cash payments to Legacy stockholders	10,032 (b)
Fair value of Legacy stock options converted to Berkshire Hills options	1,070 (c)
Cash payments for Legacy stock options being canceled	1,269 (c)
Cost of Legacy shares previously purchased by Berkshire Hills	3,640 (d)
Gain on Legacy stock owned by Berkshire Hills, recorded in income	1,451 (d)
Total consideration	$107,750
Carrying value of Legacy net assets at December 31, 2010	$111,559
Fair value adjustments (debit/(credit))
Write off of Legacy goodwill	(11,558)
Write off of Legacy other identifiable intangibles	(3,625)
Investment securities	(7,000)
Loans, net	(12,925)
Other identifiable intangible assets	18,548
Certificates of deposit	(5,207)
Borrowings	(11,442)
Other assets	7,000
Net adjustments to deferred tax assets	34
Total fair value adjustments	(26,175)
Fair value of net assets acquired at December 31, 2010	$85,384
Excess of consideration paid over fair value of net assets acquired (goodwill)	$22,366
Elimination of Legacy goodwill	(11,558)
Net goodwill adjustment	$10,808

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note F — Pro Forma Adjustments  – (continued)

(a)	Berkshire Hills common stock issued for Legacy is calculated as follows:

Legacy common shares outstanding as of December 31, 2010
Issued	10,309
Less treasury shares	(1,677)
Less pro forma unallocated ESOP shares to be rescinded as a result of the merger	(523)
Less Legacy shares owned by Berkshire Hills	(392)
Pro forma outstanding Legacy shares to be exchanged for Berkshire Hills consideration	7,717
Multiplied by exchange ratio	0.56385
Berkshire Hills common shares to be issued	4,351
Average closing price per share of Berkshire Hills stock for ten days ended December 15, 2010	$20.75
Fair value of Berkshire Hills common shares to be issued	$90,288
(b)	The cash portion of the merger consideration is calculated as follows:

Pro forma outstanding Legacy shares to be exchanged for Berkshire Hills consideration	7,717
Cash consideration per share of outstanding Legacy shares	$1.30
Total cash consideration	$10,032
(c)	Under the terms of the merger agreement, 422,900 of the out-of-the money stock options are exchanged for cash at $3.00 per share. The remaining 312,810 options automatically vest and convert into options of Berkshire Hills stock with the same remaining term. Each Legacy share option converts into 0.6265 Berkshire Hills share option at an exercise price equal to the Legacy price divided by 0.6265. These new Berkshire Hills options were valued at $5.46 per share based on the Black Scholes model, resulting in a total consideration value of $1.1 million.
(d)	Berkshire Hills purchased 391,600 shares of Legacy common stock prior to negotiating the merger. The $3.6 million cost basis of this stock is accounted for as an element of consideration in determining goodwill. The $1.5 million estimated gain will be recorded in income and is therefore credited as an adjustment to equity (there is no tax offset due to capital loss carryforwards).
10)	Includes the amortization/accretion of fair value adjustments related to loans, investment securities, deposits and borrowings utilizing the sum of the years digits method over the estimated lives of the related asset or liability, excluding any adjustments related to estimated loan credit losses. For Rome, estimated lives are 5 – 7 years for loans, 5 years for investment securities, 2 years for deposits, and 3 years for borrowings. Legacy estimated lives are 4.7 years for loans, 1.5 years for deposits, and 4 years for borrowings. For both mergers, there is no adjustment to pro forma investment income to exclude interest income foregone on securities sold. It is anticipated that there will a reduction of interest income approximately equivalent to the loss of a 4% yield on investment securities sold. There is no accretion projected for the credit related Legacy securities discount.
11)	Non-interest income does not reflect revenue enhancement opportunities. It also does not reflect the $1.5 million gain expected on the existing Legacy shares currently owned by Berkshire Hills. The latter gain is reflected in the Legacy merger adjustments related to goodwill and equity in the pro forma balance sheet.
12)	See Note G below.

NOTES TO THE UNAUDITED PRO FORMA COMBINED CONDENSED CONSOLIDATED
FINANCIAL INFORMATION

Note F — Pro Forma Adjustments  – (continued)

13)	Adjustments to non-interest expense consist primarily of amortization of the identifiable intangible assets over an eight year life using the sum of the years digits method. Additionally, the adjustments include straight line depreciation of capital expenditures directly related to the merger; this annual depreciation is $280 thousand for Rome and $450 thousand for Legacy. The adjustments also include additional depreciation expense for the amortization of the fixed asset fair value premiums, totaling $60 thousand per year for Rome and $400 thousand for Legacy. Non-interest expenses do not reflect anticipated cost savings, which are estimated at 35% of total non-interest expenses for Rome and 42% for Legacy. Non-interest expenses also do not include one-time merger and integration expenses which will be expensed against income and which are accounted for as balance sheet adjustments to cash and equity in these pro forma financial statements. Those amounts, on an after-tax basis, total $5.7 million and $12.2 million for Rome and Legacy, respectively. See note 1 for additional discussion of merger related expenses.
14)	Reflects the tax impact of the pro forma merger adjustments at Berkshire Hills’ statutory income tax rate of 41.5%.
15)	Adjustment reflects the elimination of Rome and Legacy weighted average shares outstanding, offset by the shares issued in connection with the Rome merger and expected to be issued in connection with the Legacy merger. Unallocated Rome ESOP shares totaling 161 thousand shares were repurchased into treasury by Rome in order to satisfy the outstanding Rome ESOP loan. Based on the Legacy merger agreement, it is expected that 523 thousand in unallocated Legacy ESOP shares will be cancelled in satisfaction of the outstanding loan used to purchase such shares, and are, therefore, not included in the number of pro forma Berkshire Hills combined outstanding common shares at December 31, 2010. Similarly, it is expected that the 392 thousand shares of Legacy presently owned by Berkshire Hills will be canceled, and they are not included in pro forma combined Berkshire Hills common shares outstanding. Additionally the 59 thousand Rome shares previously owned by Berkshire Hills were canceled, and they are not included in pro forma combined Berkshire Hills common shares outstanding.
16)	See Note E above.

Note G — Effect of Hypothetical Adjustments on Rome’s and Legacy’s Historical Financial Statements

The unaudited pro forma combined condensed consolidated statement of operations presents the pro forma results assuming both the Rome and Legacy mergers occurred on January 1, 2010. As required by Regulation S-X Article 11, the pro forma statement of operations does not reflect any adjustments to eliminate Rome’s or Legacy’s historical provision for credit losses.

Both Rome’s and Legacy’s provision for credit losses for the periods presented relate to loans that Berkshire Hills is required to initially record at fair value. Such fair value adjustments include a component related to the expected credit losses on those loan portfolios. Berkshire Hills believes that these provisions would not have been recorded in Berkshire Hills’ combined consolidated financial statements for the periods presented had the mergers been completed on January 1, 2010.

COMPARATIVE PRO FORMA PER SHARE DATA

The following table summarizes selected share and per share information about Berkshire Hills, Rome, and Legacy giving effect to the mergers (which we refer to as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of Berkshire Hills, Rome, and Legacy incorporated by reference or included in this proxy statement/prospectus. The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the mergers had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The information about book value per share and shares outstanding assumes that the mergers took place as of December 31, 2010 and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of financial condition. The information about dividends and earnings per share assumes that the mergers took place as of January 1, 2010 and is based on the assumptions set forth in the preceding unaudited pro forma combined consolidated statements of operations. No pro forma adjustments have been included in these statements of operations which reflect potential effects of the mergers related to integration expenses, cost savings or operational synergies which are expected to be obtained by combining the operations of Berkshire Hills, Rome, and Legacy, or the costs of combining the companies and their operations. It is further assumed that Berkshire Hills will pay a cash dividend after the completion of the merger at the annual rate of $0.64 per share. The actual payment of dividends is subject to numerous factors, and no assurance can be given that Berkshire Hills will pay dividends following the completion of the merger or that dividends will not be reduced in the future.

(Shares and Stockholders' Equity in thousands)	Berkshire	Rome	Berkshire/Rome Pro Forma Combined	Legacy	Berkshire/Rome/ Legacy w/divestiture Pro Forma Combined	Pro Forma Legacy Equivalent Shares
Book value per share:
December 31, 2010	$27.56	$8.95	$26.17	$12.92	$24.93	$14.06
Cash dividends paid per common share:
Year ended December 31, 2010	$0.64	$0.36	$0.64	$0.20	$0.64	$0.36
Basic earnings (loss) per share from continuing operations:
Year ended December 31, 2010	$0.99	$0.35	$0.97	$(0.99)	$0.45	$0.25
Diluted earnings (loss) per share from continuing operations:
Year ended December 31, 2010	$0.99	$0.35	$0.97	$(0.99)	$0.45	$0.25
Note:
Shares outstanding:
December 31, 2010	14,076	6,778	16,673	8,632	21,024
Stockholders' Equity
December 31, 2010	$387,960	$60,655	$436,326	$111,559	$524,085

(1)	Pro forma dividends per share represent Berkshire Hills’ historical dividends per share.
(2)	The pro forma combined book value per share of Berkshire Hills common stock is based on the pro forma combined common stockholders’ equity for the merged entities divided by total pro forma common shares of the combined entities.
(3)	The pro forma combined diluted net income per share of Berkshire Hills common stock is based on the pro forma combined diluted net income for the merged entities divided by total pro forma diluted common shares of the combined entities.
(4)	The Pro Forma Legacy Equivalent Shares are calculated by multiplying the amounts in the Berkshire Hills/Rome/Legacy with Divestiture Pro Forma Combined Column by the 0.56385 exchange ratio, which represents the number of shares of Berkshire Hills common stock a Legacy stockholder will receive for each share of Legacy stock owned.

MARKET PRICE AND DIVIDEND INFORMATION

Berkshire Hills common stock is listed on the NASDAQ Global Select Market under the symbol “BHLB.” Legacy common stock is quoted on the NASDAQ Global Market under the symbol “LEGC.” The following table lists the high and low prices per share for Berkshire Hills common stock and Legacy common stock and the cash dividends declared by each company for the periods indicated.

	Berkshire Hills Bancorp, Inc. Common Stock			Legacy Bancorp, Inc. Common Stock
	High	Low	Dividends	High	Low	Dividends
Quarter Ended
March 31, 2011	$22.92	$20.68	$0.16	$13.75	$12.61	$0.05
December 31, 2010	$22.49	$17.90	$0.16	$13.14	$7.49	$0.05
September 30, 2010	$20.94	$17.08	$0.16	$8.91	$7.55	$0.05
June 30, 2010	$22.84	$16.81	$0.16	$9.73	$8.24	$0.05
March 31, 2010	$20.99	$16.20	$0.16	$9.98	$9.01	$0.05
December 31, 2009	$22.85	$18.05	$0.16	$11.07	$9.40	$0.05
September 30, 2009	$24.88	$19.92	$0.16	$13.46	$10.50	$0.05
June 30, 2009	$26.99	$19.87	$0.16	$12.10	$9.29	$0.05
March 31, 2009	$31.39	$18.46	$0.16	$11.21	$7.90	$0.05

You should obtain current market quotations for Berkshire Hills and Legacy common stock, as the market price of Berkshire Hills common stock will fluctuate between the date of this document and the date on which the Merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of May 2, 2011, there were approximately 2,691 holders of record of Berkshire Hills common stock. As of May 2, 2011, there were approximately 919 holders of record of Legacy common stock. These numbers do not reflect the number of persons or entities who may hold their stock in nominee or “street name” through brokerage firms.

Following the Merger, the declaration of dividends will be at the discretion of Berkshire Hills’ board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Berkshire Hills, applicable state law and government regulations and other factors deemed relevant by Berkshire Hills’ board of directors.

SPECIAL MEETING OF LEGACY BANCORP, INC. STOCKHOLDERS

Date, Place, Time and Purpose

Legacy’s board of directors is sending you this document to request that you allow your shares of Legacy to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Legacy board of directors will ask you to vote on a proposal to approve the Merger Agreement. You may also be asked to vote to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement. The special meeting will be held at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 9:30 a.m., local time, on June 20, 2011.

Who Can Vote at the Meeting

You are entitled to vote if the records of Legacy showed that you held shares of Legacy common stock as of the close of business on May 2, 2011. As of the close of business on that date, a total of 8,631,732 shares of Legacy common stock were outstanding. Each share of common stock has one vote. If you are a beneficial owner of shares of Legacy common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of Legacy common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Legacy common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Merger Agreement.  Approval of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Legacy common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Broker non-votes and abstentions from voting will have the same effect as voting against the Merger Agreement.

Proposal 2: Adjourn the meeting if necessary or appropriate, including an adjournment to permit further solicitation of proxies in favor of the Merger.  The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the Merger Agreement.

Shares Held by Legacy Officers and Directors and by Berkshire Hills

As of May 2, 2011, directors and executive officers of Legacy beneficially owned 360,386 shares of Legacy common stock, not including shares that may be acquired upon the exercise of stock options. This equals 4.2% of the outstanding shares of Legacy common stock. The directors and executive officers of Legacy have agreed to vote their shares in favor of the Merger at the special meeting. As of the same date, Berkshire Hills and its subsidiaries and its directors and executive officers owned approximately 392,600 shares of Legacy common stock. This equals 4.5% of the total outstanding shares of Legacy common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Legacy recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Legacy stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement and the proposal to adjourn the meeting. If you are the record holder of your shares of Legacy common stock and submit your proxy without specifying a voting instruction, your shares of Legacy common stock will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the proposal to approve the Parachute Arrangements and “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the Merger Agreement. Legacy’s board of directors recommends a vote “FOR” approval of the Merger Agreement and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the Merger Agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of Legacy a duly executed revocation of proxy;
•	submitting a new proxy with a later date; or
•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Legacy Bancorp, Inc.
Kimberly A. Mathews, Corporate Secretary and General Counsel
99 North Street
Pittsfield, Massachusetts 01201

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. Legacy does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

Legacy will pay for this proxy solicitation. In addition to soliciting proxies by mail, Phoenix Advisory Partners, LLC, a proxy solicitation firm, will assist Legacy in soliciting proxies for the special meeting. Legacy will pay $5,500, plus expenses, for these services. Legacy will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Legacy may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

SPECIAL MEETING OF BERKSHIRE HILLS BANCORP, INC. STOCKHOLDERS

Date, Place, Time and Purpose

Berkshire Hills’s board of directors is sending you this document to request that you allow your shares of Berkshire Hills to be represented at the special meeting by the persons named in the enclosed proxy card. At the special meeting, the Berkshire Hills board of directors will ask you to vote on a proposal to approve the Merger Agreement. You may also be asked to vote to adjourn the special meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the Merger Agreement. The special meeting will be held at The Crowne Plaza Hotel, One West Street, Pittsfield, Massachusetts at 11:00 a.m., local time, on June 20, 2011.

Who Can Vote at the Meeting

You are entitled to vote if the records of Berkshire Hills showed that you held shares of Berkshire Hills common stock as of the close of business on May 2, 2011. As of the close of business on that date, a total of 16,779,110 shares of Berkshire Hills common stock were outstanding. Each share of common stock has one vote. If you are a beneficial owner of shares of Berkshire Hills common stock held by a broker, bank or other nominee (i.e., in “street name”) and you want to vote your shares in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

Quorum; Vote Required

The special meeting will conduct business only if a majority of the outstanding shares of Berkshire Hills common stock entitled to vote is represented in person or by proxy at the meeting. If you return valid proxy instructions or attend the meeting in person, your shares will be counted for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares of Berkshire Hills common stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

Proposal 1: Approval of the Merger Agreement.  Approval of the Merger Agreement will require the affirmative vote of a majority of the outstanding shares of Berkshire Hills common stock entitled to vote at the meeting. Failure to return a properly executed proxy card or to vote in person will have the same effect as a vote against the Merger Agreement. Broker non-votes and abstentions from voting will have the same effect as voting against the Merger Agreement.

Proposal 2: Approval of the amendment to the Berkshire Hills Bancorp, Inc. Certificate of Incorporation.  Under the Berkshire Hills Certificate of Incorporation and Bylaws and Delaware law, the amendment of Berkshire Hills Certificate of Incorporation requires a vote “FOR” the amendment by a majority of the outstanding Common Stock entitled to vote thereof.

Proposal 3: Adjourn the meeting if necessary or appropriate, including an adjournment to permit further solicitation of proxies in favor of the Merger.  The affirmative vote of the majority of votes cast is required to approve the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the Merger Agreement.

Shares Held by Berkshire Hills Officers and Directors and by Berkshire Hills

As of May 2, 2011, directors and executive officers of Berkshire Hills beneficially owned 521,087 shares of Berkshire Hills common stock, not including shares that may be acquired upon the exercise of stock options. This equals approximately 3.1% of the outstanding shares of Berkshire Hills common stock. The directors and executive officers of Berkshire Hills have agreed to vote their shares in favor of the Merger at the special meeting. As of the same date, Legacy and its subsidiaries and its directors and executive officers did not own any shares of Berkshire Hills common stock.

Voting and Revocability of Proxies

You may vote in person at the special meeting or by proxy. To ensure your representation at the special meeting, Berkshire Hills recommends that you vote by proxy even if you plan to attend the special meeting. You can always change your vote at the special meeting.

Berkshire Hills stockholders whose shares are held in “street name” by their broker, bank or other nominee must follow the instructions provided by their broker, bank or other nominee to vote their shares. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet.

Voting instructions are included on your proxy form. If you properly complete and timely submit your proxy, your shares will be voted as you have directed. You may vote for, against, or abstain with respect to the approval of the Merger Agreement and the proposal to adjourn the meeting. If you are the record holder of your shares of Berkshire Hills common stock and submit your proxy without specifying a voting instruction, your shares of Berkshire Hills common stock will be voted “FOR” the proposal to adopt the Merger Agreement, “FOR” the amendment of the Berkshire Hills Certificate of Incorporation, and “FOR” the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the Merger Agreement. Berkshire Hills’s board of directors recommends a vote “FOR” approval of the Merger Agreement, “FOR” the amendment of the Berkshire Hills Certificate of Incorporation, and “FOR” approval of the proposal to adjourn the meeting if necessary to permit further solicitation of proxies on the proposal to approve the Merger Agreement.

You may revoke your proxy before it is voted by:

•	filing with the Secretary of Berkshire Hills a duly executed revocation of proxy;
•	submitting a new proxy with a later date; or
•	voting in person at the special meeting.

Attendance at the special meeting will not, in and of itself, constitute a revocation of a proxy. All written notices of revocation and other communication with respect to the revocation of proxies should be addressed to:

Berkshire Hills Bancorp, Inc.
Wm. Gordon Prescott, Corporate Secretary and General Counsel
24 North Street
Pittsfield, Massachusetts 01201

If any matters not described in this document are properly presented at the special meeting, the persons named in the proxy card will use their own judgment to determine how to vote your shares. Berkshire Hills does not know of any other matters to be presented at the meeting.

Solicitation of Proxies

Berkshire Hills will pay for this proxy solicitation. In addition to soliciting proxies by mail, Phoenix Advisory Partners, LLC, a proxy solicitation firm, will assist Berkshire Hills in soliciting proxies for the special meeting. Berkshire Hills will pay $6,500, plus expenses, for these services. Berkshire Hills will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners and obtaining their voting instructions. Additionally, directors, officers and employees of Berkshire Hills may solicit proxies personally and by telephone. None of these persons will receive additional or special compensation for soliciting proxies.

RIGHTS OF DISSENTING LEGACY BANCORP, INC. STOCKHOLDERS

Under Delaware law, holders of Legacy common stock that do not wish to accept the Merger consideration may elect to have the value of their shares of Legacy common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation, which could be higher or lower than, or the same as, the value of the Merger Consideration, will exclude any element of value arising from the accomplishment or expectation of the Merger. A stockholder may only exercise such appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this document as Appendix D and incorporated into this summary by reference. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor before electing or attempting to exercise these rights.

All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Legacy common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Legacy common stock held of record in the name of another person, such as a bank, broker or other nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of Legacy’s special meeting, which is scheduled for June 20, 2011, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This document constitutes notice to the Legacy stockholders of the availability of appraisal rights, and the applicable statutory provisions of the Delaware General Corporation Law are attached to this document as Appendix D.

Any Legacy stockholder wishing to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law must satisfy each of the following conditions:

•	The stockholder must deliver to Legacy a written demand for appraisal of its shares before the vote on the Merger Agreement at Legacy’s special meeting, which is scheduled for [Date]. This demand will be sufficient if it reasonably informs Legacy of the identity of the stockholder and that the stockholder intends by that writing to demand the appraisal of its shares.
•	The stockholder must not vote its shares of common stock in favor of the Merger Agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the Merger Agreement. Therefore, a Legacy stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the Merger Agreement or affirmatively indicate on the proxy that such stockholder is abstaining from voting on the Merger Agreement. Neither voting against, abstaining from voting, or failing to vote on the adoption of the Merger Agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any failure to vote, abstention from voting, or any vote, in person or by proxy, cast against approval of the Merger.
•	The stockholder must continuously hold its shares from the date of making the written demand through the completion of the Merger. A stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made but who thereafter transfers those shares prior to the completion of the Merger will lose any right to appraisal in respect of those shares.

Only a stockholder of record of shares of Legacy common stock is entitled to assert appraisal rights for those shares registered in that holder’s name. A demand for appraisal should:

•	be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the stock transfer records of Legacy;
•	specify the stockholder’s name and mailing address;
•	specify the number of shares of Legacy common stock owned by the stockholder; and
•	specify that the stockholder intends thereby to demand appraisal of its common stock.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank or broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their nominees to determine appropriate procedures for the making of a demand for appraisal by such nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 should mail or deliver a written demand to:

Legacy Bancorp, Inc.
99 North Street
P.O. Box 1148
Pittsfield, Massachusetts 01202
Attention: Kimberly A. Mathews, Corporate Secretary
and General Counsel

Within ten days after the completion of the Merger, Berkshire must send a notice as to the completion of the Merger to each of Legacy’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted in favor of or consented to adoption of the Merger Agreement. Within 120 days after the completion of the Merger, but not after that date, either Berkshire or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all stockholders demanding appraisal of their shares. Berkshire is under no obligation to, and has no present intent to file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Berkshire Hills will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since Berkshire Hills has no obligation to file a petition, the failure of affected stockholders to do so within the period specified could nullify any previous written demand for appraisal. Under the Merger Agreement, Legacy has agreed to give Berkshire Hills prompt notice of any demands for appraisal it receives. Berkshire Hills has the right to participate in all negotiations and proceedings with respect to demands for appraisal. Legacy will not, except with the prior written consent of Berkshire Hills, make any payment with respect to any demands for appraisal, offer to settle, or settle, any demands.

Within 120 days after the completion of the Merger, any stockholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from Berkshire Hills, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which Legacy received demands for appraisal and the aggregate number of holders of those shares. Berkshire Hills must mail this statement to the stockholder by the later of ten days after receipt of the request or ten days after expiration of the period for delivery of demands for appraisals under Section 262.

A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Berkshire Hills. Berkshire Hills must, within 20 days of receipt of the petition, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares and who have not reached agreements with it as to the value of their shares. After notice to stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. After determining what stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the “fair value” of their shares. This value will exclude any element of value arising from the accomplishment or expectation of the Merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys’ fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the Merger consideration they would be entitled to receive pursuant to the Merger Agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.”

Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the Merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares as of a record date prior to the completion of the Merger.

Any stockholder may withdraw its demand for appraisal and accept the Merger consideration by delivering to Berkshire Hills, within 60 days of the effective date of the Merger, a written withdrawal of the stockholder’s demands for appraisal. Any attempt to withdraw made more than 60 days after the effective date of the Merger will require written approval of Berkshire Hills. Moreover, no appraisal proceeding before the Delaware Court of Chancery as to any stockholder shall be dismissed without the approval of the Delaware

Court of Chancery, and such approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If Berkshire Hills does not approve a stockholder’s request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the Merger consideration.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the Merger Agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are a Legacy stockholder and are considering exercising your appraisal rights under the Delaware General Corporation Law, you should consult your own legal advisor.

DESCRIPTION OF THE MERGER

The following summary of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement. A copy of the Merger Agreement is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated by reference into this Joint Proxy Statement/Prospectus. You should read the Merger Agreement completely and carefully as it, rather than this description, is the legal document that governs the Merger.

General

The Merger Agreement provides for the merger of Legacy with and into Berkshire Hills, with Berkshire Hills as the surviving entity. Following the merger of Legacy with and into Berkshire Hills, Berkshire Hills intends to merge Legacy Banks with and into Berkshire Bank, but retains the right to hold Legacy Banks as a separate subsidiary. In connection with a merger of Legacy Banks with and into Berkshire Bank, Berkshire Hills may, subject to regulatory approval, include the “Legacy” name in the name of Berkshire Bank’s branch offices in Berkshire County, Massachusetts and may continue to do so for up to two years from the completion of the Merger or until such time as Berkshire Bank rebrands its banking offices in Berkshire County, Massachusetts. Berkshire Hills will designate the headquarters of Berkshire Hills and Berkshire Bank as 99 North Street, Pittsfield, Massachusetts.

Background of the Merger

Legacy’s board of directors has considered from time to time various opportunities for increasing long-term value for Legacy stockholders, taking into account, among other factors, Legacy’s recent performance, its future prospects, and various strategic alternatives available to it. In recent years, in conjunction with the Legacy board of directors’ assessment of such matters, it has received presentations by several investment banking firms, including Keefe, Bruyette & Woods, Inc., or KBW, and Legacy's senior executives regarding trends in the regulatory environment, the economy and the financial marketplace, including information relating to recent merger and acquisition activity. In some cases these reviews included a discussion by Legacy’s legal counsel of the legal standards applicable to the decisions and actions of Legacy's board of directors. Most meetings of the Legacy board of directors at which these reviews were conducted included an executive session from which non-independent directors were excused.

Berkshire’s board of directors and senior management from time to time have reviewed Berkshire’s strategic alternatives and assessed various opportunities for increasing long-term stockholder value. These reviews included several assessments by executive management and/or Berkshire’s financial advisors, of Berkshire’s financial performance and trends in the financial marketplace, including merger and acquisition activity, both locally and nationwide. In some cases these reviews included a discussion by Berkshire’s legal counsel of the legal standards applicable to the decisions and actions of Berkshire’s board of directors.

Legacy and Berkshire are each headquartered in Pittsfield, Massachusetts. J. Williar Dunlaevy, Legacy’s Chairman and Chief Executive Officer, and Michael P. Daly, Berkshire’s President and Chief Executive Officer, have spoken from time to time about economic conditions as well as the business and regulatory climate for banks operating in their market areas. In addition, following Patrick J. Sullivan’s appointment in April 2010 as Legacy’s President and the President and Chief Executive Officer of Legacy Banks, Mr. Daly became acquainted with Mr. Sullivan.

Developments before Execution of Merger Agreement

Messrs. Daly and Sullivan met on August 30, 2010. They discussed various challenges faced by community banks located in Berkshire County in achieving growth while maintaining strong asset quality and capital. Mr. Daly asked if Legacy might be willing to explore a merger with Berkshire. Mr. Daly also informed Mr. Sullivan that Berkshire was interested in acquiring more than 5% of Legacy common stock. Mr. Sullivan responded that while Legacy's strategic plans were to remain independent and serve its customers, Legacy's board of directors was aware of the need to remain competitive and to create stockholder value, and that a merger of Legacy and Berkshire might be consistent with those objectives.

At various times during the late summer and early fall of 2010, Messrs. Dunlaevy and Sullivan and the Legacy board of directors, or in some cases the board’s Mergers and Acquisitions Committee, met with one of several investment banking firms, including KBW. Together with those investment banking firms, the Legacy directors considered Legacy’s financial condition and recent profitability compared to other community banks headquartered in Massachusetts of generally comparable size. The Legacy directors also considered Legacy’s projected financial condition and operating results for the 2011 – 2012 period that Legacy’s senior management recently had prepared in connection with Legacy’s capital planning process. The directors also discussed on various occasions after August 30, 2010 the implications of Berkshire acquiring more than 5% of Legacy common stock and whether a merger with Berkshire could be expected to be the most advantageous strategic alternative for Legacy for the foreseeable future. In many of those discussions, the directors also considered an overview of potential acquisition targets or “merger of equals” partners for Legacy, as well as a list of substantially larger banking companies, including Berkshire, that are headquartered in New England or upstate New York and, in the view of one or more of the investment banking firms, might be willing to consider a merger with Legacy. In connection with those discussions, the directors received information regarding recent mergers and acquisitions market for community banks in New England and the range of implied valuations of Legacy based upon recent community bank mergers and acquisitions. The directors also received a general indication from various investment banking firms regarding the range of prices at which Legacy common stock could be expected to trade in the future if Legacy remained independent, or pursued an acquisition strategy, as well as a general indication of the range of values that the Legacy directors could reasonably expect in a merger based upon transaction values in recent community bank mergers. (The projected Legacy financial condition and operating results for the 2011-2012 period sometimes are referred to in this Joint Proxy Statement/Prospectus as “Legacy’s Management Projections.” A condensed version of Legacy’s Management Projections for 2011 is included elsewhere in this Joint Proxy Statement/Prospectus. See “— Legacy’s 2011 Management Financial Projections” beginning on page 46 of this Joint Proxy Statement/Prospectus.)

One such presentation by an investment banking firm to the Legacy directors occurred in connection with a previously scheduled, full-day strategic planning session of the boards of directors of Legacy and Legacy Banks held on September 29, 2010. Mr. Sullivan and other members of Legacy management led a discussion of Legacy's recent performance and near-term future prospects as reflected in Legacy’s Management Projections. An investment banking firm other than KBW delivered a presentation regarding Legacy’s financial condition and recent profitability compared to other community banks headquartered in New England and upstate New York, and provided an overview of the current mergers and acquisitions market for community banks both headquartered in the New England or upstate New York region and nationwide. During an executive session following the strategic planning session, Mr. Sullivan informed the directors of Legacy and Legacy Banks that Mr. Daly had approached him informally regarding a possible merger of Legacy and Berkshire.

In October 2010, Berkshire consulted with Sandler O’Neill to assist Berkshire in assessing the financial implications of a merger with Legacy.

In mid-October, Legacy’s board of directors and KBW met to discuss Mr. Daly’s overtures and to consider various strategic options available to Legacy, including a potential merger with a larger banking company. The Legacy board of directors requested that KBW prepare a more refined presentation in which KBW identified the other large banking companies headquartered in New England or upstate New York, in addition to Berkshire, that might be willing to consider a merger with Legacy. The Legacy board of directors also asked KBW to provide an assessment of the relative levels of interest that KBW expected those companies would have in considering a merger with Legacy and the range in which the Legacy board of directors could expect Legacy common stock to be valued in a merger with such companies. In addition, on November 1, 2010, Messrs. Dunlaevy and Sullivan met separately with KBW and another investment banking firm to discuss the economy and the financial marketplace generally, including information relating to recent merger and acquisition activity involving community banks.

Messrs. Daly and Sullivan met on November 4, 2010, at Mr. Daly’s request, to discuss in more detail the potential advantages to Legacy and Berkshire of a merger. Specific financial terms of a possible merger were not discussed.

Legacy's board of directors met again on November 8, 2010. Mr. Sullivan reported on his recent discussions with Mr. Daly regarding a potential merger of Legacy and Berkshire. During the ensuing discussion, the Legacy board of directors focused on whether it was an opportune time for Legacy to actively pursue a merger with a larger banking company and whether it was advisable for Legacy to negotiate exclusively with Berkshire and, if so, the range in which the Legacy board of directors could expect Legacy common stock to be valued in such a merger.

As part of the Legacy board of directors’ November 8, 2010 deliberations, KBW provided an overview of various community bank acquisitions nationwide and of various acquisitions of community banks headquartered in New England or upstate New York. KBW also presented an overview of Berkshire’s business, financial condition and recent operating results, and a preliminary assessment of the advantages to Legacy stockholders of a merger with Berkshire, including a discussion of the relevant demographic factors in the banks’ markets, the combined bank’s pro forma deposit share in various communities, and the extent to which the combined bank’s mix of loans would be more diverse than Legacy’s. In discussing the combined bank’s deposits, KBW observed that the bank would have a significant market share of deposits in Berkshire County, Massachusetts and likely would be required by regulators to divest a portion of its deposits and several branches in the Berkshire County region in order to mitigate the increase in market concentration resulting from the merger. KBW also presented an analysis of the financial impact on Legacy and Berkshire stockholders of a hypothetical merger of Legacy and Berkshire under various assumptions regarding the price at which Legacy common stock would be valued in such merger.

In connection with a discussion of the relative merits of actively soliciting proposals from several banking companies rather than negotiating exclusively with Berkshire, KBW provided the Legacy board of directors with information regarding other large banking companies headquartered in New England or upstate New York that might be willing to consider a merger with Legacy, a general indication of the relative levels of interest that KBW expected those companies would have in considering a merger with Legacy, and an analysis of the financial impact on those parties of a hypothetical merger with Legacy, under various assumptions regarding the price at which Legacy common stock would be valued in such mergers.

After discussing the potential risks and benefits associated with pursuing a potential merger of Legacy with a larger banking company generally and with Berkshire in particular, the Legacy board of directors decided at the conclusion of the November 8, 2010 meeting that KBW should not solicit merger proposals at that time from one or more banking companies in addition to Berkshire, and authorized Legacy’s senior management to enter into a mutual nondisclosure agreement with Berkshire and to engage in detailed merger discussions with Berkshire with a goal of persuading Berkshire to value Legacy common stock at or above $16.00 per share in such a transaction.

Berkshire and Legacy entered into a mutual nondisclosure agreement on November 18, 2010. Mr. Daly and Kevin Riley, Berkshire’s Chief Financial Officer, met later that day with Mr. Sullivan and Paul Bruce, Legacy’s Chief Financial Officer, Sandler O’Neill, and KBW to discuss Legacy’s Management Projections for 2011, as well as other financial, strategic and operational matters pertinent to a merger of Legacy and Berkshire, including the range of cost savings that Legacy’s senior management expected could be realized if Legacy merged with Berkshire.

On November 22, 2010, Messrs. Dunlaevy and Sullivan met with Mr. Daly to discuss the financial terms of a possible merger, review the transaction costs that likely would be incurred in such a merger, and consider the range of cost savings that reasonably could be achieved if Legacy and Berkshire were combined. Mr. Daly informed Messrs. Dunlaevy and Sullivan that Berkshire was inclined to value Legacy common stock in a merger at a price per share ranging from $14.00 to $15.00. Messrs. Dunlaevy and Sullivan explained why the Legacy board of directors believed a valuation of not less than $16.00 was appropriate.

On November 29, 2010, Berkshire delivered to Legacy a written non-binding expression of interest, or letter of intent, outlining the terms of the proposed merger. In that letter of intent, Berkshire proposed that 75% of the shares of Legacy common stock would be converted into shares of Berkshire common stock in the merger at an exchange ratio of 0.75 shares of Berkshire common stock for each share of Legacy common stock, and that the remaining 25% of Legacy common stock would receive $15.00 per share in cash. Based upon the closing price of Berkshire common stock on November 29, 2010, the stock component of

Berkshire’s proposal had a value of $15.09 per share of Legacy common stock. Berkshire proposed that the exchange ratio would not be adjusted in the event of a decline in the market price of Berkshire common stock, that “out-of-the-money” Legacy stock options would be canceled in exchange for a payment of $3.00 per share, and that other Legacy stock options would be exchanged for Berkshire stock options having equivalent economic terms. Berkshire proposed a termination fee equal to 5% of the equity value of the transaction. The letter of intent also stated that Berkshire would honor existing Legacy severance and change in control agreements, provided that it could do so without incurring material adverse tax consequences; appoint Mr. Dunlaevy and one other Legacy director to the Berkshire board of directors; employ Mr. Sullivan in an executive capacity; and enter into a consulting arrangement with Mr. Dunlaevy, providing for a continuing role with the Legacy Banks Foundation and Berkshire Bank. Berkshire’s proposal also indicated that it would use the name “Legacy” in the name of its Berkshire County branches. As a condition for proceeding, Berkshire required that Legacy commit to negotiate on an exclusive basis for a 30-day period while each party completed its due diligence review of the other and endeavored to negotiate a definitive merger agreement and related transaction documents.

The Legacy board of directors met on November 30, 2010 to consider Berkshire’s letter of intent. Also present at that meeting were KBW and Nutter McClennen & Fish, counsel to Legacy. Messrs. Dunlaevy and Sullivan briefed the Legacy board of directors on the negotiations with Berkshire since the November 8, 2010 meeting. Mr. Sullivan noted that Berkshire had delivered a revised letter of intent, dated November 30, 2010, stating that Berkshire was willing to reduce the termination fee to 4% of the equity value of the transaction, designate Legacy’s current executive office building as the headquarters of Berkshire and Berkshire Bank, and allow Legacy to terminate the merger agreement if the average trading price of Berkshire’s common stock declined materially, both in absolute terms and relative to the trading prices of an index group over that period, and if Berkshire did not exercise its option to increase the ratio of Berkshire common stock to be exchanged for Legacy common stock.

At the November 30, 2010 meeting of the Legacy board of directors, KBW reviewed the financial terms of Berkshire’s proposal. Nutter McClennen & Fish discussed the legal standards applicable to the decisions and actions of the Legacy board of directors and reviewed the proposed terms and conditions in the Berkshire letter of intent, including the treatment of Legacy stock options and existing Legacy severance and change in control agreements, as well as the implications of provisions of the Internal Revenue Code applicable to severance payments. Nutter McClennen & Fish also discussed the terms of the Legacy 2006 Equity Incentive Plan relevant to the treatment of options, and KBW discussed how the proposed cash payment of $3.00 in exchange for the cancellation of certain “out-of-the-money” Legacy stock options related to an estimate of the valuation of those options based upon a Black-Scholes option pricing model. Nutter McClennen & Fish also discussed the implications of Berkshire’s requirement that Legacy directors and executive officers enter into a voting agreement with Berkshire pursuant to which Legacy directors and executive officers would agree to vote the shares held by them in favor of the approval and adoption of the merger agreement. Messrs. Dunlaevy and Sullivan described the timing of and arrangements for Berkshire’s onsite due diligence review, which was scheduled to begin after the close of business on December 3, 2010, as well as Legacy’s planned due diligence review of Berkshire that would take place subsequently.

At the conclusion of the November 30, 2010 meeting, Legacy’s board of directors authorized management to continue to pursue a merger with Berkshire on the terms set forth in Berkshire’s revised letter of intent. The Legacy board of directors also authorized Legacy’s senior management to engage KBW to provide financial advisory services in connection with a possible merger with Berkshire and any other potential merger or sale. Legacy formally engaged KBW on December 9, 2010. KBW is nationally recognized for providing investment banking and financial advisory services to financial institutions. In particular, in the opinion of the Legacy board of directors, KBW has an excellent reputation for knowledge of and experience with small, medium and large banks headquartered in New England or upstate New York. In retaining a financial advisor to provide financial advisory services in connection with a sale or merger, the Legacy board of directors considered knowledge of both the large community banks and regional banking franchises headquartered in New England or upstate New York (which the Legacy board of directors expected would be the most likely type of company to be interested in a merger with Legacy) and the current environment for community bank mergers important to the Legacy board of directors’ evaluation of a merger with Berkshire, as well as consideration of Legacy’s other strategic alternatives. In addition, the Legacy board of directors had successfully worked with KBW on several prior matters. Taking into account this prior working relationship and the fact that, in Legacy’s view, no other financial advisor would be better qualified to advise on the type of merger that Legacy planned to consider, the Legacy board of directors did not consider it necessary to formally consider or request proposals from other financial advisors in connection with a possible merger or sale. Legacy received independent legal advice from Nutter McClennen & Fish in negotiating the terms of KBW’s engagement.

Beginning on December 1, 2010, Legacy prepared to provide Berkshire with access to all requested non-public information that Berkshire had requested in connection with its due diligence review, including, among other things, by assembling a “virtual” data room by electronic means, recognizing that the virtual data room could be used to provide due diligence information to other possible merger partners.

On December 3, 2010, after further analysis of the impact that combined bank’s pro forma deposit share in the Berkshire County region would have on the Herfindahl-Hirschman Index, or HHI, which is a measure of market concentration used by federal bank regulators and the United States Department of Justice to evaluate the competitive effects of the merger, Legacy decided to delay granting Berkshire access to the virtual data room and permitting Berkshire to commence its on-site due diligence review until Legacy and Berkshire conducted a more detailed analysis of competitive effects of the proposed merger and engaged in informal discussions with federal bank regulators and the Department of Justice. On December 3, 2010, Berkshire retained Wachtell, Lipton, Rosen & Katz (“Wachtell”) as special counsel for antitrust matters, and from December 3 through December 7, Berkshire and Legacy undertook a more detailed analysis of the impact the proposed merger would have on the HHI in the Berkshire County region. In addition, Wachtell, together with Nutter McClennen & Fish and Luse Gorman Pomerenk & Schick (“Luse Gorman”), merger counsel for Berkshire, engaged in informal discussions with federal bank regulators and the Department of Justice regarding the HHI methodology that would be applied to the proposed merger. Based upon that analysis and those informal discussions, Berkshire and Legacy reached a general consensus that the required divestment of deposits could reasonably be expected to be in the range of $150 million to $200 million, recognizing, however, that counsel’s informal discussions would not preclude any of the federal bank regulators or the Department of Justice from taking positions different from those expressed during those discussions, and that therefore there was some risk that federal bank regulators or the Department of Justice could require divestment of a greater amount of deposits in order to mitigate the increase in market concentration resulting from the merger.

On December 8, 2010, the Legacy board of directors received an update from Legacy’s senior management and Nutter McClennen & Fish regarding the basis for the view that the required deposit divestment could reasonably be expected to be in the range of $150 million to $200 million. At the meeting, Legacy’s senior management summarized the more detailed HHI analysis conducted by Berkshire and Wachtell and the preliminary discussions with federal bank regulators and the Department of Justice. Nutter McClennen & Fish also reviewed how the risk of a required divestment of a portion of the combined bank’s Berkshire County deposits, together with related branches and loans, would relate to the customary closing condition that would obligate the parties to complete the merger unless a regulatory approval imposed a “burdensome condition.” Nutter McClennen & Fish and Legacy senior management also discussed the fact that federal bank regulators and the Department of Justice typically require that the divested deposits come from the institution being acquired, in this case Legacy, and the implications of that policy for employee and customer retention. The Legacy board of directors also considered the risk that the time necessary for the federal banking regulators and the Department of Justice to determine the amount and composition of deposits, loans and branch locations in Berkshire County to be divested might materially delay the receipt of one or more regulatory approvals to complete the merger.

At the conclusion of the December 8, 2010 meeting, the Legacy board of directors concurred with management’s recommendation to allow Berkshire to have access to the virtual data room and to commence its on-site due diligence review, provided that Legacy and Berkshire could reach a satisfactory understanding as to how to allocate the divestment risk in the merger agreement. Later that day, after Luse Gorman and Nutter McClennen & Fish exchanged drafts of the text of the regulatory closing condition and the definition of “Material Adverse Effect” to be included in the merger agreement, Berkshire and Legacy agreed in principle that the merger agreement would include a regulatory closing condition that would be satisfied so long as no regulatory approval contained any condition or requirement that would result in a Material Adverse Effect, and that the definition of Material Adverse Effect specifically would exclude the impact of a requirement contained in any regulatory approval, or as a condition necessary to obtain any regulatory approval, that there be a divesture of not more than $200 million of deposit liabilities, whether from Legacy, Berkshire or a combination of the two, together with related branch premises and such loans as one of more bank regulators may require in connection with such divestiture.

Legacy gave Berkshire access to Legacy’s virtual data room late in the afternoon on December 8, 2010 and Berkshire conducted its on-site due diligence review during non-business hours from December 8 through December 10, 2010. Legacy conducted a more limited due diligence review of Berkshire on December 10 and 11, 2010, consisting of Legacy’s senior management, KBW and Nutter McClennen & Fish interviewing senior Berkshire management and reviewing certain non-public information, as well as a limited review of certain loans performed by an independent loan review company retained by Legacy.

Messrs. Dunlaevy, Sullivan and Daly met on December 14, 2010 to discuss the due diligence findings of their respective organizations and the implications for financial, strategic and operational matters pertinent to a merger of Legacy and Berkshire. Mr. Daly informed Messrs. Dunlaevy and Sullivan that following Berkshire’s due diligence review, Berkshire no longer was willing to value Legacy at $15.00 per share. In explaining Berkshire’s position, Mr. Daly emphasized two post-November 29, 2010 developments. First, Berkshire’s interest rate mark, in which Berkshire valued Legacy’s assets and liabilities to reflect the increase in interest rates since September 30, 2010, indicated that Berkshire would need to materially decrease its estimate of the fair value of Legacy’s net assets, as compared to Berkshire’s previous fair value estimate based upon information as of September 30, 2010 that was available to Berkshire when it submitted its November 29, 2010 letter of intent. Second, Berkshire estimated that as part of its fair value adjustments it would need to record a significant credit related discount to the value of Legacy’s relatively illiquid investments in commercial real estate and commercial real estate finance. Mr. Daly told Mr. Sullivan that Berkshire believed the appropriate valuation of Legacy common stock in a merger was in the range of $12 to $13 per share. Further discussions took place on December 14 and 15 between Mr. Daly and Mr. Sullivan and between Sandler O’Neill and KBW regarding the appropriate valuation of Legacy common stock in a merger with Berkshire. In addition, at Mr. Sullivan’s request, KBW confirmed that Berkshire had calculated its interest rate mark in a commercially reasonable manner.

On December 15, 2010, Mr. Sullivan and KBW briefed Legacy’s board of directors on Berkshire’s due diligence findings and Berkshire’s proposal to reduce the value that Legacy stockholders would receive in a merger with Berkshire. Mr. Sullivan and KBW summarized how the material terms of the revised proposal that Berkshire had communicated orally before the meeting differed from the proposal that the Legacy board of directors considered on November 30, 2010. Specifically, Mr. Sullivan and KBW reported that Berkshire proposed to value Legacy common stock at $13.00 per share in the merger, and that for a period of time after the merger agreement was signed, sometimes referred to in this Joint Proxy Statement/Prospectus as the “go-shop period,” Legacy would be permitted to initiate, solicit and encourage any inquiry or the making of any proposal or offer that could constitute an acquisition proposal, provide non-public information relating to Legacy, and participate in discussions and negotiate with third parties with respect to acquisition proposals. In discussing the go-shop feature, KBW reported that Berkshire had proposed that if Legacy were to terminate the merger agreement to accept a Superior Proposal (as defined in the Merger Agreement) made during the go-shop period, the termination fee would be less than the 4% termination fee that would apply to an acquisition proposal accepted after the go-shop period. KBW also reported that as a further inducement for Legacy to accept the reduced pricing, Berkshire was willing to share with Legacy stockholders any deposit premium in excess of 3.5% that Berkshire receives for divested deposits. In considering Berkshire’s revised proposal, the Legacy board of directors considered the relative merits of then actively soliciting proposals from several banking companies rather than relying solely on a go-shop provision in the merger agreement, as well as the relative levels of interest that KBW expected other large banking companies headquartered in New England or upstate New York would have in considering a merger with Legacy. At the conclusion of the December 15 meeting, Legacy’s board of directors authorized senior management to continue negotiations based upon the revised Berkshire proposal if management was satisfied with the specific go-shop terms that it was subsequently able to negotiate with Berkshire. The Legacy board of directors also expressed a preference that the exchange ratio be based upon the recent trading average of Berkshire stock, rather than the closing price of Berkshire common stock on a particular date.

After subsequent discussions on December 15 between Mr. Daly and Messrs. Dunlaevy and Sullivan, and between Sandler O’Neill and KBW, Berkshire and Legacy reached an understanding in principle on the following material terms. The go-shop period would last until January 31, 2011, and a termination fee equal to 2% of the equity value of the transaction would apply if Legacy were to terminate the merger agreement to accept a Superior Proposal made during the go-shop period. Each share of Legacy common stock would be converted into the right to receive 0.56385 shares of BHLB Common Stock and $1.30 in cash, with the exchange ratio being equal to 90% of the quotient obtained by dividing $13.00 by the average closing price of Berkshire’s stock for the ten-day period ended December 15, 2010. Legacy stockholders would be entitled to receive half of the amount by which the weighted average deposit premium received by Berkshire for divested deposits exceeds 3.5%, less applicable taxes on the portion of the premium in excess of 3.5%. Options on 422,900 shares of Legacy common stock exercisable at $16.03 that are held by directors and executive officers of Legacy and Legacy Banks, other than such options held by Mr. Dunlaevy, would be terminated in exchange for a cash payment of $3.00 per option share, and all other Legacy stock options, including options on 206,200 shares of Legacy common stock exercisable at $16.03 that are held by Mr. Dunlaevy, would be exchanged for Berkshire stock options having equivalent economic terms. (Mr. Sullivan does not hold any Legacy stock option exercisable at $16.03.)

Beginning on December 16, 2010 and continuing through December 21, 2010, Nutter McClennen & Fish exchanged drafts of the proposed merger agreement, voting agreement and related documents with Luse Gorman. Separately, Berkshire negotiated with counsel for Messrs. Dunlaevy and Sullivan regarding the terms of Mr. Dunlaevy’s consulting agreement and Mr. Sullivan’s employment with Berkshire that would be effective upon the closing of the merger.

On December 20, 2010, the Legacy board of directors received an update from senior management regarding the status of the negotiations, a report from KBW regarding Legacy’s due diligence review of Berkshire, and a presentation from Nutter McClennen & Fish regarding the terms of the proposed merger and voting agreements. In addition, the Legacy board of directors approved the amendment and restatement of Legacy’s 2006 Equity Incentive Plan to delete Section 11, which otherwise would have resulted in the issuance of 51,774 additional shares of Legacy common stock on a pro rata basis to those Legacy directors and employees who then were recipients of restricted stock grants. Of those 51,774 shares, 18,689 shares, or 36.1%, would have been issued to Mr. Dunlaevy, 11,934 shares, or 23.1%, would have been issued to the other directors of both Legacy and Legacy Banks, 11,259 shares, or 21.7%, would have been issued to those individuals who are directors of Legacy Banks only, and the remaining 9,892 shares, or 19.1%, would have been issued to Legacy employees other than Messrs. Dunlaevy and Sullivan. (Mr. Sullivan would not have received an allocation under Section 11 of Legacy’s 2006 Equity Incentive Plan.)

At a meeting of the Berkshire board of directors held on December 20, 2010, the Berkshire board of directors discussed the terms of the proposed merger with Legacy. Sandler O’Neill and Luse Gorman participated in the special meeting. Luse Gorman, which from time to time at past meetings had discussed with Berkshire’s board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of merger proposals, reviewed the proposed transaction agreements and related information. Sandler O’Neill delivered an oral opinion to the effect that, as of December 21, 2010 and based upon and subject to the factors and assumptions set forth in Sandler O’Neill’s written opinion, merger consideration to be received by the holders (other than Berkshire and its affiliates) of Legacy common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders. Sandler O’Neill also reviewed with the Berkshire board of directors the text of its fairness opinion, which is attached to this Joint Proxy Statement/Prospectus as Appendix C. Following these board deliberations, Berkshire’s board of directors determined that the merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interests of Berkshire and its stockholders, and the directors voted unanimously to approve the merger and other transactions, and to approve and adopt the Merger Agreement and the other agreements and related matters, subject to the resolution of open issues in a manner satisfactory to Berkshire.

On December 21, 2010, Berkshire and Legacy finalized the merger and voting agreements and related documents, including Mr. Dunlaevy’s consulting agreement and Mr. Sullivan’s terms of employment with Berkshire that would be effective upon the closing of the merger. At a full day meeting of the Legacy board of directors on December 21, 2010, Nutter McClennen & Fish, which from time to time at past meetings had discussed with Legacy’s board of directors the legal standards applicable to its decisions and actions with respect to its evaluation of merger proposals, reviewed the merger and voting agreements and related information.

Among other things, the Legacy board of directors considered that under the proposed merger agreement options on 422,900 shares of Legacy common stock exercisable at $16.03 that are held by directors of and executive officers of Legacy and Legacy Banks, other than those held by Mr. Dunlaevy, would be terminated in exchange for a cash payment of $3.00 per option share. Legacy’s board of directors was aware of the provisions of Legacy’s 2006 Equity Incentive Plan, which authorized the Legacy board to cancel outstanding options in exchange for a cash payment having an aggregate value equal to the value of such options, as determined by the Legacy board of directors in its sole discretion. Taking into account the course of negotiation with Berkshire and the information provided to the Legacy board of directors regarding the valuation of those options using a Black-Scholes option pricing model, the Legacy board of directors concluded that the $3.00 cash payment for such options under the Merger Agreement was a fair value for those options for purposes of the 2006 Equity Incentive Plan.

Also at the December 21, 2010 meeting, KBW reviewed its updated financial analysis of the merger consideration provided under the final form of Merger Agreement, and at the request of the Legacy board of directors, KBW delivered an opinion to the effect that, as of December 21, 2010 and based upon and subject to the factors and assumptions set forth in KBW’s written opinion, the merger consideration to be received by the holders of Legacy common stock (other than Berkshire and its affiliates) pursuant to the Merger Agreement was fair from a financial point of view to such holders. KBW also reviewed with the Legacy board of directors the text of its fairness opinion, which was delivered to Legacy at the conclusion of that meeting and is attached to this Joint Proxy Statement/Prospectus as Appendix B. KBW assumed for purposes of its opinion that the weighted average deposit premium received by Berkshire for the divested deposits would not exceed 3.5% and therefore no additional payment would be made to Legacy stockholders under that provision of the Merger Agreement.

Throughout the December 21, 2010 meeting, Legacy’s senior management, KBW and Nutter McClennen & Fish responded to questions from Legacy’s board of directors. Following KBW’s presentation the Legacy board of directors held an executive session with non-independent directors excused, at which the independent directors unanimously supported the proposed merger and the terms of the Merger Agreement. Following these deliberations, Legacy’s board of directors, having concluded that the Merger Agreement, the Merger and the related transactions contemplated by the Merger Agreement are advisable and in the best interests of Legacy and its stockholders, voted unanimously to approve the Merger and related transactions and to approve and adopt the Merger Agreement and the other agreements and related matters. The Legacy board of directors also unanimously recommended that Legacy stockholders approve and adopt the Merger Agreement. In approving the Merger Agreement, the Merger and the related transactions, the Legacy board of directors noted the potential conflict of interest of Messrs. Dunlaevy and Sullivan, because of Mr. Dunlaevy’s consulting agreement with Berkshire and Berkshire’s employment offer to Mr. Sullivan, and was aware of the other interests of Legacy’s officers and directors in the merger described in the section of this Joint Proxy Statement/Prospectus titled “Interests of Certain Persons in the Merger that are Different from Yours” beginning on page 73.

Also at the December 21, 2010 meeting, the Legacy board of directors discussed with KBW and Nutter McClennen & Fish the go-shop process to be conducted after the signing of the Merger Agreement.

Later on December 21, 2010, after the close of the NASDAQ markets, Legacy and Berkshire each executed and delivered the Merger Agreement and issued a joint press release announcing the Merger Agreement and the proposed merger.

Developments after Execution of Merger Agreement

During the December 21, 2010 meeting of the Legacy board of directors, the Legacy board of directors determined that Legacy’s Mergers and Acquisitions Committee should oversee the go-shop process and evaluate the status of potentially interested parties on a regular basis. Pursuant to the Merger Agreement, until 11:59 p.m., Eastern Time, on January 31, 2011, Legacy and its advisors were able to initiate, solicit and encourage any alternative acquisition proposals from third parties, provide non-public information, and participate in discussions and negotiate with third parties with respect to alternative acquisition proposals. During the go-shop period, KBW informed 13 other banking companies of the “go-shop” period. These parties were selected by the Legacy board of directors (or its Mergers and Acquisitions Committee), in consultation with KBW. None of those possible buyers sought access to non-public Legacy information, engaged in other discussions with Legacy or its advisors, or made or indicated any intention to make an alternative acquisition proposal prior to the expiration of the “go-shop” period. After 11:59 p.m. on January 31, 2011, Legacy and its advisors ceased all go-shop activities in accordance with the terms of the Merger Agreement. See “— Covenants of Legacy and Berkshire Hills in the Merger Agreement — Agreement Not to Solicit Other Proposals” beginning on page 81 of this Joint Proxy Statement/Prospectus. After the expiration of the “go shop” period and through the date of this Joint Proxy Statement/Prospectus, no one has sought access to non-public Legacy information, engaged in other discussions with Legacy or its advisors, or made or indicated an intention to make an alternative acquisition proposal.

Legacy’s 2011 Management Financial Projections

In 2010, Legacy’s senior management developed a set of internal financial projections covering the period from January 1, 2011 through December 31, 2012 in connection with Legacy’s capital planning process. These projections sometimes are referred to in this Joint Proxy Statement/Prospectus as the “Legacy’s Management Projections.” A subset of Legacy’s Management Projections is included below.

Legacy does not, as a matter of course, publicly disclose projections of future revenues or earnings. During the period leading up to the Merger Agreement, however, Legacy’s senior management provided Legacy’s Management Projections to Legacy’s board of directors, KBW, Berkshire and Sandler O’Neill. Legacy has included in this section a condensed version of Legacy’s Management Projections for 2011 to give Legacy stockholders access to certain non-public information for purposes of considering and evaluating the Merger. Legacy’s Management Projections were not prepared with a view to compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information.

Legacy’s Management Projections have been prepared by, and are the responsibility of, Legacy’s management. Wolf & Company, P.C., the independent registered public accounting firm of Legacy (and Berkshire for the year ended December 31, 2010), has neither examined nor compiled Legacy’s Management Projections, and accordingly, Wolf & Company does not express an opinion or any other form of assurance with respect thereto. Wolf & Company’s report on Legacy’s consolidated financial statements in Legacy’s Annual Report on Form 10-K for the year ended December 31, 2010, relates to Legacy’s historical financial information. It does not extend to Legacy’s Management Projections and should not be read to do so.

In preparing Legacy’s Management Projections, Legacy’s management took into account Legacy’s historical performance, combined with management’s estimates regarding future levels of investments, loans, deposits and borrowings, operating income, provision for loan losses and income taxes. Legacy’s Management Projections were developed in a manner consistent with management’s historical development of budgets and were not developed for public disclosure. Although Legacy’s Management Projections for 2011 are presented with numerical specificity, these projections reflect numerous assumptions and estimates as to future events made by Legacy’s management that Legacy’s management believed were reasonable at the time Legacy’s Management Projections were prepared. Legacy believes that Legacy’s Management Projections for 2011 are not reflective of the manner in which Berkshire would operate Legacy after the Merger. In addition, factors such as industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of Legacy’s management, may cause Legacy’s Management Projections for 2011 or the underlying assumptions to be inaccurate. Such factors include those that are more particularly described under the heading “Item 1A. Risk Factors” in Legacy’s Annual Report on

Form 10-K for the year ended December 31, 2010. Accordingly, there can be no assurance that Legacy’s Management Projections will be realized, and actual results may be materially greater or less than those contained in Legacy’s Management Projections. The inclusion of a condensed version of Legacy’s Management Projections in this Joint Proxy Statement/Prospectus should not be regarded as an indication that Legacy’s board of directors, KBW, Berkshire or Sandler O’Neill considered, or now considers, Legacy’s Management Projections for 2011 to be a reliable prediction of future results and such projections should not be relied on as such.

Legacy’s Management Projections for 2011 reflected management’s assessment, at that time, of Legacy’s prospects given its current operating environment. Legacy does not intend to update or otherwise revise Legacy’s Management Projections for 2011 to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying Legacy’s Management Projections are shown to be in error.

KBW relied upon Legacy’s Management Projections for 2011, which are presented in a condensed format below, in connection with its financial and valuation analyses, including its discounted cash flow analysis, which was among the factors considered by KBW in its opinion to Legacy’s board of directors. See “— Opinion of Legacy Bancorp, Inc.’s Financial Advisor” beginning on page 50.

Condensed Management Projections For the Year Ending December 31, 2011
(Dollars in millions, except per share data)
Net interest income	$26.7
Non-interest income	$6.7
Provision for Loan Losses	$2.3
Net income	$3.1
Earnings per share	$0.39

Recommendation of the Legacy Board of Directors; Legacy’s Reasons for the Merger

Recommendation of the Legacy Board of Directors

The Legacy board of directors unanimously determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are advisable and in the best interests of Legacy and its stockholders, adopted the Merger Agreement and approved the merger, and recommended that Legacy stockholders approve and adopt the Merger Agreement. In connection with the foregoing, the board considered the opinion of KBW, Legacy’s financial advisor, in making its recommendation. For more information on KBW’s opinion, see the section of this Joint Proxy Statement/Prospectus titled “— Opinion of Legacy Bancorp, Inc.’s Financial Advisor” beginning on page 50.

THE LEGACY BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Reasons for the Merger

The Legacy board of directors, in reaching its determination, consulted with Legacy’s senior management, KBW and Nutter McClennen & Fish, drew on its knowledge of Legacy’s business, operations, properties, assets, financial condition, operating results, historical market prices and prospects, and considered the following factors in favor of the merger, which are not presented in order of priority:

•	a review of the historical financial statements of Legacy and Berkshire and certain other internal information, primarily financial in nature, relating to the respective businesses, earnings, and financial condition of Legacy and Berkshire;
•	the respective business strategies of Legacy and Berkshire, prospects for the future, including expected financial results, and expectations relating to the proposed Merger, based on discussions with management of Legacy and Berkshire;

•	the geographic fit and increased customer convenience of the branch networks of Legacy Banks and Berkshire Bank;
•	the compatibility of the banking cultures and business and management philosophies of Legacy and Berkshire, particularly with respect to customer service and convenience, and the meeting of local banking needs;
•	the effect of the Merger on Legacy customers and the communities served by Legacy, including the effect of an increase in the legal lending limit available to borrowers of the combined bank by reason of the merger;
•	the effect on Legacy customers and the communities served by Legacy of Berkshire’s longstanding history of serving the customers and communities in the Berkshire County and the Capital District region of New York through Berkshire’s own efforts as well as through the contributions of Berkshire’s charitable foundation;
•	the continuation of The Legacy Banks charitable foundation;
•	the amount of the Merger consideration, its premium to Legacy’s trading price in the period preceding the announcement of the Merger and its comparability with respect to other premiums, and the belief of the Legacy board of directors that Berkshire common stock represents an investment in a well-capitalized institution which should result in long-term value and increased liquidity for Legacy stockholders;
•	the fact that the Merger consideration is expected to be tax-free to Legacy stockholders to the extent that they receive Berkshire common stock in exchange for their shares of Legacy common stock;
•	the fact that even though Legacy no longer will exist as an independent, stand-alone company, Legacy stockholders will participate in the growth of Berkshire and in any synergies resulting from the Merger and retain the potential to receive an additional market premium if at some future time Berkshire is acquired;
•	the higher dividend rate paid by Berkshire;
•	the then current financial market conditions, and historical market prices, volatility and trading information with respect to Legacy common stock, including the possibility that if Legacy remained as an independent publicly-owned corporation, in the event of a decline in the market price of Legacy common stock or the stock market in general, the price that might be received by holders of Legacy common stock in the open market or in a future transaction might be less than the Merger consideration;
•	the fact that the Merger Agreement and the transactions contemplated thereby were the product of arms’ length negotiations between representatives of Legacy and representatives of Berkshire;
•	the presentation of KBW (including the assumptions and methodologies underlying the analyses in connection therewith) and the opinion of KBW to Legacy’s board dated December 21, 2010, a copy of which is attached to this Joint Proxy Statement/Prospectus as Appendix B and which you should read carefully in its entirety, which expresses KBW’s view that, as of December 21, 2010, and based on and subject to the factors, limitations and assumptions set forth in its opinion, the Merger consideration was fair, from a financial point of view, to holders of Legacy common stock;
•	the anticipated effect of the acquisition on Legacy employees (including the fact that Legacy employees who do not continue as employees of Berkshire or Berkshire Bank will be entitled to receive severance benefits);
•	the terms and conditions of the Merger Agreement, including:
•	the go-shop provision, which through January 31, 2011 permitted Legacy and its advisors to initiate, solicit and encourage any inquiry or the making of any proposal or offer that could constitute an acquisition proposal, provide non-public information relating to Legacy, participate in discussions and negotiate with third parties with respect to acquisition proposals and terminate the Merger Agreement, upon the payment to Berkshire of a termination fee of $2,160,000, to pursue a Superior Proposal made during the go-shop period;
•	the ability of the Legacy board of directors, under certain circumstances after January 31, 2011 but prior to the adoption of the Merger Agreement by Legacy stockholders, to furnish information to and conduct negotiations with a third party and terminate the Merger Agreement, upon the payment to Berkshire of a termination fee of $4,320,000, to accept a Superior Proposal; and
•	the Legacy board of directors’ belief that in either case the termination fee payable to Berkshire was reasonable in the context of termination fees that were payable in other comparable transactions and likely would not preclude another party from making a competing proposal;
•	the likelihood that the Merger will be consummated in light of the conditions to Berkshire’s obligation to consummate the merger, including the definition under the Merger Agreement of Material Adverse Effect as it pertains to the risk of divestiture;
•	the treatment of Legacy equity awards under the Merger Agreement;
•	provisions requiring Berkshire to share with Legacy stockholders any deposit premium in excess of 3.5% that Berkshire receives for divested deposits (net of applicable taxes on such excess premium);
•	the fact that approval and adoption of the Merger Agreement would require the affirmative vote of the holders of a majority of the shares of Legacy common stock entitled to vote;
•	a review of the risks and prospects of Legacy remaining independent, including the uncertainty regarding the potential for higher capital requirements and an increase in the cost of regulatory compliance as a consequence of the Dodd-Frank Wall Street Reform and Consumer Protection Act that was enacted on July 21, 2010, and the regulations expected to be adopted pursuant to that Act;
•	the fact that Mr. Dunlaevy and another Legacy director to be designated by Berkshire will become directors of Berkshire effective upon the completion of the merger;
•	the fact that Berkshire has committed under the Merger Agreement to designate Legacy’s current executive offices at 99 North Street, Pittsfield, Massachusetts as the headquarters of Berkshire and Berkshire Bank; and
•	the fact that Berkshire has committed under the Merger Agreement that, subject to regulatory approval, Berkshire will include the “Legacy” name in the name of Berkshire Bank’s branch offices in Berkshire County and will continue to do so for at least two years after the completion of the merger, or, if earlier, until such time as Berkshire Bank rebrands its banking offices in Berkshire County.

The Legacy board of directors also was aware that all Legacy directors and executive officers, who collectively owned approximately 360,386 shares of Legacy common stock, would enter into a voting agreement with Berkshire contemporaneously with the execution of the Merger Agreement and that pursuant to such voting agreements, Legacy’s directors and executive officers would agree to vote the shares held by them in favor of the approval and adoption of the Merger Agreement. The Legacy board of directors understood that such voting agreements were a condition to Berkshire entering into the Merger Agreement and such voting agreements will terminate in the event that the Merger Agreement is terminated in accordance with its terms.

In the course of the Legacy board of directors’ deliberations, it also considered a variety of risks and other countervailing factors, including:

•	the risks and costs to Legacy if the Merger is not completed, including:

•	the diversion of management and employee attention, potential employee attrition and the resulting effect on Legacy’s customers and business relationships; and
•	the market price of Legacy common stock, as the market price could be affected by many factors, including (1) the reason or reasons for which the Merger Agreement was terminated and whether such termination resulted from factors adversely affecting Legacy; (2) Legacy’s then current operating and financial results, which could be variable; (3) the possibility that, as a result of the termination of the Merger Agreement, the marketplace would consider Legacy to be an unattractive acquisition candidate; and (4) the possible sale of shares of Legacy common stock by short-term investors (such as arbitrageurs) following an announcement of termination of the Merger Agreement;
•	the fact that federal banking regulators and the Department of Justice likely will require the combined bank to divest deposits, loans and branch locations in Berkshire County in order to mitigate the increase in market concentration resulting from the Merger, and the uncertainty associated with the amount and composition of such divestiture;
•	the risk that the time necessary for federal banking regulators and the Department of Justice to determine the amount and composition of deposits, loans and branch locations in Berkshire County to be divested, and to approve the purchaser or purchasers of such divested deposits, may delay the receipt of one or more regulatory approvals to complete the merger;
•	the fact that the Merger consideration, consisting primarily of shares of Berkshire common stock, provides less certainty of value to Legacy stockholders compared to a transaction in which they would receive only cash consideration;
•	the restrictions that the Merger Agreement imposes (after the expiration of the go-shop period on January 31, 2011) on Legacy actively soliciting competing acquisition proposals, and the fact that Legacy would be obligated to pay a $2,160,000 termination fee to terminate the Merger Agreement to pursue a Superior Proposal made during the go-shop period and a $4,320,000 termination fee to terminate the Merger Agreement to accept a Superior Proposal made after the go-shop period;
•	the fact that gains from the cash component of the merger consideration would generally be taxable to Legacy’s U.S. stockholders for U.S. federal income tax purposes; and
•	the interests of Legacy’s officers and directors in the Merger described in the section of this Joint Proxy Statement/Prospectus titled “Interests of Certain Persons in the Merger that are Different from Yours” beginning on page 73.

The foregoing discussion of the factors considered by the Legacy board of directors is not intended to be exhaustive, but does set forth the principal factors considered by Legacy’s board of directors. The Legacy board of directors collectively reached the unanimous conclusion to adopt the Merger Agreement and approve the Merger in light of the various factors described above and other factors that each member of the Legacy board of directors determined was appropriate. In view of the wide variety of factors considered by the Legacy board of directors in connection with its evaluation of the merger and the complexity of those matters, the Legacy board of directors did not consider it practical, and therefore did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Legacy board of directors is making its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual Legacy directors may have given different weights to different factors.

Opinion of Legacy Bancorp, Inc.’s Financial Advisor

On December 9, 2010 Legacy engaged KBW to render financial advisory and investment banking services to Legacy. KBW agreed to assist Legacy in assessing the fairness, from a financial point of view, of the merger with Berkshire Hills to the stockholders of Legacy. Legacy selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Legacy and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions.

Other than with respect to the proposed Merger, the only relationship that existed during the past two years between KBW and Legacy occurred in late 2008 when Legacy paid KBW $10,000 for KBW’s services in connection with Legacy’s consideration of a possible bank acquisition that it ultimately did not pursue.

As part of its engagement, a representative of KBW attended the meeting of the Legacy board of directors held on December 21, 2010, at which the Legacy board of directors evaluated the proposed merger with Berkshire Hills. At this meeting, KBW reviewed the financial aspects of the proposed merger and rendered an opinion that, as of such date, the consideration offered to Legacy stockholders in the merger was fair from a financial point of view. The Legacy board of directors approved the merger agreement at this meeting.

The full text of KBW’s written opinion is attached as Appendix B to this document and is incorporated herein by reference. Legacy stockholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion.

KBW's opinion speaks only as of the date of the opinion. The opinion is directed to the Legacy board of directors and addresses only the fairness, from a financial point of view, of the consideration offered to the Legacy stockholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Legacy shareholder as to how the shareholder should vote at the Legacy special meeting on the merger or any related matter.

In rendering its opinion, KBW:

•	reviewed, among other things,
•	the merger agreement;
•	Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2009 of Legacy and Berkshire Hills;
•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Legacy and Berkshire Hills and certain other communications from Legacy and Berkshire Hills to their respective stockholders; and
•	other financial information concerning the businesses and operations of Legacy and Berkshire Hills furnished to KBW by Legacy and Berkshire Hills for purposes of KBW’s analysis, including Legacy’s Management Projections (see “— Legacy’s 2011 Management Financial Projections” beginning on page 46 of this proxy statement-prospectus);
•	held discussions with members of senior management of Legacy and Berkshire Hills regarding
•	past and current business operations;
•	regulatory relations;
•	financial condition; and
•	future prospects of their respective companies;
•	compared certain financial and stock market information for Legacy and Berkshire Hills with similar information for certain other companies the securities of which are publicly traded;
•	reviewed the financial terms of certain recent business combinations in the banking industry; and
•	performed other studies and analyses that it considered appropriate.

KBW, in conducting its review and arriving at its opinion, relied upon the accuracy and completeness of all of the financial and other information provided to it or otherwise publicly available. KBW did not independently verify the accuracy or completeness of any such information or assume any responsibility for such verification or accuracy. KBW relied upon the management of Legacy and Berkshire Hills as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to KBW. KBW assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. KBW assumed, without independent verification, that the aggregate allowance for loan and lease losses for Legacy and Berkshire Hills are adequate to cover those losses. KBW did not make or obtain any evaluation or appraisal of the property of Legacy or Berkshire Hills, nor did it examine any individual credit files.

The projections furnished to KBW and used by it in certain of its analyses were prepared by Legacy’s and Berkshire Hills’ senior management teams. Legacy and Berkshire Hills do not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions, which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

•	the merger will be completed substantially in accordance with the terms set forth in the merger agreement with no additional payments or adjustments to the merger consideration;
•	the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;
•	each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;
•	all conditions to the completion of the merger will be satisfied without any waiver; and
•	in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger, including the cost savings and related expenses expected to result from the merger.

KBW further assumed that the merger will be accounted for as a purchase transaction under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for United States federal income tax purposes. KBW’s opinion is not an expression of an opinion as to the prices at which shares of Legacy common stock or shares of Berkshire Hills common stock will trade following the announcement of the merger or the actual value of the shares of common stock of the combined company when issued pursuant to the merger, or the prices at which the shares of common stock of the combined company will trade following the completion of the merger.

In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of KBW, Legacy and Berkshire Hills. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Legacy board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the Legacy board of directors with respect to the fairness of the consideration.

The following is a summary of the material analyses presented by KBW to the Legacy board of directors on December 21, 2010, in connection with its fairness opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Legacy board of directors, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion.

Summary of Proposal.  Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Legacy will be converted into the right to receive .056385 shares of common stock, par value $0.01 per share, of Berkshire Hills and $1.30 in cash. Based on Berkshire Hills’s closing price on Monday, December 20, 2010 of $20.88, the exchange ratio represented a value of $13.07 per share to Legacy.

Selected Peer Group Analysis.  Using publicly available information, KBW compared the financial performance, financial condition and market performance of Legacy and Berkshire Hills to the following depository institutions that KBW considered comparable to Legacy and Berkshire Hills.

Companies included in Legacy’s peer group were:

Arrow Financial Corporation	Northway Financial, Inc.
Bancorp Rhode Island, Inc.	New England Bancshares, Inc.
United Financial Bancorp, Inc.	Oneida Financial Corp.
Merchants Bancshares, Inc.	Salisbury Bancorp, Inc.
Alliance Financial Corporation	Hampden Bancorp, Inc.
Enterprise Bancorp, Inc.	Chicopee Bancorp, Inc.
Westfield Financial, Inc.	Peoples Federal Bancshares, Inc.
Beacon Federal Bancorp, Inc.	Central Bancorp, Inc.
New Hampshire Thrift Bancshares, Inc.
Hingham Institution for Savings

Companies included in Berkshire Hills’s peer group were:

Independent Bank Corp.	Merchants Bancshares, Inc.
TrustCo Bank Corp NY	Alliance Financial Corporation
Tompkins Financial Corporation	Enterprise Bancorp, Inc.
Washington Trust Bancorp, Inc.	Westfield Financial, Inc.
Brookline Bancorp, Inc.	Beacon Federal Bancorp, Inc.
Danvers Bancorp, Inc.	New Hampshire Thrift Bancshares, Inc.
Century Bancorp, Inc.
Arrow Financial Corporation
Bancorp Rhode Island, Inc.
United Financial Bancorp, Inc.

To perform this analysis, KBW used financial information as of the three-month period ended September 30, 2010, except for the comparison of net charge-offs to average loans and last-twelve-months earnings estimates, for which the twelve-month period ended September 30, 2010 was used. Market price information was as of December 20, 2010. 2011 and 2012 earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies. Certain financial data prepared by KBW, and as referenced in the tables presented below, may not correspond to the data presented in Legacy’s and Berkshire Hills’s historical financial statements, or to the data prepared by Sandler O’Neill & Partners, L.P. presented under the section “Opinion of Berkshire Hills Bancorp, Inc.’s Financial Advisor,” as a result of the different periods, assumptions and methods used by KBW to compute the financial data presented.

KBW’s analysis showed the following concerning Legacy’s and Berkshire Hills’s financial performance:

	Legacy	Legacy Peer Group Minimum	Legacy Peer Group Maximum
Core Return on Average Assets(1)	(0.42%)	(1.90%)	1.15%
Core Return on Average Equity(1)	(3.3%)	(12.7%)	16.8%
Net Interest Margin	3.00%	2.60%	4.43%
Fee Income/Revenue	20.0%	4.7%	54.9%
Efficiency Ratio	89.8%	40.8%	206.8%

	Berkshire Hills	Berkshire Hills Peer Group Minimum	Berkshire Hills Peer Group Maximum
Core Return on Average Assets(1)	0.49%	(0.32%)	1.15%
Core Return on Average Equity(1)	3.50%	(1.70%)	16.80%
Net Interest Margin	3.33%	2.41%	4.43%
Fee Income/Revenue	26.00%	1.50%	38.70%
Efficiency Ratio	70.40%	46.80%	72.90%

(1)	Core income excludes extraordinary items, non-recurring items and gains/losses on sale of securities

KBW’s analysis showed the following concerning Legacy’s and Berkshire Hills’s financial condition:

	Legacy	Legacy Peer Group Minimum	Legacy Peer Group Maximum
Tangible Common Equity/Tangible Assets	10.68%	4.24%	20.95%
Total Capital Ratio	11.10%	11.39%	35.74%
Loans/Deposits	94.00%	53.80%	127.30%
Core Deposits/Total Deposits	81.40%	71.80%	91.60%
Loan Loss Reserve/Loans	1.44%	0.84%	2.38%
Nonperforming Assets/Loans + OREO	3.35%	0.32%	4.41%
Last Twelve Months Net Charge-Offs/ Average Loans	1.57%	0.01%	2.05%

	Berkshire Hills		Berkshire Hills Peer Group Minimum	Berkshire Hills Peer Group Maximum
Tangible Common Equity/Tangible Assets	7.97	%(2)	5.59%	19.09%
Total Capital Ratio	10.75	%(3)	11.39%	35.74%
Loans/Deposits	99.30%		45.90%	124.40%
Core Deposits/Total Deposits	82.30%		75.10%	92.50%
Loan Loss Reserve/Loans	1.55%		0.90%	2.38%
Nonperforming Assets/Loans + OREO	1.02%		0.32%	3.84%
Last Twelve Months Net Charge-Offs/ Average Loans	1.89%		0.07%	2.05%

(2)	8.2% pro forma for acquisition of Rome Bancorp, Inc.
(3)	11.2% pro forma for acquisition of Rome Bancorp, Inc.

KBW’s analysis showed the following concerning Legacy’s and Berkshire Hills’s market performance:

	Legacy		Legacy Peer Group Minimum	Legacy Peer Group Maximum
Stock Price/Book Value per Share	0.63x		0.43x	2.06x
Stock Price/Tangible Book Value per Share	0.73x		0.58x	2.31x
Stock Price/Last Twelve Months EPS	NM	(4)	6.0x	603.5x
Dividend Yield	2.3%		0.0%	6.0%
Last Twelve Months Dividend Payout Ratio	NM	(4)	0.0%	240.0%

(4)	The numerator is negative, resulting in non-meaningful multiples.

	Berkshire Hills		Berkshire Hills Peer Group Minimum	Berkshire Hills Peer Group Maximum
Stock Price/Book Value per Share	0.77x	(5)	0.68x	2.06x
Stock Price/Tangible Book Value per Share	1.40x	(6)	0.68x	2.31x
Stock Price/2011 EPS(7)	15.00x		9.60x	55.80x
Stock Price/2012 EPS(7)	12.20x		9.60x	45.70x
Dividend Yield	3.10%		1.00%	4.30%
2011 Dividend Payout Ratio	46.00%		16.70%	150.00%

(5)	0.8x pro forma for acquisition of Rome Bancorp, Inc.
(6)	1.5x pro forma for acquisition of Rome Bancorp, Inc.
(7)	Estimates per First Call consensus

Comparable Transaction Analysis.  KBW reviewed publicly available information related to selected comparably sized acquisitions of banks and bank holding companies as well as thrifts and thrift holding companies with headquarters in the New England region (CT, MA, ME, NH, RI, VT)and Mid-Atlantic region (DE, MD, NJ, NY, PA) announced after December 31, 2008, with aggregate transaction values between $25 million and $500 million. The transactions included in the groups were:

Acquiror	Acquiree
Norwood Financial Corp.	North Penn Bancorp, Inc.
Community Bank System, Inc.	Wilber Corporation
Modern Capital Partners L.P.	Madison National Bancorp Inc.
Chemung Financial Corporation	Fort Orange Financial Corp.
Berkshire Hills Bancorp, Inc.	Rome Bancorp, Inc.
F.N.B. Corporation	Comm Bancorp, Inc.
People's United Financial, Inc.	LSB Corporation
People's United Financial, Inc.	Smithtown Bancorp, Inc.
Eastern Bank Corporation	Wainwright Bank & Trust Company
WSFS Financial Corporation	Christiana Bank & Trust Company
Kearny Financial Corp. (MHC)	Central Jersey Bancorp
Donegal Group Inc.	Union National Financial Corporation
Tower Bancorp, Inc.	First Chester County Corporation
Bryn Mawr Bank Corporation	First Keystone Financial, Inc.
Union Savings Bank	First Litchfield Financial Corporation
First Niagara Financial Group, Inc.	Harleysville National Corporation
Danvers Bancorp, Inc.	Beverly National Corporation

Transaction multiples for the merger were derived from an offer price of$13.07 per share for Legacy. For each precedent transaction, KBW derived and compared, among other things, the implied ratio of price per common share paid for the acquired company to:

•	book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;
•	tangible book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition;
•	tangible equity premium to core deposits (total deposits less time deposits greater than $100,000) based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition; and
•	market premium based on the latest closing price 1-day prior to the announcement of the acquisition.

The results of the analysis are set forth in the following table:

Transaction Price to:	Berkshire Hills/ Legacy Merger	Comparable Transactions Minimum	Comparable Transactions Maximum
Book Value	96%	49%	198%
Tangible Book Value	111%	51%	200%
Core Deposit Premium	1.9%	(4.0%)	14.1%
Market Premium(1)	52.4%	3.7%	158.6%

(1)	Based on Legacy closing price of $8.58 on December 20, 2010.

No company or transaction used as a comparison in the above analysis is identical to Legacy, Berkshire Hills or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

Financial Impact Analysis.  KBW performed pro forma merger analyses that combined projected income statement and balance sheet information of Legacy and Berkshire Hills. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Berkshire Hills. In the course of this analysis, KBW used earnings estimates for Berkshire Hills for 2011 and 2012 from a nationally recognized earnings estimate consolidator and used Legacy’s Management Projections for 2011 and 2012. This analysis indicated that the merger is expected to be accretive to Berkshire Hills’s estimated earnings per share in 2011 and 2012. The analysis also indicated that the merger is expected to be dilutive to book value per share and to tangible book value per share for Berkshire Hills and that Berkshire Hills would maintain well capitalized capital ratios. For all of the above analyses, the actual results achieved by Berkshire Hills following the merger will vary from the projected results, and the variations may be material.

Discounted Cash Flow Analysis.  KBW performed a discounted cash flow analysis to estimate a range of the present values of after-tax cash flows that Legacy could provide to equity holders through 2015 on a stand-alone basis. In performing this analysis, KBW used Legacy’s Management Projections for 2011 and 2012 and with respect to 2013 – 2015 applied a long-term annual growth rate of 6.0%, and assumed discount rates ranging from 11.0% to 15.0%. The range of values was determined by adding (1) the present value of projected cash flows to Legacy stockholders from 2010 to 2015 and (2) the present value of the terminal value of Legacy’s common stock. In determining cash flows available to stockholders, KBW assumed that Legacy would maintain a tangible common equity/tangible asset ratio of 7.00% and would retain sufficient earnings to maintain that level. Any earnings in excess of what would need to be retained represented dividendable cash flows for Legacy. In calculating the terminal value of Legacy, KBW applied multiples ranging from 10.0 times to 18.0 times 2016 forecasted earnings. This resulted in a range of values of Legacy from $7.67 to $10.67 per share.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Legacy.

Other Analyses.  KBW reviewed the relative financial and market performance of Legacy and Berkshire Hills to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Berkshire Hills.

The Legacy board of directors has retained KBW as an independent contractor to act as financial adviser to Legacy regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises.

KBW’s Compensation and Other Relationships with Legacy.  Legacy and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Legacy has paid KBW a cash fee of $200,000 concurrently with the rendering of the Fairness Opinion relating to the Transaction. Additionally, Legacy has agreed to pay to KBW at the time of closing of the Transaction a cash fee (“Contingent Fee”) equal to 1.25% of the aggregate consideration offered in exchange for the outstanding shares of common stock or assets of Legacy in the Transaction. The fees paid prior to the Contingent Fee payment will be credited against the Contingent Fee. Pursuant to the KBW engagement agreement, Legacy also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Legacy and Berkshire Hills. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Legacy and Berkshire Hills for KBW’s own account and for the accounts of its customers.

Recommendation of Berkshire Hills Bancorp, Inc. Board of Directors and Reasons for Merger

Berkshire Hills’s board of directors reviewed and discussed the transaction with Berkshire Hills’s management and its financial and legal advisors in unanimously determining that the merger was advisable and is fair to, and in the best interests of, Berkshire Hills and its stockholders. In reaching its determination, the Berkshire Hills board of directors considered a number of factors, including, among others, the following:

•	the board’s understanding of, and the presentations of Berkshire Hills’s management and financial advisor regarding, Legacy’s business, operations, management, financial condition, asset quality, earnings and prospects;
•	the board’s view that the merger will allow for enhanced opportunities for Berkshire Hills’s new and existing clients and customers;
•	the results of management’s due diligence investigation of Legacy and the reputation, business practices and experience of Legacy and its management, including their impression that Legacy is a bank holding company that is deeply committed to its customers, employees, and the communities that it serves;
•	the board’s view of potential synergies resulting from a combination of Berkshire Hills and Legacy;
•	the board’s view that the combined company will have the potential to realize a stronger competitive position and improved long-term operating and financial results, including revenue and earning enhancements;
•	the review by Berkshire Hills’s board of directors with its legal and financial advisors of the structure of the Merger and the financial and other terms of the Merger Agreement; and

•	the financial information and analyses presented by Sandler O’Neill to the Berkshire Hills board of directors, and its opinion to the Berkshire Hills board of directors to the effect that, as of the date of such opinion, based upon and subject to the assumptions, qualifications, conditions, limitations and other matters set forth in such opinion, the merger consideration to be paid by Berkshire Hills to Legacy stockholders in the merger is fair to Berkshire Hills from a financial point of view. A copy of the written opinion that was delivered to the Berkshire Hills board is included as Appendix C to this Joint Proxy Statement/Prospectus and described under “Opinion of Berkshire Hills Bancorp, Inc.’s Financial Advisor” beginning on page 58. STOCKHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY.

This discussion of the factors considered by Berkshire Hills’s board of directors is not exhaustive. Berkshire Hills’s board of directors considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination. Berkshire Hills’s board of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Berkshire Hills’s board of directors may have given different weights to different factors.

Berkshire Hills’s board of directors determined that the merger agreement and the merger are fair to and in the best interests of Berkshire Hills and its stockholders. Accordingly, Berkshire Hills’s board of directors adopted and approved the Merger Agreement, and unanimously recommends that Berkshire Hills stockholders vote “FOR” approval of the Merger Agreement in connection with the Merger.

THE BERKSHIRE HILLS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

Opinion of Berkshire Hills Bancorp, Inc.’s Financial Advisor

By letter dated December 17, 2010, Berkshire Hills retained Sandler O’Neill to act as its financial advisor in connection with a corporate transaction for the purchase of Legacy. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor to Berkshire Hills in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the December 20, 2010 meeting at which Berkshire Hills’s board of directors considered and approved the merger agreement, Sandler O’Neill delivered to the board its oral opinion that, as of such date, the merger consideration was fair to Berkshire Hills from a financial point of view and thereafter confirmed its opinion in writing by letter dated December 21, 2010. The full text of Sandler O’Neill’s written opinion is attached as Appendix C to this Joint Proxy Statement/Prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. Berkshire Hills’s and Legacy’s stockholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Berkshire Hills’s board and is directed only to the fairness of the merger consideration paid to Legacy from a financial point of view. It does not address the underlying business decision of Berkshire Hills to engage in the merger or any other aspect of the merger and is not a recommendation to any Berkshire Hills stockholder as to how such stockholder should vote at the special meeting with respect to the merger or any other matter.

In connection with rendering its December 21, 2010 opinion, Sandler O’Neill reviewed and considered, among other things:

(1)	the merger agreement;
(2)	certain publicly available financial statements and other historical financial information of Berkshire Hills that Sandler O’Neill deemed relevant;

(3)	certain publicly available financial statements and other historical financial information of Legacy that Sandler O’Neill deemed relevant;
(4)	publicly available consensus earnings estimates for Berkshire Hills for the years ending December 31, 2010 through 2012 and financial projections for the years thereafter through 2014 determined using estimated growth rates provided by and discussed with senior management of Berkshire Hills;
(5)	internal financial projections for Legacy for the years ending December 31, 2010 through 2011 as provided by Legacy and adjusted by senior management of Berkshire Hills, financial projections for the years thereafter through 2014 determined using estimated growth rates provided by and discussed with senior management of Berkshire Hills;
(6)	the pro forma financial impact of the Merger on Berkshire Hills, based on assumptions relating to transaction expenses, purchase accounting adjustments, potentially required deposit divestitures and cost savings determined by the senior management of Berkshire Hills;
(7)	the publicly reported historical price and trading activity for Berkshire Hills’s and Legacy’s common stock, including a comparison of certain financial and stock market information for Berkshire Hills and Legacy and similar publicly available information for certain other companies the securities of which are publicly traded;
(8)	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;
(9)	the current market environment generally and the banking environment in particular; and
(10)	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Berkshire Hills the business, financial condition, results of operations and prospects of Berkshire Hills, including certain operating, liquidity, regulatory and other financial matters and held similar discussions with certain members of senior management of Legacy regarding the business, financial condition, results of operations and prospects of Legacy.

In performing its review, Sandler O’Neill has relied upon the accuracy and completeness of all of the financial and other information that was available to Sandler O’Neill from public sources, that was provided to Sandler O’Neill by Berkshire Hills, that was provided to Sandler O’Neill by Legacy or their financial representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion. Sandler O’Neill has further relied on the assurances of management of each of Berkshire Hills and Legacy that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler O’Neill has not been asked to and has not undertaken an independent verification of any of such information and it did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Berkshire Hills and Legacy or any of their subsidiaries, or the collectability of any such assets, nor was it furnished with any such evaluations or appraisals.

Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Berkshire Hills and Legacy and has not reviewed any individual credit files relating to Berkshire Hills and Legacy. Sandler O’Neill assumed, with Berkshire Hills’s consent, that the respective allowances for loan losses for both Berkshire Hills and Legacy are adequate to cover such losses.

With respect to the internal financial projections for Legacy and the internal financial projections for Berkshire Hills, as reviewed with the respective managements of Berkshire Hills and Legacy and used by Sandler O’Neill in its analyses, the respective managements of Berkshire Hills and Legacy confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such respective management of the future financial performances of Berkshire Hills and Legacy, respectively, and Sandler

O’Neill assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings provided by the management of Berkshire Hills, management confirmed to Sandler O’Neill that they reflected the best currently available estimates and judgments of such management and Sandler O’Neill assumed that such performances would be achieved. Sandler O’Neill expressed no opinion as to such financial projections or the assumptions on which they are based. Sandler O’Neill has also assumed that there has been no material change in Berkshire Hills and Legacy assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill has assumed in all respects material to its analysis that Berkshire Hills and Legacy will remain as going concerns for all periods relevant to the analyses, that all of the representations and warranties contained in the merger agreement are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by such party under the merger agreement and that the conditions precedent in the merger agreement are not waived. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Sandler O’Neill as of, the date of the opinion. Events occurring after the date of the opinion could materially affect the opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw the opinion or otherwise comment upon events occurring after the date of the opinion. Sandler O’Neill expressed no opinion as to what the value of Berkshire Hills common stock will be when issued to Legacy stockholders pursuant to the merger agreement or the prices at which Berkshire Hills’s and Legacy’s common stock may trade at any time.

Sandler O’Neill’s opinion was directed to the board of directors of Berkshire Hills in connection with its consideration of the merger and does not constitute a recommendation to any stockholder of Berkshire Hills or Legacy as to how such stockholder should vote at any meeting of stockholders called to consider and vote upon the merger. Sandler O’Neill’s opinion is directed only to the fairness, from a financial point of view, of the merger consideration to Berkshire Hills and does not address the underlying business decision of Berkshire Hills to engage in the merger, the relative merits of the merger as compared to any other alternative business strategies that might exist for Berkshire Hills or the effect of any other transaction in which Berkshire Hills might engage. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee. Sandler O’Neill has consented to inclusion of its opinion and a summary thereof in this proxy statement/prospectus and in the registration statement on Form S-4 which includes this proxy statement/prospectus. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the consideration to be received in the merger by any Berkshire Hills or Legacy officer, director, or employee, or class of such persons, relative to the consideration to be received in the merger by any other stockholders.

Summary of Proposal.  Sandler O’Neill reviewed the financial terms of the proposed transaction. Using the per share cash consideration of $1.30 plus the fixed exchange ratio of 0.56385 multiplied by Berkshire Hills’s average closing stock price for the ten days ending December 15, 2010 ($20.75), Sandler O’Neill calculated a transaction value of $13.00 per share, or an aggregate transaction value of $107.9 million. Based upon financial information for Legacy as or for the quarter ended June 30, 2010, Sandler O’Neill calculated the following transaction ratios:

Transaction Multiples
Transaction price/Book value	96%
Transaction price/Tangible book value	110%
Core Deposit Premium(1)	1.0%
Premium to market(2)	58%

(1)	Core deposits measured as total deposits less jumbo CDs
(2)	Based on Legacy’s closing price as of December 17, 2010 ($8.25)

Comparable Company Analysis.  Sandler O’Neill used publicly available information to perform a comparison of selected financial and market trading information for Legacy and Berkshire Hills.

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Legacy and a group of financial institutions selected by Sandler O’Neill. The Legacy peer group consisted of the following selected publicly-traded commercial banks and savings bank headquartered in New England York with total assets greater than $500 million and less than $2.0 billion:

Bancorp Rhode Island Inc.	Merchants Bancshares Inc.
Bar Harbor Bankshares	New England Bancshares
Chicopee Bancorp Inc.	New Hampshire Thrift Bancshares
Community Bancorp.	Northway Financial Inc.
First Bancorp Inc.	United Financial Bancorp
Hampden Bancorp Inc.	Westfield Financial Inc.

The analysis compared publicly available financial information for Legacy and the median financial and market trading data for the Legacy peer group as of and for the last twelve months ended September 30, 2010. The table below sets forth the data for Legacy and the median data for the Legacy peer group as of and for the last twelve months ended September 30, 2010, with pricing data as of December 17, 2010.

Comparable Group Analysis
	Legacy Bancshares, Inc.	Comparable Group Median Result
Total Assets (in millions)	$972	$1,053
Gross Loans/Deposits	94.00%	95.10%
Tangible Common Equity/Tangible Assets	10.68%	7.62%
Total Risk Based Capital Ratio	11.54%	15.70%
Non-performing Loans/Gross Loans	3.04%	1.24%
Loan Loss Reserve/Gross Loans	47.10%	79.80%
Net Charge-Offs/Avg. Loans	1.38%	0.20%
Return on Average Assets	(0.76)%	0.57%
Return on Average Equity	(5.90)%	7.00%
Net Interest Margin	3.05%	3.43%
Efficiency Ratio	87.80%	68.00%
Price/Tangible Book Value	70.00%	110.00%
Price/Est. 2011 EPS	NM	13.70x
Dividend Yield	2.50%	294.00%
Market Capitalization (in millions)	$71	$92

Sandler O’Neill also used publicly available information to compare selected financial and market trading information for Berkshire Hills and a group of financial institutions selected by senior management. The Berkshire Hills peer group consisted of the following selected publicly-traded commercial banks and savings banks headquartered in New England with total assets greater than $1.0 billion and less than $5.0 billion:

Bancorp Rhode Island Inc.	Independent Bank Corp.
Bar Harbor Bankshares	Merchants Bancshares Inc.
Camden National Corp.	New Hampshire Thrift Bancshares
Danvers Bancorp Inc.	United Financial Bancorp
First Bancorp Inc.	Washington Trust Bancorp Inc.

The analysis compared publicly available financial information for Berkshire Hills and the median financial and market trading data for the Berkshire Hills peer group as of and for the last twelve months ended September 30, 2010. The table below sets forth the data for Berkshire Hills and the median data for the Berkshire Hills peer group as of and for the last twelve months ended September 30, 2010, with pricing data as of December 17, 2010.

Comparable Group Analysis
	Berkshire Hills	Comparable Group Median Result
Total Assets (in millions)	$2,798	$1,559
Gross Loans/Deposits	99.30%	95.70%
Tangible Common Equity/Tangible Assets	7.97%	7.20%
Total Risk Based Capital Ratio	10.75%	15.02%
Non-performing Loans/Gross Loans	0.88%	1.24%
Loan Loss Reserve/Gross Loans	176.10%	101.20%
Net Charge-Offs/Avg. Loans	0.40%	0.24%
Return on Average Assets	(0.52)%	0.81%
Return on Average Equity	(3.60)%	8.40%
Net Interest Margin	3.21%	3.56%
Efficiency Ratio	74.10%	65.70%
Price/Tangible Book Value	139.00%	141.00%
Price/Est. 2011 EPS	18.50x	13.60x
Dividend Yield	3.00%	3.19%
Market Capitalization (in millions)	$291	$209

Stock Trading History.  Sandler O’Neill reviewed the history of the publicly reported trading prices of Legacy Bancorp, Inc.’s common stock for the one-year period ended December 17, 2010. Sandler O’Neill also reviewed the relationship between the movements in the price of Legacy Bancorp, Inc.’s common stock and the movements in the prices of the S&P 500 Index and a market-capitalization weighted index of Legacy’s comparable company peer group.

Legacy One-Year Common Stock Performance
	Beginning Index Value December 17, 2009	Ending Index Value December 17, 2010
Legacy.	100%	86%
S&P 500 Index	100	113
Legacy Peer Group	100	112

Sandler O’Neill reviewed the history of the publicly reported trading prices of Berkshire Hills common stock for the three-year period ended October 13, 2010. Sandler O’Neill also reviewed the relationship between the movements in the price of Berkshire Hills common stock and the movements in the prices of the S&P 500 Index and a market-capitalization weighted index of Berkshire Hill’s comparable company peer group.

Berkshire Hills One-Year Common Stock Performance
	Beginning Index Value December 17, 2009	Ending Index Value December 17, 2010
Berkshire Hills.	100%	106%
S&P 500 Index	100	113
Berkshire Hills Peer Group	100	125

Net Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the present value per share of Legacy common stock through December 31, 2014. Sandler O’Neill based the analysis on Legacy projected earnings stream as derived from the internal financial projections provided by Legacy management for years ending December 31, 2010 through 2011, and adjusted by management of Berkshire Hills to reflect adjustments that would occur after the merger is completed. Sandler O’Neill included in the adjustments to Legacy’s earnings the impact of expected transaction related cost savings of approximately 45% of Legacy’s core non-interest expense base, the impact of a $200 million deposit divestiture receiving a 3.50% premium on deposits, and the impact of a one-time special dividend of $2.50 associated with excess capital related to the deposit divestiture. To approximate the terminal value of Legacy common stock at December 31, 2014, Sandler O’Neill applied price to forward earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 100% to 175%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 7.2% to 13.0%, which were selected to reflect different assumptions regarding desired rates of return of holders of Legacy common stock.

Earnings Per Share Multiples
(Value shown is $ per share)

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
7.2%	10.32	11.73	13.14	14.56	15.97	17.39
8.0%	10.08	11.45	12.83	14.20	15.57	16.95
9.0%	9.79	11.12	12.44	13.77	15.09	16.41
10.0%	9.52	10.80	12.07	13.35	14.62	15.90
11.0%	9.26	10.49	11.72	12.95	14.18	15.41
12.0%	9.00	10.19	11.38	12.57	13.75	14.94
13.0%	8.76	9.91	11.05	12.20	13.35	14.49

Tangible Book Value Per Share Multiples
(Value shown is $ per share)

Discount Rate	100%	115%	130%	145%	160%	175%
7.2%	13.01	14.47	15.93	17.40	18.86	20.32
8.0%	12.69	14.11	15.53	16.96	18.38	19.80
9.0%	12.31	13.68	15.05	16.42	17.79	19.16
10.0%	11.95	13.27	14.59	15.91	17.23	18.55
11.0%	11.60	12.87	14.14	15.42	16.69	17.97
12.0%	11.26	12.49	13.72	14.95	16.18	17.41
13.0%	10.94	12.13	13.31	14.50	15.69	16.87

Sandler O’Neill also considered and discussed with the Berkshire Hills board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Legacy net income varied from 12.5% above projections to 12.5% below projections. This analysis resulted in the following reference ranges of indicated per share values for Legacy common stock, using a discount rate of 10.00%:

Earnings Per Share Multiples
(Value shown is $ per share)

EPS Projection Change from Base Case	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(12.5%)	8.72	9.84	10.95	12.07	13.19	14.31
(10.0%)	8.88	10.03	11.18	12.33	13.48	14.62
(7.5%)	9.04	10.22	11.40	12.58	13.76	14.94
(5.0%)	9.20	10.41	11.63	12.84	14.05	15.26
(2.5%)	9.36	10.60	11.85	13.09	14.34	15.58
0.0%	9.52	10.80	12.07	13.35	14.62	15.90
2.5%	9.68	10.99	12.30	13.60	14.91	16.22
5.0%	9.84	11.18	12.52	13.86	15.20	16.54
7.5%	10.00	11.37	12.74	14.11	15.49	16.86
10.0%	10.16	11.56	12.97	14.37	15.77	17.18
12.5%	10.32	11.75	13.19	14.62	16.06	17.50

Net Present Value Analysis.  Sandler O’Neill performed an analysis that estimated the present value per share of Berkshire Hills common stock through December 31, 2014. Sandler O’Neill based the analysis of consensus Wall Street earnings estimates for Berkshire Hills for the years ending December 31, 2010 through 2012 and an estimated growth and performance rate for the years thereafter in each case as provided by, and reviewed with, senior management of Berkshire Hills. To approximate the terminal value of Berkshire Hills common stock at December 31, 2014, Sandler O’Neill applied price to forward earnings multiples of 10.0x to 20.0x and multiples of tangible book value ranging from 100% to 175%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.0% to 14.0%, which were selected to reflect different assumptions regarding desired rates of return of holders of Berkshire Hills common stock.

Earnings Per Share Multiples
(Value shown is $ per share)

Discount Rate	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
11.0%	17.92	21.09	24.25	27.41	30.57	33.73
11.5%	17.62	20.73	23.83	26.94	30.04	33.15
12.0%	17.32	20.38	23.43	26.48	29.53	32.58
12.7%	16.89	19.87	22.84	25.81	28.78	31.75
13.0%	16.75	19.70	22.64	25.58	28.53	31.47
13.5%	16.47	19.37	22.26	25.15	28.04	30.94
14.0%	16.20	19.05	21.89	24.73	27.57	30.41

Tangible Book Value Per Share Multiples
(Value shown is $ per share)

Discount Rate	100%	115%	130%	145%	160%	178%
11.0%	15.42	17.42	19.41	21.41	23.40	25.40
11.5%	15.16	17.12	19.08	21.04	23.00	24.96
12.0%	14.91	16.84	18.76	20.69	22.61	24.54
12.7%	14.55	16.42	18.30	20.17	22.04	23.92
13.0%	14.42	16.28	18.14	20.00	21.86	23.71
13.5%	14.19	16.01	17.84	19.66	21.49	23.31
14.0%	13.96	15.75	17.54	19.34	21.13	22.92

Sandler O’Neill also considered and discussed with the Berkshire Hills board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Berkshire Hills net income varied from 12.5% above projections to 12.5% below projections. This analysis resulted in the following reference ranges of indicated per share values for Berkshire Hills common stock, using a discount rate of 12.7%:

Earnings Per Share Multiples
(Value shown is $ per share)

EPS Projection Change from Base Case	10.0x	12.0x	14.0x	16.0x	18.0x	20.0x
(12.5%)	15.04	17.64	20.24	22.84	25.44	28.04
(10.0%)	15.41	18.08	20.76	23.43	26.10	28.78
(7.5%)	15.78	18.53	21.28	24.02	26.77	29.52
(5.0%)	16.15	18.97	21.80	24.62	27.44	30.26
(2.5%)	16.52	19.42	22.32	25.21	28.11	31.01
0.0%	16.89	19.87	22.84	25.81	28.78	31.75
2.5%	17.27	20.31	23.36	26.40	29.45	32.49
5.0%	17.64	20.76	23.88	27.00	30.11	33.23
7.5%	18.01	21.20	24.40	27.59	30.78	33.98
10.0%	18.38	21.65	24.92	28.18	31.45	34.72
12.5%	18.75	22.09	25.44	28.78	32.12	35.46

Analysis of Selected Merger Transactions.  Sandler O’Neill reviewed the terms of merger transactions announced from January 1, 2010 through December 17, 2010 involving United States-based public banks with announced transaction values of greater than $15 million and less than $200 million. Sandler O’Neill deemed these transactions to be reflective of the proposed Legacy and Berkshire Hills combination. Sandler O’Neill reviewed the following ratios and multiples: transaction price to stated book value, transaction price to stated tangible book value, core deposit premium and market price premium at announcement. As illustrated in the following table, Sandler O’Neill compared the proposed merger multiples to the median multiples of the comparable transactions.

Comparable Transaction Multiples
	Legacy Bancshares/ Berkshire Hills	Comparable Transactions
Transaction price/Book value	96%	126%
Transaction price/Tangible book value	110%	127%
Core Deposit Premium	1.0%	4.7%
Premium to market	58.0%	65.0%

Pro Forma Merger Analysis.  Sandler O’Neill analyzed certain potential pro forma effects of the merger, assuming the following: (1) the merger is completed at the end of the second quarter of 2011; (2) Legacy shares are exchanged for a combination of cash consideration of $1.30 per share and 0.56385 of a share of Berkshire Hills common stock.; (3) management prepared earnings projections for Legacy for the year ending December 31, 2010 through 2011 and adjusted by senior management of Berkshire Hills, through 2012; (4) certain purchase accounting adjustments, including both a credit and interest rate mark against Legacy’s loan portfolio, and additional marks on securities, other assets, borrowings and time deposits; (5) cost savings of 45% of Legacy’s annual operating expenses, with 100% realized in the first full year; (6) a deposit divestiture of $200 million for a 3.50% premium; and (7) certain other assumptions pertaining to costs and expenses associated with the transaction, intangible amortization, opportunity cost of cash and other items.

For the six months ending December 31, 2011 and the full year ending December 31, 2012, Sandler O’Neill compared the projected earnings per share of Berkshire Hills common stock to the EPS, on a GAAP basis, of the combined company common stock using the foregoing assumptions.

The following table sets forth the results of the analysis:

GAAP Basis Accretion/ (Dilution)(1)
2011 Estimated EPS	$0.08
2012 Estimated EPS	$0.10

(1)	Excluding one-time transaction expenses.

The analyses indicated that the merger would be accretive to Berkshire Hills’ projected 2011 and 2012 earnings per share, excluding one-time transaction expenses. The actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Compensation and Other Relationships with Berkshire Hills  Sandler O’Neill has acted as financial advisor to the board of directors of Berkshire Hills in connection with the merger. Berkshire Hills agreed to pay Sandler O’Neill a transaction fee of $810,000, $162,000 of which was payable upon the signing of the Merger Agreement and the remainder of the fee contingent upon the completion of the merger. Sandler O’Neill also received a fee of $150,000 for rendering its fairness opinion to the Berkshire Hills board of directors. Berkshire Hills has also agreed to reimburse Sandler O’Neill for its reasonable out-of-pocket expenses and to indemnify Sandler O’Neill against certain liabilities arising out of its engagement. Sandler O’Neill’s fairness opinion was approved by Sandler O’Neill’s fairness opinion committee.

During the two years preceding the date of its opinion to Berkshire Hills, Sandler O’Neill had a variety of investment banking relationships with Berkshire Hills, for which it received customary compensation. Such services during this period included acting as financial advisor for Berkshire Hills with respect to certain strategic matters in 2009, for which it was paid approximately $75,000 and as lead underwriter with respect to Berkshire Hills’ two offerings of its equity securities in October 2008 and May 2009, for which Sandler O’Neill was paid approximately $1.5 million and $1.3 million, respectively. In addition, Sandler O’Neill provided a valuation for certain Berkshire Hills equity, for which it has received approximately $25,000.

In the ordinary course of their respective broker and dealer businesses, Sandler O’Neill may purchase securities from and sell securities to Legacy and Berkshire Hills and their affiliates. Sandler O’Neill may also actively trade the debt and/or equity securities of Legacy and Berkshire Hills or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Consideration to be Received in the Merger

When the Merger becomes effective, each share of Legacy common stock issued and outstanding immediately before the completion of the Merger will automatically be converted into the right to receive, (a) $1.30 in cash without interest and (b) 0.56385 shares of Berkshire Hills common stock and cash instead of fractional shares.

If Berkshire Hills and Legacy must divest deposit liabilities in order to comply with a requirement contained in any regulatory approval, and if the weighted average deposit premium that Berkshire Hills receives for those divested deposits exceeds 350 basis points, then Berkshire Hills will be required under the Merger Agreement to make an additional cash payment to Legacy stockholders that, in the aggregate, will equal 50% of the premium in excess of 350 basis points (net of applicable taxes on such excess premium). The Merger Agreement specifically provides as follows:

In the event the parties must divest deposit liabilities in order to comply with a requirement contained in any regulatory approval or to obtain any regulatory approval (such deposit divestures being referred to as “Required Divestures”), Berkshire Hills will make an additional cash payment to Legacy stockholders (net of applicable taxes) of 50% of any weighted average deposit premium which exceeds 350 basis points for such divested deposits. The cash payment to Legacy shareholders as a result of a Required Divesture will be made in the manner and pursuant to the timing and conditions set forth below to stockholders of Legacy as of the completion of the Merger, and will be equal to the product of:

(i) (1) the weighted average deposit premium paid for such divested deposits which exceeds 350 basis points (the “Excess Amount”), calculating such Excess Amount without regard to any tax imposed upon Berkshire Hills under U.S. federal, state, or local tax law as a result of such divestiture (the “Divestiture Tax”), less (2) that portion of the Divestiture Tax allocable to the Excess Amount, and

(ii) 0.50 (the “Aggregate Divestiture Premium”).

Berkshire Hills must pay the Aggregate Divestiture Premium within 5 business days after the completion of all Required Divestitures. Each Legacy stockholder as of the closing of the Merger shall have the right to receive a cash payment equal to their pro rata portion of the Aggregate Divestiture Premium based upon the number of shares of Legacy Common Stock held by such Legacy stockholder at that time in relation to all other shares of outstanding Legacy Common Stock at that time. It is anticipated that such cash payment, if any, would occur subsequent to the completion of the Merger. See “— Material Tax Consequences of the Merger ” for a discussion of the tax consequences of any such cash payment.

If Berkshire Hills declares a stock dividend or distribution on shares of its common stock or subdivides, splits, reclassifies or combines the shares of Berkshire Hills common stock prior to the effective time of the Merger, then the exchange ratio will be adjusted to provide Legacy stockholders with the same economic effect as contemplated by the Merger Agreement prior to any of these events.

Legacy stockholders will not receive fractional shares of Berkshire Hills common stock. Instead, Legacy stockholders will receive a cash payment for any fractional shares in an amount equal to the product of (i) the fraction of a share of Berkshire Hills common stock to which such stockholder is entitled multiplied by (ii) the average closing price of Berkshire Hills common stock during the five consecutive trading days ending on the day that is five business days before the closing date of the Merger.

Treatment of Legacy Bancorp, Inc. Stock Options

At the effective time of the Merger, (i) each option to purchase shares of Legacy common stock granted under the Legacy 2006 Equity Incentive Plan will cease to represent an option to purchase Legacy common stock and will be converted automatically into an option to purchase Berkshire Hills common stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Legacy common stock subject to such Legacy stock option, and (B) 0.6265, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such Legacy stock option divided by (2) 0.6265, (ii) notwithstanding the foregoing, all stock options granted on November 29, 2006 with an exercise price of $16.03 will be cancelled and the holder thereof will receive $3.00 for each cancelled stock option, and (iii) notwithstanding the foregoing, all stock options held by J. Williar Dunlaevy shall be converted automatically into stock options to purchase Berkshire Hills common stock as provided in this paragraph and such options shall not be entitled to any cash payment.

Surrender of Stock Certificates

Legacy stockholders will receive instructions from the transfer agent on where to surrender their Legacy stock certificates after the Merger is completed. Legacy stockholders should not forward their Legacy stock certificates with their proxy cards.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the Merger will be accounted for using the acquisition method. The result of this is that the recorded assets and liabilities of Berkshire Hills will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of Legacy will be adjusted to fair value at the date of the Merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Berkshire Hills common stock to be issued to former Legacy stockholders and option holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of Legacy at the Merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Legacy being included in the operating results of Berkshire Hills beginning from the date of completion of the Merger.

Material Tax Consequences of the Merger

General.  The following summary discusses the material anticipated U.S. federal income tax consequences of the Merger applicable to a holder of shares of Legacy common stock who surrenders all of the stockholder’s common stock for shares of Berkshire Hills common stock and cash in the Merger. This discussion is based upon the Internal Revenue Code, Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (“IRS”), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion is limited to U.S. residents and citizens who hold their shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not cover all U.S. federal income tax consequences of the Merger and related transactions that may be relevant to holders of shares of Legacy common stock. This discussion also does not address all of the tax consequences that may be relevant to a particular person or the tax consequences that may be relevant to persons subject to special treatment under U.S. federal income tax laws (including, among others, tax-exempt organizations, dealers in securities or foreign currencies, banks, insurance companies, financial institutions or persons who hold their shares of Legacy common stock as part of a hedge, straddle, constructive sale or conversion transaction, persons whose functional currency is not the U.S. dollar, holders that exercise dissenters’ rights, persons that are, or hold their shares of Legacy common stock through, partnerships or other pass-through entities, or persons who acquired their shares of Legacy common stock through the exercise of an employee stock option or otherwise as compensation). In addition, this discussion does not address any aspects of state, local, non-U.S. taxation or U.S. federal taxation other than income taxation. No ruling has been requested from the IRS regarding the U.S. federal income tax consequences of the Merger. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the U.S. federal income tax consequences set forth below.

Legacy stockholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, non-U.S. tax laws and U.S. tax laws other than income tax laws.

Opinion Conditions.  It is a condition to the obligations of Berkshire Hills and Legacy that Berkshire Hills receive an opinion by Luse Gorman Pomerenk & Schick and that Legacy receive an opinion by Nutter McClennen & Fish LLP to the effect that the Merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. Berkshire Hills and Legacy both expect to be able to obtain the tax opinions if, as expected:

•	Berkshire Hills and Legacy are able to deliver customary representations to Berkshire Hills’ and Legacy’s respective tax counsel; and
•	there is no adverse change in U.S. federal income tax law.

Although the Merger Agreement allows both Berkshire Hills and Legacy to waive the condition that tax opinions be delivered by Luse Gorman Pomerenk & Schick and Nutter McClennen & Fish LLP, neither party currently anticipates doing so.

In addition, in connection with the filing of the registration statement of which this Joint Proxy Statement/Prospectus forms a part, Luse Gorman Pomerenk & Schick and Nutter McClennen & Fish LLP have delivered their opinions to Berkshire Hills and Legacy, respectively, dated as of the date of this Joint Proxy Statement/Prospectus, that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code. Forms of these opinions have been filed as Exhibits 8.1 and 8.2 to the registration statement. Such opinions have been rendered on the basis of facts, representations and assumptions set forth or referred to in such opinions and factual representations contained in certificates of officers of Berkshire Hills and Legacy, all of which must continue to be true and accurate in all material respects as of the effective time of the Merger.

If any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the tax consequences of the Merger could be adversely affected. The determination by tax counsel as to whether the proposed Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code will depend upon the facts and law existing at the effective time of the proposed Merger. The following discussion assumes that the Merger will constitute a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code.

Material Tax Consequences of the Merger.  A Legacy stockholder who receives a combination of Berkshire Hills common stock and cash in exchange for his or her Legacy common stock will not be permitted to recognize any loss for federal income tax purposes. Such a stockholder will recognize gain, if any, equal to the lesser of (1) the amount of cash received or (2) the amount of gain “realized” in the transaction. The amount of gain a Legacy stockholder “realizes” will equal the amount by which (a) the cash plus the fair market value at the effective time of the Merger of Berkshire Hills common stock received exceeds (b) the stockholders’ basis in the Legacy common stock to be surrendered in the exchange for the cash and Berkshire Hills common stock. Any recognized gain could be taxed as a capital gain or a dividend, as described below. The tax basis of the shares of Berkshire Hills common stock received by such Legacy stockholder will be the same as the basis of the shares of Legacy common stock surrendered in exchange for the shares of Berkshire Hills common stock, plus any gain recognized by such stockholder in the Merger, and minus any cash received by the stockholder in the Merger. If a Legacy stockholder purchased or acquired Legacy common stock on different dates or at different prices, then solely for purposes of determining the basis of the Berkshire Hills common stock received in the Merger, such stockholder may designate which share of Berkshire Hills common stock is received in exchange for each particular share of Legacy common stock. The designation must be made on or before the date on which the Berkshire Hills common stock is received. For shares held through a broker, the designation is made by giving written notice to the broker. For shares held in certificate form by the stockholder, the designation is made by a written designation in the stockholder’s records. The holding period for shares of Berkshire Hills common stock received by such Legacy stockholder will include such stockholder’s holding period for the Legacy common stock surrendered in exchange for the Berkshire Hills common stock, provided that such shares were held as capital assets of the stockholder at the effective time of the Merger.

A Legacy stockholder’s federal income tax consequences will also depend on whether his or her shares of Legacy common stock were purchased at different times at different prices. If they were, the Legacy stockholder could realize gain with respect to some of the shares of Legacy common stock and loss with respect to other shares. Such Legacy stockholder would have to recognize such gain to the extent such stockholder receives cash with respect to those shares in which the stockholder’s adjusted tax basis is less than the amount of cash plus the fair market value at the effective time of the Merger of the Berkshire Hills common stock received, but could not recognize loss with respect to those shares in which the Legacy stockholder’s adjusted tax basis is greater than the amount of cash plus the fair market value at the effective time of the Merger of the Berkshire Hills common stock received. Any disallowed loss would be included in the adjusted basis of the Berkshire Hills common stock. Such a Legacy stockholder is urged to consult his or her own tax advisor respecting the tax consequences of the Merger to that stockholder.

Aggregate Divestiture Premium (Contingent Cash Consideration).  Each Legacy stockholder’s right to receive an allocable portion of any Aggregate Divestiture Premium (described on pages 66 and 67) that is required to be paid will be considered as additional consideration for such stockholder’s shares of Legacy common stock. The tax consequences to Legacy stockholders of the Aggregate Divestiture Premium, if any, will depend upon whether there will be, as of the effective time of the Merger, an ascertainable value for the Aggregate Divestiture Premium that Legacy stockholders will receive, and if not, whether the allocable portion of the Aggregate Divesture Premium in fact is received in a subsequent tax year for any Legacy stockholder. Under Section 1001 of the Internal Revenue Code, if the Merger includes consideration for which there is no ascertainable value as of the effective time of Merger, a Legacy stockholder will be permitted to treat the transaction as an “open transaction,” and to recover the taxpayer’s basis in Legacy common stock under the cost recovery method for reporting gain or loss. This “open transaction” treatment will be available, however, only if the Aggregate Divestiture Premium does not have an ascertainable value as of the effective time of the Merger. Under such circumstance, in the event that all Required Divestitures (described on pages 68 and 70) have not been made prior to the end of 2011, each Legacy stockholder would report the transaction for 2011 based on the proceeds received in 2011 and may apply in 2011 all of such stockholder’s tax basis in Legacy common stock to reduce the taxable income arising from the transaction. Any additional payments received after 2011 with respect to Required Divestitures would be reported in the year of receipt as additional gain from the Merger. As of the date of this Joint Proxy Statement/Prospectus, neither Berkshire Hills nor Legacy can predict whether the Aggregate Divestiture Premium will have an ascertainable value as of the effective time of the Merger.

Alternatively, if the Aggregate Divestiture Premium does have an ascertainable value as of the effective time of the Merger, the tax consequences will depend upon whether the allocable portion of the Aggregate Divesture Premium in fact is received in a subsequent tax year for any Legacy stockholder. For example, if a Legacy stockholder’s tax year ends on December 31, 2011 and the Merger occurs in 2011, but the Legacy stockholder’s allocable portion of the Aggregate Divestiture Premium is received after 2011, then the Internal Revenue Service will take the position that the Legacy stockholder should report the gain from the receipt of the stockholder’s portion of the Aggregate Divestiture Premium under the “installment method” of reporting under Section 453 of the Internal Revenue Code. The installment method differs from the cost-recovery method in that the tax basis of stock must be allocated between the payments to be received based on their values at effective time of the Merger. Each Legacy stockholder therefore would be required to defer application of a portion of their tax basis in Legacy common stock until the receipt of the stockholder’s portion of the Aggregate Divestiture Payment and, consequently, would likely have more taxable income in 2011. If the allocable portion of the Aggregate Divesture Premium in fact is received in the same tax year in which the Merger occurs, Legacy stockholders will treat their portion of the Aggregate Divestiture Premium as if it had been received at the effective time of the Merger. Neither Berkshire Hills nor Legacy can predict as of the date of this Joint Proxy Statement/Prospectus when the Aggregate Divestiture Premium, if any, would be paid to Legacy stockholders.

Legacy stockholders should be aware that the Internal Revenue Service takes the position that only in rare or unusual circumstances will an asset or right received in a merger not have an ascertainable value as of the effective time of the merger. Neither Berkshire Hills nor Legacy intends to seek any ruling or advice from the Internal Revenue Service with respect to the applicability of open transaction reporting to the Merger, and it is possible that the Internal Revenue Service could disagree with the position that the possibility of obtaining Aggregate Divestiture Premiums is an asset that cannot be valued, and that if such a position were asserted that it could be upheld by the Courts. In such a case the ability of a Legacy stockholder to apply its whole basis to reduce gain recognized in 2011 could be adversely effected. Accordingly, Legacy stockholders are encouraged to consult with their own tax advisors concerning the recognition of income, gain or loss resulting from the receipt of rights to a portion of the proceeds from a Required Divestiture.

Possible Dividend Treatment.  In certain circumstances, a Legacy stockholder who receives a combination of cash and Berkshire Hills common stock in the Merger may receive ordinary income, rather than capital gain, treatment on all or a portion of the gain recognized by that stockholder if the receipt of cash “has the effect of the distribution of a dividend.” The determination of whether a cash payment has such effect is based on a comparison of the Legacy stockholder’s proportionate interest in Berkshire Hills after the

Merger with the proportionate interest the stockholder would have had if the stockholder had received solely Berkshire Hills common stock in the Merger. This could happen because of your purchase (or the purchase by a family member) of additional Berkshire Hills common stock or a repurchase of shares by Berkshire Hills. For purposes of this comparison, the Legacy stockholder may be deemed to constructively own shares of Berkshire Hills common stock held by certain members of the stockholder’s family or certain entities in which the stockholder has an ownership or beneficial interest and certain stock options may be aggregated with the stockholder’s shares of Berkshire Hills common stock. The amount of the cash payment that may be treated as a dividend is limited to the stockholder’s ratable share of the accumulated earnings and profits of Legacy at the effective time of the Merger. Any gain that is not treated as a dividend will be taxed as a capital gain, provided that the stockholder’s shares were held as capital assets at the effective time of the Merger. Because the determination of whether a cash payment will be treated as having the effect of a dividend depends primarily upon the facts and circumstances of each Legacy stockholder, stockholders are urged to consult their own tax advisors regarding the tax treatment of any cash received in the Merger. The maximum federal income tax rate applicable to dividends is 15% for 2011.

Cash in Lieu of Fractional Shares.  A Legacy stockholder who holds Legacy common stock as a capital asset and who receives in the Merger, in exchange for such stock, cash in lieu of a fractional share interest in Berkshire Hills common stock will be treated as having received such cash in full payment for such fractional share of stock and as capital gain or loss, notwithstanding the dividend rules discussed above.

Backup Withholding.  Unless an exemption applies under the backup withholding rules of Section 3406 of the Internal Revenue Code, the exchange agent shall be required to withhold, and will withhold, 28% of any cash payments to which a Legacy stockholder is entitled pursuant to the Merger, unless the Legacy stockholder signs the substitute Internal Revenue Service Form W-9 enclosed with the letter of transmittal sent by the exchange agent. Unless an applicable exemption exists and is proved in a manner satisfactory to the exchange agent, this completed form provides the information, including the Legacy stockholder’s taxpayer identification number, and certification necessary to avoid backup withholding.

Dissenters’ Rights.  A Legacy stockholder who exercises dissenters’ rights and receives solely cash should be treated as a stockholder receiving solely cash, as described above.

Tax Treatment of the Entities.  No gain or loss will be recognized by Berkshire Hills or Legacy as a result of the Merger.

Regulatory Matters Relating to the Merger

Merger.  The Merger is subject to approval by the Office of Thrift Supervision, the Massachusetts Division of Bank and the Massachusetts Board of Bank Incorporation (“BBI”). Berkshire Hills has filed the required applications and notifications.

The Office of Thrift Supervision may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain of trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Office of Thrift Supervision considers the financial and managerial resources of the companies and their subsidiary institutions and the convenience and needs of the communities to be served. Under the Community Reinvestment Act (“CRA”), the Office of Thrift Supervision must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. Berkshire Bank has a satisfactory CRA rating; Legacy Banks has a satisfactory CRA rating.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Berkshire Hills and Berkshire Bank for approval of the Merger and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the Merger’s competitive effects. As part of its regulatory filings, Berkshire Hills has requested the bank regulators and the United States Department of Justice to authorize Berkshire Hills and Legacy to divest approximately $162.0 million in deposits, as well as four Legacy branch offices located in Berkshire County, Massachusetts. There can be no assurance as to whether the bank regulators or the United States Department of Justice will accept, deny or modify the proposed divestiture plan, or the timing of such approvals. See “Risk Factors —  Berkshire Hills may be unsuccessful in pursuing a plan to divest certain deposits and other liabilities. Such proposed divestiture plan may constitute a material adverse effect on the parties.”

Pursuant to Massachusetts General Laws, the decision of the BBI is based on whether or not competition among banking institutions will be unreasonably affected and whether or not public convenience and advantage will be promoted by the Merger. In making such determination, the BBI shall consider a showing of “net new benefits,” which may include initial capital investments, job creation plans, consumer and business services, commitments to maintain and open branch offices within a bank’s delineated local community and such other matters as the BBI may deem necessary or advisable.

The Bank Merger.  Following the merger of Legacy with and into Berkshire Hills, Berkshire Hills intends to merge Legacy Banks with and into Berkshire Bank, but retains the right to hold Legacy Banks as a separate subsidiary. In connection with a merger of Legacy Banks with and into Berkshire Bank, Berkshire Hills may, subject to regulatory approval, include the “Legacy” name in the name of Berkshire Bank’s branch offices in Berkshire County, Massachusetts and may continue to do so until for up to two years from the completion of the Merger or until such time as Berkshire Bank rebrands its banking offices in Berkshire County, Massachusetts. Berkshire Hills will designate the headquarters of Berkshire Hills and Berkshire Bank as 99 North Street, Pittsfield, Massachusetts. The bank merger is subject to the approval by the Federal Deposit Insurance Corporation under the Bank Merger Act. In granting its approval under the Bank Merger Act, the Federal Deposit Insurance Corporation must consider the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served.

The bank merger is also subject to approval by the Massachusetts Commissioner of Banks under the bank merger provisions of the Massachusetts General Laws. The regulatory standards for the bank merger are similar to those applicable to the Merger. The bank merger cannot be completed until arrangements satisfactory to the Massachusetts Depositors Insurance Fund, which insures the deposits of Massachusetts-chartered savings banks in excess of the Federal Deposit Insurance Corporation deposit insurance limits, have been made.

Berkshire Bank filed the requisite applications for the bank merger with the Federal Deposit Insurance Corporation on April 1, 2011 and will file applications with the Massachusetts Commissioner of Banks on or about May 9, 2011.

In addition, a period of 15 to 30 days must expire following approval by the Federal Deposit Insurance Corporation before completion of the Merger is allowed, within which period the United States Department of Justice may file objections to the Merger under the federal antitrust laws. As part of its regulatory filings, Berkshire Hills has requested the bank regulators and the United States Department of Justice to authorize Berkshire Hills and Legacy to divest approximately $162.0 million in deposits, as well as four Legacy branch offices located in Berkshire County, Massachusetts. There can be no assurance as to whether the bank regulators or the United States Department of Justice will accept, deny or modify the proposed divestiture plan, or the timing of such approvals. See “Risk Factors — Berkshire Hills may be unsuccessful in pursuing a plan to divest certain deposits and other liabilities. Such proposed divestiture plan may constitute a material adverse effect on the parties.”

The Merger cannot proceed in the absence of the requisite regulatory approvals. See “Description of the Merger — Conditions to Completing the Merger” and “— Terminating the Merger Agreement.” There can be no assurance that the requisite regulatory approvals will be obtained, and if obtained, there can be no assurance as to the date of any approval. There can also be no assurance that any regulatory approvals will not contain a condition or requirement that causes the approvals to fail to satisfy the condition set forth in the Merger Agreement and described under “Description of the Merger — Conditions to Completing the Merger.”

The approval of any application merely implies the satisfaction of regulatory criteria for approval, which does not include review of the Merger from the standpoint of the adequacy of the cash consideration or the exchange ratio for converting Legacy common stock to Berkshire Hills common stock. Furthermore, regulatory approvals do not constitute an endorsement or recommendation of the Merger.

Anti-Competitive Matters.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Berkshire Hills and Berkshire Bank for approval of the Merger and authorizes the Office of Thrift Supervision to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Office of Thrift Supervision within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of Office of Thrift Supervision approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger’s effect on competition differently than the Office of Thrift Supervision, and thus it is possible that the Department of Justice could reach a different conclusion than the Office of Thrift Supervision regarding the Merger’s competitive effects. As part of its regulatory filings, Berkshire Hills has requested the bank regulators and the United States Department of Justice to authorize Berkshire Hills and Legacy to divest approximately $162.0 million in deposits, as well as four Legacy branch offices located in Berkshire County, Massachusetts. There can be no assurance as to whether the bank regulators or the United States Department of Justice will accept, deny or modify the proposed divestiture plan, or the timing of such approvals. See “Risk Factors —  Berkshire Hills may be unsuccessful in pursuing a plan to divest certain deposits and other liabilities. Such proposed divestiture plan may constitute a material adverse effect on the parties.”

In addition, a period of 15 to 30 days must expire following approval by the Federal Deposit Insurance Corporation before completion of the Merger is allowed, within which period the United States Department of Justice may file objections to the Merger under the federal antitrust laws. As part of its regulatory filings, Berkshire Hills has requested the bank regulators and the United States Department of Justice to authorize Berkshire Hills and Legacy to divest approximately $162.0 million in deposits, as well as four Legacy branch offices located in Berkshire County, Massachusetts. There can be no assurance as to whether the bank regulators or the United States Department of Justice will accept, deny or modify the proposed divestiture plan, or the timing of such approvals. See “Risk Factors — Berkshire Hills may be unsuccessful in pursuing a plan to divest certain deposits and other liabilities. Such proposed divestiture plan may constitute a material adverse effect on the parties.”

Interests of Certain Persons in the Merger that are Different from Yours

Share Ownership.  On the record date for the Legacy special meeting, Legacy’s directors and officers beneficially owned, in the aggregate, 360,386 shares of Legacy’s common stock, representing approximately 4.2% of the outstanding shares of Legacy common stock.

As described below, certain of Legacy’s officers and directors have interests in the Merger that are in addition to, or different from, the interests of Legacy’s stockholders generally. Legacy’s board of directors was aware of these conflicts of interest and took them into account in approving the Merger. These interests, which provide for cash payments of approximately $9.3 million in the aggregate, include the following arrangements:

Employment Agreements with Legacy.  In accordance with each of Messrs. P. Sullivan’s and Dunlaevy’s Settlement Agreements, at the closing date of the Merger, each of Messrs. Sullivan’s and Dunlaevy’s employment agreements will be terminated and Messrs. Sullivan and Dunlaevy will be entitled to a cash lump sum payment from Legacy equal to $1,151,800 and $1,437,302, respectively, in lieu of the payment due under the employment agreement. In addition, Mr. Dunlaevy’s settlement agreement provides him with an additional tax indemnification payment if any payments or benefits provided to him trigger liability under Sections 280G and 4999 of the Internal Revenue Code.

Offer Letter for Patrick J. Sullivan.  Berkshire Hills presented an offer letter to Patrick J. Sullivan, which the executive accepted, on December 21, 2010. The offer letter provides that Mr. Sullivan will serve Berkshire Hills as Executive Vice President of Corporate Banking and Wealth Management and report directly to the President and Chief Executive Officer. Mr. Sullivan will receive a base salary of $375,000, a sign-on bonus of $200,000 payable with his first paycheck, an equity grant of 5,000 shares of restricted stock with a one year vesting period to be made within two weeks of Mr. Sullivan’s hire date, an annual performance equity grant with a target value of $100,000 of restricted stock (50% of which will be performance based), participation in the performance management incentive plan (with a current target bonus of 35% of base salary), and certain benefits including a country club membership with a maximum value of $5,000 and an automobile allowance of $12,000 per year. In addition, Mr. Sullivan will be entitled to two years of continued medical and dental coverage, at no cost to Mr. Sullivan, in the event his employment is terminated by Berkshire Hills at anytime.

Change in Control Agreements with Legacy Banks.  The change in control agreements previously entered into with Legacy, Legacy Banks and our named executive officers, Ms. Kimberly Mathews, Messrs. Paul Bruce and Richard Sullivan, provide such individuals with severance benefits in the event of the termination of their employment by the officers for good reason or by the employer without cause within twelve (12) months following a change in control. The amount of the severance benefit equals (i) one times the sum of base salary and the highest rate of bonus paid to the officer during the two years prior to termination, and (ii) twelve (12) months of continued life insurance and non-taxable medical and dental coverage, on substantially the same terms as the coverage maintained for the officer prior to the officer’s termination of employment. Notwithstanding the foregoing, an executive who is terminated for cause will not be entitled to any payment under the change in control agreement. If payable, the cash severance payable to Ms. Kimberly Mathews, Messrs. Paul Bruce and Richard Sullivan is estimated to be (and may not exceed) $165,000, $228,000 and $220,000, respectively, less tax withholding. Any cash severance payments shall be made in a lump sum with the next regularly scheduled payroll following the date of the officer’s termination of employment. Additionally, five of Legacy’s senior officers who are not named executive officers have previously entered into one or two year change in control agreements with Legacy and Legacy Banks. The terms of such change in control agreements are substantially similar to the terms described above, except that the two year change in control agreement provides for a severance benefit equal to (i) two times the sum of base salary and the highest rate of bonus paid to the officer during the two years prior to termination, and (ii) twenty-four (24) months of continued life insurance and non-taxable medical and dental coverage, on substantially the same terms as the coverage maintained for the officer prior to the officer’s termination of employment. If payable, the cash severance payable to the five senior officers is estimated to be (and may not exceed) $1,041,000 in the aggregate, less withholding taxes.

Settlement Agreements.  Legacy shall use its reasonable best efforts to cause each Legacy Bank employee that has a change in control agreement to enter into a settlement agreement in order to quantify and settle the benefits owed to the officers under their respective change in control agreements, as described in the above paragraph. As of the date hereof, none of these employees has entered into a settlement agreement.

Termination of Supplemental Executive Retirement Agreement and Distribution of Benefits.   Mr. J. Williar Dunlaevy is the sole participant in the Supplemental Executive Retirement Agreement. In accordance with the Merger Agreement and Mr. Dunlaevy’s settlement agreement, on or prior to the closing date of the Merger, the Supplemental Executive Retirement Agreement will be terminated and Mr. Dunlaevy will be entitled to a cash lump sum payment equal to $1,549,395, subject to applicable withholding, and payable in accordance with the requirements of Section 409A of the Internal Revenue Code. All amounts to be paid under such agreement are fully vested without regard to the change in control.

Termination of Director Fee Continuation Plan and Distribution of Benefits.  In accordance with the Merger Agreement, on or prior to the closing date of the Merger, the Director Fee Continuation Plan will be terminated and the participants will be entitled to a cash lump sum payment, payable in accordance with the requirements of Section 409A of the Internal Revenue Code. All amounts to be paid under such agreement are fully vested without regard to the change in control, however, absent the change in control, such amounts would be payable for five years commencing upon termination of their service. Non-employee directors Dellea, Klausmeyer, Pasko, Raser, Trask and Winsor will receive $200,000, $250,667, $221,530, $162,657, $237,243 and $198,667, respectively, upon the termination of the Director Fee Continuation Plan of Legacy.

Three Year Change in Control Agreement and Severance Agreement with Patrick J. Sullivan.   Berkshire Hills and Berkshire Bank have entered into a Three Year Change in Control Agreement and Severance Agreement with Mr. Patrick J. Sullivan. The change in control agreement provides that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of circumstances specified in the agreement) following a change in control of Berkshire Hills or Berkshire Bank, Mr. Sullivan would be entitled to a cash severance payment equal to three times his average annual compensation for the five years preceding the change in control, and life insurance and non-taxable medical, dental and disability coverage substantially identical to the coverage maintained for the executive prior to his termination of employment for 36 months following his termination of employment. The severance payments may be reduced by the minimum amount necessary to avoid triggering liability under Section 280G of the Internal Revenue Code. Mr. Sullivan must comply with a one-year non-competition and non-disclosure provision following the receipt of severance payments under the agreement.

The severance agreement provides that upon an involuntary termination, other than for cause, or voluntary termination (upon the occurrence of the circumstances specified in the agreement), Mr. Sullivan would be entitled to a cash severance payment equal to three times his base salary less a pro rata amount for each day employed since the closing date of the merger, and continued medical and dental coverage, at no cost to Mr. Sullivan, for 36 months following his termination of employment. In the event of Mr. Sullivan’s termination of employment in connection with or following a change in control of Berkshire Hills or Berkshire Bank, Mr. Sullivan shall not be entitled to any benefits under the severance agreement and shall instead be entitled to the benefits under his Three Year Change in Control Agreement as described above. Mr. Sullivan must comply with a one-year non-competition provision following the receipt of severance payments under the agreement.

Non-Competition and Consulting Agreement with J. Williar Dunlaevy.  Berkshire Hills and Berkshire Bank have entered into a Non-Competition and Consulting Agreement with Mr. J. Williar Dunlaevy pursuant to which Mr. Dunlaevy will perform consulting services as a liaison to Legacy Banks Foundation for a period of twelve months following the merger. In addition, Mr. Dunlaevy will agree not to compete with Berkshire Hills and Berkshire Bank for a period of twenty-four months following the merger for the benefit of any business within 60 miles of any office of Berkshire Hills or Berkshire Bank or any subsidiary. During such twenty-four month period, Mr. Dunlaevy has also agreed not to solicit or offer employment to any employee of Berkshire Hills or Berkshire Bank or any of their subsidiaries or affiliates that would cause such person(s) to terminate employment and accept employment with or provide services to any business that competes with Berkshire Hills or Berkshire Bank within 60 miles of any office of Berkshire Hills or Berkshire Bank or any subsidiary. In exchange for the consulting services and the agreement not to compete or solicit, Berkshire Hills and Berkshire Bank have agreed to pay Mr. Dunlaevy $400,000, with $150,000 payable by lump sum at the closing date of the merger and $250,000 payable in monthly installments over the twelve month consulting period.

Outstanding Options.  Under the terms of the merger agreement, the Legacy 2006 Equity Incentive Plan shall remain effective and shall be maintained by Berkshire Hills; however, (i) each stock option granted under the 2006 Equity Incentive Plan will cease to represent an option to purchase Legacy common stock and will be converted automatically into an option to purchase Berkshire Hills common stock equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Legacy common stock subject to such Legacy stock option, and (B) 0.6265, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such Legacy stock option divided by (2) 0.6265, (ii) notwithstanding the foregoing, each stock option granted on November 29, 2006 with an exercise price of $16.03 will be cancelled and the holder thereof will receive $3.00 for each cancelled stock option, and (iii) notwithstanding the foregoing, all stock options held by J. Williar Dunlaevy shall be converted automatically into stock options to purchase Berkshire Hills common stock as provided in this paragraph and such options shall not be entitled to any cash payment. Messrs. Richard Sullivan and Paul Bruce who hold 72,200 and 41,200 stock options, respectively, will receive a cash payment of $216,600 and $123,600, respectively, upon termination of the options granted on November 29, 2006 and their remaining options will be substituted for stock options to purchase Berkshire Hills common stock as provided in this paragraph. All of the stock options held by Patrick Sullivan, Mr. Dunlaevy and Ms. Mathews will be substituted for stock options to purchase Berkshire Hills common stock as provided in this paragraph. Non-employee directors Dellea, Klausmeyer, Pasko, Raser, Trask and Winsor, who each hold 22,700 stock options, will each receive $68,100 in cash upon the termination of the options.

Two New Directors.  In accordance with the Merger Agreement, J. Williar Dunlaevy and one other person who is a director of Legacy, as determined by Berkshire Hills, shall be appointed and elected to the Berkshire Hills and Berkshire Banks boards of directors. The fees paid to these directors will be the same as similarly situated board members of Berkshire Hills and Berkshire Bank.

Acceleration of Vesting of Restricted Stock Awards.  Under the terms of the Legacy 2006 Equity Incentive Plan, restricted stock awards that have not yet vested will become fully vested upon the occurrence of a change of control. Williar Dunlaevy, Patrick Sullivan, Paul Bruce, Richard Sullivan and Kim Mathews hold non-vested restricted stock awards that will become fully vested at closing with an estimated value of $262,610, $106,320, $21,796, $54,755 and $15,948, respectively. Five senior officers hold non-vested restricted stock awards that will become fully vested at closing with an estimated value of $165,328. Non-employee directors Dellea, Klausmeyer, Pasko, Raser, Trask and Winsor hold non-vested restricted stock awards that will become fully vested at closing with an estimated value of $36,946, $36,946, $36,946, $36,946, $36,946 and $36,946, respectively.

Indemnification.  Pursuant to the merger agreement, Berkshire Hills has agreed that it will indemnify, defend and hold harmless each present and former officer, director or employee of Legacy and its subsidiary (as defined in the merger agreement) against all losses, claims, damages, costs, expenses (including attorney’s fees), liabilities, judgments and amounts that are paid in settlement (with the approval of Berkshire Hills, which approval shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, based in whole or in part on, or arising in whole or in part out of, the fact that such person is or was a director, officer or employee of Legacy or its subsidiary if such claim pertains to any matter of fact arising, existing or occurring at or before the closing date (including, without limitation, the merger and other transactions contemplated thereby), regardless of whether such claim is asserted or claimed before or after the effective time.

Directors’ and Officers’ Insurance.  Berkshire Hills has further agreed, for a period of six years after the effective date, to cause the persons serving as officers and directors of Legacy immediately prior to the effective date to continue to be covered by Legacy’s current directors’ and officers’ liability insurance policy (provided that Berkshire Hills may substitute therefore policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous than such policy) with respect to acts or omissions occurring prior to the effective date which were committed by such officers and directors in their capacity as such. Berkshire Hills is not required to spend more than 175% of the annual cost currently incurred by Legacy for its insurance coverage.

The following table sets forth the estimated potential severance benefits to Legacy’s named executive officers on termination of employment in connection with a change in control. This table does not include the value of benefits that the named executive officers are vested in without regard to the occurrence of a change in control:

Executive	Cash ($)	Equity ($)(2)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(3)	Tax Reimbursements ($)	Other ($)	Total ($)
Paul Bruce	$228,000	$147,785	$—	$41,558	$—	$—	$417,343
J. Williar Dunlaevy	$1,437,302	$412,274	$—	$—	$—	$—	$1,849,576
Patrick Sullivan	$1,150,000	$244,864	$—	$—	$—	$—	$1,394,864
Richard Sullivan	$220,000	$279,942	$—	$53,302	$—	$—	$553,244
Kimberly Mathews	$165,000	$36,882	$—	$11,017	$—	$—	$212,839

(1)	Assumes date of termination of employment in connection with a change in control is September 1, 2011; valuation of options that will not be cashed out in connection with change in control is determined pursuant to Rev. Proc. 2003-38, using applicable federal rates for April 2011.
(2)	Consists of (A) with respect to Mr. Paul Bruce, (i) unvested options to acquire 656 shares of Legacy common stock valued at closing in the amount of $2,394 as to which vesting would accelerate at closing, (ii) options to acquire 41,200 shares of Legacy common stock to be cashed out in consideration of $3.00/share, i.e., $123,600, and (iii) 1,640 shares of restricted Legacy stock valued at closing at $21,791 as to which vesting will accelerate at closing; (B) with respect to Mr. J. Williar Dunlaevy, (i) unvested options to acquire 46,000 shares of Legacy common stock valued at closing in the amount of $149,714 as to which vesting will accelerate at closing, and (ii) 19,760 shares of restricted Legacy stock valued at closing at $262,560 as to which vesting will accelerate at closing; (C) with respect to Mr. Patrick Sullivan, (i) unvested options to acquire 20,000 shares of Legacy common stock valued at closing in the amount of $138,564 as to which vesting will accelerate at closing, and (ii) 8,000 shares of restricted Legacy stock valued at closing at $106,300 as to which vesting will accelerate at closing; (D) with respect to Mr. Richard Sullivan, (i) unvested options to acquire 2,420 shares of Legacy common stock valued at closing in the amount of $8,853 as to which vesting will accelerate at closing, (ii) options to acquire 72,000 shares of Legacy common stock to be cashed out in consideration of $3.00/share, i.e., $216,600, and (iii) 4,120 shares of restricted Legacy stock valued at closing at $54,744 as to which vesting will accelerate at closing; and (E) with respect to Ms. Kimberly Mathews, (i) unvested options to acquire 4,862 shares of Legacy common stock valued at closing in the amount of $20,877 as to which vesting will accelerate at closing, and (ii) 1,200 shares of restricted Legacy stock valued at closing at $15,945 as to which vesting will accelerate at closing.
(3)	Consists of (A) with respect to Mr. Paul Bruce, (i) projected premium(s) of $18,833.96 for one-year of medical and dental insurance coverage continuation, (ii) projected premium(s) of $14,323.68 for one-year of life insurance coverage, and (iii) a payment of $8,400 for outplacement services; (B) with respect to Mr. Richard Sullivan, (i) projected premium(s) of $11,010.27 for one-year of medical, dental and vision insurance coverage continuation, (ii) projected premium(s) of $32,292 for one-year of life insurance coverage, and (iii) a payment of $10,000 for outplacement services; and (C) with respect to Ms. Kimberly Mathews, (i) projected premium(s) of $6,267.15 for one-year of life insurance coverage, and (ii) a payment of $4,750.01 for outplacement services.

Employee Matters

Each person who is an employee of Legacy Banks as of the closing of the Merger (whose employment is not specifically terminated upon the closing) will become an employee of Berkshire Bank and will be eligible to participate in group health, medical, dental, life, disability and other welfare plans available to similarly situated employees of Berkshire Hills on the same basis that it provides such coverage to Berkshire Hills employees. With respect to any welfare plan or program of Legacy that Berkshire Hills determines provides benefits of the same type as a plan maintained by Berkshire Hills, Berkshire Hills will continue the Legacy plan until such employees become eligible for the Berkshire Hills plan so that there is no gap in coverage. Berkshire Hills will give credit to continuing Legacy employees for purposes of Berkshire Hills’ vacation and other paid leave programs for their accrued and unpaid vacation and/or leave balance with Legacy.

Current employees of Legacy Banks who remain employed until the closing date will be eligible to participate in the Berkshire Hills 401(k) plan following the date determined by Berkshire Hills on which the Legacy 401(k) Plan will be terminated or replaced by such plan. The Legacy employee stock ownership plan (ESOP), which was terminated in August 2010, will, at least five business days prior to the closing date, repay the outstanding ESOP loan from the unallocated shares held in the ESOP and the remaining unallocated shares will be allocated to the accounts of individuals in the ESOP as provided in the ESOP. The balance of the shares and any other assets remaining in the ESOP will be distributed to ESOP participants after the receipt of a favorable determination letter from the Internal Revenue Service.

Berkshire Hills will pay each employee of Legacy who is not otherwise covered by a change in control agreement whose employment is terminated (other than for cause) or who is not offered employment with Berkshire Hills or resigns for good reason on or within 12 months following the closing date of the Merger severance benefits under Berkshire Hill’s severance plan or Legacy’s severance plan, if more favorable.

Under the Merger Agreement, Legacy is entitled to pay discretionary retention compensation to certain employees of Legacy, including its executive officers, provided that the amount of such bonuses shall not exceed $700,000 in the aggregate or certain limits per individual that have been agreed to between the parties. In February 2011, Legacy made certain bonus payments in accordance with the Merger Agreement, including bonus payments of $200,000, $70,000, $60,000 and $20,000 to Mr. Patrick Sullivan, Ms. Kimberly Mathews, Messrs. Paul Bruce and Richard Sullivan, respectively.

Legacy Retiree Medical Benefits

Legacy Banks provided health care and life insurance benefits to certain retired employees. In accordance with the Merger Agreement, Legacy Banks terminated the retiree medical plan effective March 1, 2011.

Operations of Berkshire Bank after the Merger

The Merger Agreement provides for the merger of Legacy with and into Berkshire Hills, with Berkshire Hills as the surviving entity. Following the merger of Legacy with and into Berkshire Hills, Berkshire Hills intends to merge Legacy Banks with and into Berkshire Bank, but retains the right to hold Legacy Banks as a separate subsidiary. In connection with a merger of Legacy Banks with and into Berkshire Bank, Berkshire Hills may, subject to regulatory approval, include the “Legacy” name in the name of Berkshire Bank’s branch offices in Berkshire County, Massachusetts and may continue to do so until for up to two (2) years from the completion of the Merger or until such time as Berkshire Bank rebrands its banking offices in Berkshire County, Massachusetts. Berkshire Hills will designate the headquarters of Berkshire Hills and Berkshire Bank as 99 North Street, Pittsfield, Massachusetts.

Resale of Shares of Berkshire Hills Common Stock

All shares of Berkshire Hills common stock issued to Legacy’s stockholders in connection with the Merger will be freely transferable. This Joint Proxy Statement/Prospectus does not cover any resales of the shares of Berkshire Hills common stock to be received by Legacy’s stockholders upon completion of the Merger, and no person may use this Joint Proxy Statement/Prospectus in connection with any resale.

Time of Completion

Unless the parties agree otherwise and unless the Merger Agreement has otherwise been terminated, the closing of the Merger will take place on a date designated by Berkshire Hills that is no later than 30 days following the date on which all of the conditions to the Merger contained in the Merger Agreement are satisfied or waived. See “— Conditions to Completing the Merger.” On the closing date, Berkshire Hills will file a Certificate of Merger with the Delaware Secretary of State merging Legacy into Berkshire Hills. The Merger will become effective at the time stated in the certificate of Merger.

Berkshire Hills and Legacy are working to complete the merger quickly. It is currently expected that the Merger will be completed during the third quarter of 2011. However, because completion of the Merger is subject to regulatory approvals and other conditions, the parties cannot be certain of the actual timing.

Legacy Banks Foundation

Legacy agrees to recommend to the Board of Directors of the Legacy Banks Foundation (“Legacy Foundation”) that the majority of the current Board of Directors of the Legacy Foundation resign as of the closing of the Merger and that a majority of the Legacy Foundation Board consist of Berkshire Hills representatives (“Berkshire Hills Foundation Representatives”) as of Closing. Such Berkshire Hills Foundation Representatives shall be selected by J. Williar Dunlaevy and agreed to by Berkshire Hills. In addition Legacy agrees to recommend to the Legacy Foundation that J. Williar Dunlaevy be appointed the chairman of the Legacy Foundation and that Patrick Sullivan be appointed an officer of the Legacy Foundation.

Conditions to Completing the Merger

Berkshire Hills’ and Legacy’s obligations to consummate the Merger are conditioned on the following:

•	approval of the Merger Agreement by Legacy’s stockholders;
•	approval of the Merger Agreement by Berkshire Hills’ stockholders;
•	receipt of all required regulatory approvals without any materially adverse conditions and the expiration of all statutory waiting periods;
•	no party to the Merger being subject to any order, decree or injunction that enjoins or prohibits consummating the transaction, no governmental entity having instituted any proceeding to block the transaction and the absence of any statute, rule or regulation that prohibits completion of any part of the transaction;
•	the registration statement of which this Joint Proxy Statement/Prospectus forms a part being declared effective by the Securities and Exchange Commission, the absence of any pending or threatened proceeding by the Securities and Exchange Commission to suspend the effectiveness of the registration statement and the receipt of all required state “blue sky” approvals;
•	receipt by each party of all consents and approvals from third parties (other than those required from government agencies) required to complete the Merger, unless failure to obtain those consents or approvals would not have a material adverse effect on Berkshire Hills after completion of the Merger;
•	receipt by each party of opinions from their respective legal counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;
•	no material adverse effect on either party has occurred, whether from Legacy, Berkshire Hills or a combination of the two, together with related branch premises and loans;
•	the other party having performed in all material respects its obligations under the Merger Agreement, the other party’s representations and warranties being true and correct as of the date of the Merger Agreement and as of the closing date, and receipt of a certificate signed by the other party’s chief executive officer and chief financial officer to that effect; and
•	the shares of Berkshire Hills common stock issuable pursuant to the Merger being approved for listing on The NASDAQ Global Select Market.

Berkshire Hills and Legacy cannot guarantee that all of the conditions to the Merger will be satisfied or waived by the party permitted to do so.

Conduct of Business Before the Merger

Legacy has agreed that, until completion of the Merger and unless permitted by Berkshire Hills, neither it nor its subsidiaries will:

General Business

•	conduct its business other than in the usual, regular and ordinary course consistent with past practice;
•	take any action that would adversely affect or delay its ability to perform its obligations under the Merger Agreement or to consummate the transactions contemplated by the Merger Agreement;

Capital Stock

•	adjust, split, combine or reclassify its capital stock;
•	pay any cash or stock dividends or make any other distribution on its capital stock, except for regular quarterly cash dividends at a rate not exceeding $0.05 per share of Legacy common stock and dividends paid by any of Legacy’s subsidiaries to enable Legacy to pay such dividends;
•	any additional shares of capital stock or any securities or obligations convertible or exercisable for any shares of its capital stock, except pursuant to the exercise of outstanding stock options;
•	except in connection with the exercise of stock options or withholdings of taxes under any of the Legacy stock-based incentive plans, redeem, purchase or otherwise acquire any shares of its capital stock;

Dispositions

•	dispose of any of its material assets, incur any indebtedness, other than in the ordinary course of business consistent with past practice, or waive or change any existing indebtedness;

Contracts

•	enter into, amend or terminate any contract or agreement, in excess of $100,000 except those specifically permitted by the Merger Agreement;
•	enter into, renew or modify any transaction with an affiliate (other than a deposit transaction);
•	enter into any hedging transaction other than for purposes of hedging interest rate exposure;
•	undertake or enter into any lease or other contract in excess of $25,000 annually, or containing a financial commitment extending 12 months from the date of the Merger Agreement;

Loans

•	make or acquire any loan or other credit facility, other than existing loan commitments or those in conformity with lending policies in effect as of the date of the Merger Agreement, in amounts not to exceed $1,000,000, provided that Berkshire Hills’ consent shall be deemed granted if Berkshire Hills does not object within three business days of Legacy’s written intent to make such loan;
•	sell any participation in a loan (excluding existing commitments);

Employees

•	increase the compensation or fringe benefits of any of its employees or directors, except in the ordinary course of business consistent with past practice and pursuant to policies currently in effect;
•	grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to existing commitments, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent in the aggregate or (iii) as otherwise contemplated by the Merger Agreement;
•	become a party to, amend or commit to any benefit plan or employment agreement;
•	hire or promote employee to a rank having a title of vice president or other more senior rank or hire any employee with an annual total compensation in excess of $75,000;

Settling Claims

•	settle any claim against it for more than $25,000 individually or $50,000 in the aggregate;

Governing Documents

•	amend its certificate of incorporation or bylaws;

Investment in Securities

•	purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $1.1 million, (iii) with a duration of not more than five (5) years and (iv) otherwise in the ordinary course of business consistent with past practice;

Capital Expenditures

•	other than certain capital expenditures previously disclosed by Legacy, make any capital expenditures in excess of $25,000 individually, or $50,000 in the aggregate;

Branches

•	open or close any new branch or automated banking facility or file an application to do same;

Accounting

•	change its method of accounting, except as required by changes in generally accepted accounting principles or regulatory guidelines;

Merger Agreement

•	take any action that is intended or expected to result in any of its representations and warranties under the Merger Agreement being or becoming untrue in any material respect or in the conditions to the Merger not being satisfied or in a violation of a provision of the Merger Agreement;
•	knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code;

Other Agreements

•	take any other action restricted under the Merger Agreement; or
•	agree to take, commit to take any or adopt any resolutions in support of any of the foregoing actions.

Berkshire Hills has agreed that, until the completion of the Merger and unless permitted by Legacy, it will not:

•	change or waive any provision of its certificate of incorporation or bylaws in any way adverse to the rights of Legacy shareholders;
•	take any action that would materially adversely affect or delay its ability to obtain regulatory approvals contemplated by the Merger Agreement;
•	take any action that is intended to materially adversely affect its ability to perform its covenants and agreements under the Merger Agreement;
•	take any action resulting in its representation and warranties not being true and correct at any future date on or prior to closing the Merger;
•	knowingly take any action that would prevent or impede the Merger from qualifying as a reorganization under Section 368 of the Internal Revenue Code; or
•	agree to take, commit to take or adopt any resolutions in support of any of the foregoing actions.

Covenants of Legacy and Berkshire Hills in the Merger Agreement

Agreement Not to Solicit Other Proposals.  Legacy and its officers, directors, employees and representatives have agreed not to: (1) solicit, initiate, or knowingly encourage any acquisition proposal by a third party; (2) participate in discussions or negotiations regarding an acquisition proposal; (3) enter into any agreement requiring it to abandon or terminate the Merger Agreement with Berkshire Hills; (4) make any public statement critical of Berkshire Hills, its board of directors, its management or the Merger; or (5) join with or assist any person or entity in opposing the Merger. An acquisition proposal includes the following:

•	any Merger, consolidation, share exchange, business combination, or other similar transaction involving Legacy or its subsidiaries;
•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Legacy;
•	any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Legacy; and
•	any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

Despite the agreement of Legacy not to solicit other acquisition proposals, Legacy may generally negotiate or have discussions with, or provide information to, a third party who makes an unsolicited, written, bona fide acquisition proposal, provided that the Legacy board of directors:

•	after consultation with its outside legal counsel and its financial advisor, determines in its good faith judgment that the transaction presented by such unsolicited acquisition proposal, after taking into account all legal, financial and regulatory aspects of the proposal, is reasonably likely to be consummated in accordance with its terms; and
•	determines in its good faith judgment that the proposal is reasonably likely to result in a transaction more favorable to the Legacy shareholders from a financial point of view that the transactions contemplated by the Merger Agreement with Berkshire Hills and the acquisition proposal (a “superior proposal”).

If Legacy receives a proposal or information request from a third party or enters into negotiations with a third party regarding a superior proposal, Legacy must immediately notify Berkshire Hills and provide Berkshire Hills with information about the third party and its proposal.

Certain Other Covenants.  The Merger Agreement also contains other agreements relating to the conduct of Berkshire Hills and Legacy before consummation of the Merger, including the following:

•	each party will permit the other party reasonable access during normal business hours to its property, books, records and personnel and furnish all information the other party may reasonably request;
•	each party will promptly provide the other party with a copy of all documents filed with its banking regulators;
•	each party will meet with the other party on a regular basis to discuss and plan for the conversion of Legacy’s data processing and related electronic information systems;
•	Legacy will invite two non-voting designees of Berkshire Hills to attend any meetings of Legacy or Legacy Banks loan and credit committees, except that Berkshire Hills’ designees will not attend portions of any meeting during which there is being discussed: (a) matters involving the Merger; (b) information or material that Legacy or Legacy Banks must keep confidential under applicable laws or regulations or policies or procedures of Legacy or Legacy Banks; or (c) any other matter that may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirements;
•	Berkshire Hills and Berkshire Bank shall permit Patrick Sullivan to attend any meeting of the Berkshire Bank Loan Review Committee as an observer (the “Legacy Observer”), provided that neither Berkshire Hill nor Berkshire Bank will permit the Legacy Observer to remain present during any confidential discussion of the Merger Agreement and the transactions contemplated hereby or any unrelated acquisition proposal or during any other matter that the Board of Directors of Berkshire Bank has been advised by counsel that such attendance by the Legacy Observer may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirement.

•	Berkshire Hills and Legacy will use their commercially reasonable efforts to submit all necessary applications, notices, and other filings with any governmental entity, the approval of which is required to complete the Merger and related transactions;
•	Berkshire Hills and Legacy will use their reasonable best efforts to obtain all third party consents necessary to consummate the Merger;
•	Berkshire Hills and Legacy will use all reasonable efforts to take all actions necessary to consummate the Merger and the transactions contemplated by the Merger Agreement;
•	Berkshire Hills will file a registration statement, of which this Joint Proxy Statement/Prospectus forms a part, with the Securities and Exchange Commission registering the shares of Berkshire Hills common stock to be issued in the Merger to Legacy stockholders;
•	each party will take all actions necessary to convene a meeting of its respective stockholders to vote on the Merger Agreement. The board of directors of each party will recommend at its respective stockholder meeting that the stockholders vote to approve the Merger and will use its reasonable best efforts to solicit stockholder approval. However, the Legacy board of directors may fail to make such recommendation or change or withdraw its recommendation if Legacy’s board of directors, after consultation with and consideration of the advice of its financial and legal advisors, determines, in good faith, that making such a recommendation would result in a violation of its fiduciary duties under applicable law;
•	before completion of the Merger, Berkshire Hills will notify The NASDAQ Global Market of the additional shares of Berkshire Hills common stock that Berkshire Hills will issue in exchange for shares of Legacy common stock; and
•	Berkshire Hills and Legacy will notify each other of any material contract defaults and any events that would reasonably be likely to result in a material adverse effect on the other.

Representations and Warranties Made by Berkshire Hills and Legacy in the Merger Agreement

Berkshire Hills and Legacy have made certain customary representations and warranties to each other in the Merger Agreement relating to their businesses. For information on these representations and warranties, please refer to the Merger Agreement attached as Appendix A. The representations and warranties must be true in all material respects through the completion of the Merger unless the change does not have a material negative impact on the parties’ business, financial condition or results of operations. See “— Conditions to Completing the Merger.”

The representations and warranties contained in the Merger Agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including being qualified by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Each of Berkshire Hills and Legacy has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;
•	capitalization;
•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the Merger or the bank Merger;
•	governmental filings and consents necessary to complete the Merger;
•	the timely filing of regulatory reports, the absence of investigations by regulatory agencies and internal controls;

•	financial statements;
•	tax matters;
•	employee matters and benefit plans;
•	real and personal property;
•	insurance matters;
•	environmental liabilities;
•	brokers or financial advisor fees;
•	the absence of events having, or reasonably likely to have, a material adverse effect;
•	legal proceedings;
•	compliance with applicable laws;
•	the receipt of a fairness opinion from its financial advisor; and
•	absence of agreements with regulatory agencies restricting the conduct of its business.

In addition, Legacy has made other representations and warranties about itself to Berkshire Hills as to:

•	approval by its board of directors of the Merger Agreement and the transactions contemplated by the Merger Agreement;
•	the absence of any event or action that would constitute a material adverse effect since December 31, 2009;
•	matters relating to certain contracts;
•	the receipt of a fairness opinion from its financial advisor;
•	intellectual property;
•	loan matters and allowances for loan losses;
•	related party transactions;
•	deposits;
•	the absence of appraisal rights;
•	trust business and fiduciary accounts; and
•	derivative instruments and transactions.

The representations and warranties of each of Berkshire Hills and Legacy will expire upon the effective time of the Merger.

Terminating the Merger Agreement

The Merger Agreement may be terminated at any time before the completion of the Merger, either before or after approval of the Merger Agreement by Legacy or Berkshire Hills stockholders, as follows:

•	by the written mutual consent of Berkshire Hills and Legacy;
•	by either party, if the stockholders of Legacy fail to approve the Merger Agreement (provided that Legacy will only be entitled to terminate for this reason if it has complied with its obligations under the Merger Agreement with respect to its stockholder meeting);
•	by either party, if the stockholders of Berkshire Hills fail to approve the Merger Agreement (provided that Berkshire Hills will only be entitled to terminate for this reason if it has complied with its obligations under the Merger Agreement with respect to its stockholder meeting);

•	by either party, if a required regulatory approval, consent or waiver is denied or any governmental entity prohibits the consummation of the Merger or the transactions contemplated by the Merger Agreement;
•	by either party, if the Merger is not consummated by November 30, 2011, unless failure to complete the Merger by that time is due to a misrepresentation, breach of a warranty or failure to fulfill a covenant by the party seeking to terminate the agreement;
•	by either party, if the other party makes a misrepresentation, breaches a warranty or fails to fulfill a covenant that has not been or cannot be cured within 30 days following written notice to the party in default;
•	by Berkshire Hills if (a) Legacy has entered into an acquisition agreement with respect to a superior proposal and the Board of Directors of Legacy has withdrawn its recommendation to approve the Merger, failed to make such recommendation or modified or qualified its recommendation in a manner adverse to Berkshire Hills, (b) either (i) the Legacy Board of Directors submits the Merger Agreement to its shareholders without a recommendation for approval or (ii) the Legacy Board of Directors withdraws, qualifies or adversely modifies its recommendation to its shareholders, and (c) the Legacy shareholders do not approve the Merger Agreement;
•	by Legacy if (a) either the Berkshire Hills Board of Directors submits the Merger Agreement to its shareholders without a recommendation for approval or (ii) the Berkshire Hills Board of Directors withdraws, qualifies or adversely modifies its recommendation its recommendation to its shareholders, and (b) the Berkshire Hills shareholders do not approve the Merger Agreement; or
•	by Legacy if Legacy has received a superior proposal and the Board of Directors of Legacy has made a determination to accept such superior proposal, and Berkshire Hills, after receiving notice of the superior proposal, has not, within three days of receipt of such notice, made adjustments to the terms of the Merger as would enable Legacy to proceed with the Merger.

Additionally, Legacy may terminate the Merger Agreement if, at any time during the five-day period commencing on the first date on which all bank regulatory approvals (and waivers, if applicable) necessary for consummation of the merger have been received (disregarding any waiting period) (the “Determination Date”), such termination to be effective if both of the following conditions are satisfied:

•	the number obtained by dividing the average of the daily closing prices of Berkshire Hills common stock for the ten consecutive trading days (the “BHLB Market Value”) immediately preceding the Determination Date is less than $16.70; and
•	the BHLB Market Value on the Determination Date by $20.88 is less than the number obtained by dividing (i) the sum of the average of the daily closing prices for the ten consecutive trading days immediately preceding the Determination Date of a group of 18 financial institution holding companies (the “Final Index Price”) by (ii) the closing value of the above-referenced group of financial institution holding companies on the last trading date immediately preceding the public announcement of the entry into the merger agreement (the “Initial Index Price”), minus 0.20.

If Legacy elects to exercise its termination right as described above, it must give prompt written notice thereof to Berkshire Hills. During the five business day period commencing with its receipt of such notice, Berkshire Hills shall have the option to increase the consideration to be received by the holders of Legacy common stock by adjusting the exchange ratio to the following quotient at its sole discretion by dividing (i) $13.00 by the greater of (i) the product of 0.80 and $20.88 or (ii) the product obtained by multiplying the Index Ratio (the Final Index Price divided by the Initial Index Price) by $20.88. If within such five Business Day period, Berkshire Hills delivers written notice to Legacy that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred and this Agreement shall remain in full force and effect in accordance with its terms (except that the exchange ratio shall have been so modified as described herein and, thereafter, any reference in the Merger Agreement to “Stock Consideration” shall be deemed to refer to the Stock Consideration reflecting the Exchange Ratio as modified herein).

Termination Fee

The Merger Agreement requires Legacy to pay Berkshire Hills a fee of $4,320,000 if the Merger Agreement is terminated in certain circumstances that involve a competing offer.

Specifically, Legacy must pay the termination fee if Berkshire Hills terminates the Merger Agreement as a result of a breach by Legacy of its covenant regarding the solicitation of competing offers or its obligation to call a stockholder meeting or if Legacy’s board of directors fails to recommend approval of the Merger or upon the withdrawal, qualification or revision of its recommendation to approve the Merger.

Legacy also must (i) pay the termination fee if Legacy terminates the Merger Agreement as a result of accepting a superior proposal after allowing Berkshire Hills an opportunity to make such adjustments in the Merger Agreement to enable Legacy to proceed with the Merger on such adjusted terms or (ii) Legacy enters into a definitive merger agreement within one year of Berkshire Hills terminating the Merger Agreement due to Legacy’s break of a representation, warranty or covenant or failure of Legacy’s stockholders to approve the Merger Agreement.

Expenses

Each of Berkshire Hills and Legacy will pay its own costs and expenses incurred in connection with the Merger. Legacy also must: (i) pay the termination fee if Legacy terminates the Merger Agreement as a result of accepting a superior proposal after allowing Berkshire Hills an opportunity to make such adjustments in the Merger Agreement to enable Legacy to proceed with the Merger on such adjusted terms or (ii) Legacy enters into a definitive Merger Agreement within one year of Berkshire Hills terminating the Merger Agreement due to Legacy’s breach of a representation, warranty or covenant or failure of Legacy’s stockholders to approve the Merger Agreement.

Changing the Terms of the Merger Agreement

Before the completion of the Merger, Berkshire Hills and Legacy may agree to waive, amend or modify any provision of the Merger Agreement. However, after the vote by Legacy stockholders, Berkshire Hills and Legacy can make no amendment or modification that would reduce the amount or alter the kind of consideration to be received by Legacy’s stockholders under the terms of the Merger Agreement.

DESCRIPTION OF BERKSHIRE HILLS BANCORP, INC. CAPITAL STOCK

The following summary describes the material terms of Berkshire Hills’ capital stock and is subject to, and qualified by, Berkshire Hills’ certificate of incorporation and bylaws and the Delaware General Corporation Law (“DGCL”). See “Where You Can Find More Information” as to how to obtain a copy of Berkshire Hills’ certificate of incorporation and bylaws.

General

Berkshire Hills is currently authorized to issue 26,000,000 shares of common stock having a par value of $0.01 per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share. At May 2, 2011, 16,779,110 shares of common stock were outstanding. At that date, no preferred shares were outstanding.

Common Stock

Voting Rights.  The holders of common stock are entitled to one vote per share on all matters presented to stockholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. However, Berkshire Hills’ certificate of incorporation provides that a record owner of Berkshire Hills’ common stock who beneficially owns, either directly or indirectly, in excess of 10% of Berkshire Hills’ outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

No Preemptive or Conversion Rights.  The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Berkshire Hills before such securities are offered to others. The absence of preemptive rights increases Berkshire Hills’ flexibility to issue additional shares of common stock in connection with Berkshire Hills’ acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends.  Holders of common stock are entitled to receive dividends ratably when, as and if declared by Berkshire Hills’ board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under Delaware law, Berkshire Hills may pay dividends out of surplus or net profits for the fiscal year in which declared and/or for the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by Berkshire Bank and proceeds received from the offering of trust preferred securities have historically been the primary source of funds available to Berkshire Hills. Berkshire Hills expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to its stockholders, the repurchase of its common stock and for other needs. Berkshire Hills’ board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Berkshire Hills’ earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire Hills’ board of directors deems relevant.

Berkshire Hills’ principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities.

Liquidation.  Upon liquidation, dissolution or the winding up of the affairs of Berkshire Hills, holders of common stock are entitled to receive their pro rata portion of the remaining assets of Berkshire Hills after the holders of Berkshire Hills’ preferred stock, if any, have been paid in full any sums to which they may be entitled.

Preferred Stock

Berkshire Hills’ certificate of incorporation authorizes its board of directors, without stockholder action, to issue preferred stock in one or more series and to establish the designations, dividend rates and rights, dissolution or liquidation rights, preferences, price and terms and conditions on which shares may be redeemed, terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other terms. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in Berkshire Hills’ control.

Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock

Berkshire Hills’ certificate of incorporation and bylaws contain several provisions that may make Berkshire Hills a less attractive target for an acquisition of control by anyone who does not have the support of Berkshire Hills’ board of directors. Such provisions include, among other things, the requirement of a supermajority vote of stockholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a vote limitation provision and the limitation that stockholder actions may only be taken at a meeting and may not be taken by unanimous written stockholder consent. The foregoing is qualified in its entirely by reference to Berkshire Hills’ certificate of incorporation and bylaws.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Berkshire Hills’ common stock is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

COMPARISON OF RIGHTS OF STOCKHOLDERS

The rights of stockholders of Berkshire Hills are currently governed by Berkshire Hills’ certificate of incorporation, bylaws and applicable provisions of the DGCL. The rights of stockholders of Legacy are currently governed by Legacy’s certificate of incorporation, bylaws and applicable provisions of the DGCL. If the Merger is completed, Legacy stockholders who receive Berkshire Hills common stock will become Berkshire Hills stockholders and their rights will likewise be governed by Berkshire Hills’ certificate of incorporation and bylaws and the DGCL.

The following is a summary of the material differences between the rights of a Legacy stockholder and the rights of a Berkshire Hills stockholder. This summary is not a complete statement of the differences between the rights of Legacy stockholders and the rights of Berkshire Hills stockholders and is qualified in its entirety by reference to the governing law of each corporation and to the certificate of incorporation and bylaws of each corporation. Copies of Berkshire Hills’ certificate of incorporation and bylaws are on file with the Securities and Exchange Commission. Copies of Berkshire Hills’ certificate of incorporation and bylaws are available upon written request addressed to Corporate Secretary, Berkshire Hills, 24 North Street, Pittsfield, Massachusetts 01201.

Authorized Stock
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.

•

The Berkshire Hills certificate of incorporation authorizes 27,000,000 shares of capital stock, consisting of 26,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

•

The Legacy certificate of incorporation authorizes 50,000,000 shares of capital stock, consisting of 40,000,000 shares of common stock, $0.01 par value, and 10,000,000 shares of preferred stock, $0.01 par value.

• At May 2, 2011, there were 16,779,110 shares of Berkshire Hills common stock issued and outstanding.	• At May 2, 2011, there were 8,631,732 shares of Legacy common stock issued and outstanding.
• As of May 2, 2011, there were no shares of preferred stock issued or outstanding.	• As of May 2, 2011, there were no shares of preferred stock issued or outstanding.

Voting Rights
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
• The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.	• The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.
• Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.	• Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.
• Holders of common stock may not cumulate their votes for the election of directors.	• Holders of common stock may not cumulate their votes for the election of directors.

Required Vote for Authorization of Certain Actions
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.

•

At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder” or any affiliate of an “interested stockholder.” However, if a majority of directors not affiliated with the interested stockholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

•

At least 80% of the outstanding shares of voting stock must approve certain “business combinations” involving an “interested stockholder” or any affiliate of an “interested stockholder.” However, if a majority of directors not affiliated with the interested stockholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.

Dividends
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
• Holders of common stock are entitled, when declared by the Berkshire Hills Board, to receive dividends, subject to the rights of holders of preferred stock.	• Holders of common stock are entitled, when declared by the Legacy Board, to receive dividends, subject to the rights of holders of preferred stock.

Stockholders’ Meetings
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.

•

Berkshire Hills must deliver notice of the meeting and, in the case of a special meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each stockholder entitled to vote.

• Legacy must deliver notice of the meeting no fewer than ten days and no more than 60 days before the meeting to each stockholder entitled to vote.
• Special meetings may be called only by the board of directors.	• Special meetings may be called only by the board of directors.
• For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days before the meeting.	• For purposes of determining stockholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days before the meeting.
• The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.	• The board of directors or any stockholder entitled to vote may nominate directors for election or propose new business.

•

To nominate a director or propose new business, stockholders must give written notice to the Secretary of Berkshire Hills not less than 90 days before the meeting. However, if Berkshire Hills gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the stockholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to stockholders or public disclosure of the meeting was made. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.

•

To nominate a director or propose new business, stockholders must give written notice to the Secretary of Legacy not less than 90 days before the meeting. However, if Legacy gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the stockholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to stockholders or public disclosure of the meeting was made. Each notice given by a stockholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the stockholder making the nomination or proposal.

Action by Stockholders Without a Meeting
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
• Action taken at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be effected by written consent of stockholders.	• Action taken at an annual or special meeting of stockholders must be effected at a duly called meeting and may not be effected by written consent of stockholders.

Board of Directors
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
• The bylaws provide that the number of directors, to be fixed by resolution, shall not exceed 12.	• The bylaws provide that the number of directors shall be designated by the Board of Directors, and in the absence of such designation, shall be nine.
• The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.	• The board of directors is divided into three classes as equal in number as possible and approximately one-third of the directors are elected at each annual meeting.
• Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.	• Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.
• Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.	• Directors may be removed at any time, but only for cause by the vote of 80% of the outstanding shares entitled to vote.

Amendment of the Bylaws
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.
• The bylaws may be amended or repealed by either the approval of a majority of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.	• The bylaws may be amended or repealed by either the approval of a majority of the board of directors or by the vote of 80% of the outstanding shares entitled to vote.

Amendment of the Certificate of Incorporation
Berkshire Hills Bancorp, Inc.	Legacy Bancorp, Inc.

•

The certificate of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law.

•

The certificate of incorporation generally may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided in the certificate of incorporation or Delaware law. The certificate of incorporation provides that certain sections may be amended or repealed only by the vote of 80% of the outstanding shares entitled to vote.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After completion of the Merger, the boards of directors of Berkshire Hills and Berkshire Bank will be increased by two members and will consist of all the current directors of Berkshire Hills and two directors of Legacy, one of whom will be J. Williar Dunlaevy and the other a current director of Legacy designated by Berkshire Hills. Lawrence A. Bossidy will continue to be Non-Executive Chairman of the Board.

Information regarding the current directors and executive officers of Berkshire Hills, executive compensation and relationships and related transactions is included in this Berkshire Hills’ proxy statement for its 2011 annual meeting of stockholders, which is incorporated by reference in this Joint Proxy Statement/Prospectus.

Management

After completion of the Merger, the executive officers of Berkshire Hills and Berkshire Bank will consist of the current executive officers plus Patrick J. Sullivan, the current President of Legacy.

Operations

While there can be no assurance as to the achievement of business and financial goals, Berkshire Hills currently expects to achieve cost savings equal to approximately 42% of Legacy’s anticipated non-interest expenses through the elimination of redundant senior management and back-office staffing and other operating efficiencies (such as the elimination of duplicative data processing services). Berkshire Hills expects to achieve most of these savings in the first full year following the Merger. See “Caution About Forward-Looking Statements.”

BERKSHIRE HILLS PROPOSAL II — AMENDMENT OF
THE BERKSHIRE HILLS BANCORP, INC. CERTIFICATE OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

Berkshire Hills’ Board has adopted a resolution declaring advisable an amendment to the Berkshire Hills Certificate of Incorporation to increase the number of authorized shares of Common Stock from 26 million shares to 50 million shares (and correspondingly, increase the total number of authorized shares of all classes of stock from 27 million to 51 million, which includes one million authorized shares of preferred stock). No change is being proposed to the authorized number of shares of our preferred stock.

Reasons for Amendment

Our Certificate of Incorporation currently provides for 26 million shares of authorized Common Stock, of which 16,779,110 shares were issued and outstanding at the close of business on the Record Date. Upon closing of the merger with Legacy, we expect to issue approximately 6,203,000 million shares of our Common Stock. Our Board believes that the number of authorized but unissued shares of Common Stock is not adequate to enable us, as the need may arise, to take advantage of market conditions and favorable opportunities involving the issuance of our Common Stock without the delay and expense associated with the holding of a special meeting of our stockholders. The availability of additional authorized shares will provide us with the flexibility in the future to issue shares of our Common Stock for corporate purposes such as acquisitions, raising additional capital, paying dividends or stock or effecting stock splits, providing equity incentives to employees, officers and directors, and other general corporate purposes. We do not have any current intention or plan to issue shares of Common Stock for any such purpose, other than in connection with the Legacy merger, which shares have already been reserved for issuance and are available under our presently authorized common stock, and the grant of stock awards and exercise of stock options. The approval by Berkshire Hills shareholders of the amendment to the Certificate of Incorporation is not conditioned on the outcome of the stockholder vote for the proposed merger with Legacy. Similarly, the proposed merger with Legacy is not conditioned on Berkshire Hills stockholder approval to amend the Certificate of Incorporation.

Effect on Outstanding Common Stock

Authorized but unissued shares of our Common Stock may be issued from time to time upon authorization by our Board, at such times, to such persons and for such consideration as the Board may determine in its discretion and generally without further approval by stockholders, except as may be required for a particular transaction by applicable law, regulation or stock exchange rules. When and if such shares are issued, they would have the same voting and other rights and privileges as the currently issued and outstanding shares of Common Stock.

The authorization of the additional shares would not, by itself, have any effect on the rights of stockholders. However, holders of our Common Stock have no preemptive rights to acquire additional shares of our Common Stock and thus the issuance of additional shares of Common Stock for corporate purposes other than a stock split or stock dividend would have a dilutive effect on the ownership and voting rights of the stockholders at the time of issuance.

Increasing the number of authorized shares of Common Stock could adversely affect the ability of third parties to take over or change the control of Berkshire Hills. It is possible that an increase in authorized shares could render such an acquisition more difficult under certain circumstances or discourage an attempt by a third party to obtain control of us by making possible the issuance of shares that would dilute the share ownership of a person attempting to obtain control or otherwise make it difficult to obtain any required stockholder approval for a proposed transaction for control. However, the Board is not aware of any attempts to take control of Berkshire Hills and has not presented this Proposal II with the intent that it be utilized as an anti-takeover device.

The text of Article Fourth A, as it is proposed to be amended, is set forth as Appendix E to this Joint Proxy Statement/Prospectus. The affirmative vote of a majority of the outstanding Common Stock entitled to vote thereon is required approve this amendment.

BERKSHIRE HILLS BANCORP, INC.’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE AMENDMENT OF THE CERTIFICATE OF INCORPORATION OF BERKSHIRE HILLS BANCORP, INC. TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

ADJOURNMENT OF THE SPECIAL MEETINGS

If there are not sufficient votes to constitute a quorum or to approve the Merger Agreement at the time of the Legacy special meeting, the Merger Agreement cannot be approved unless the Legacy special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Legacy at the time of the special meeting to be voted for an adjournment, if deemed necessary, Legacy has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Legacy unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

If there are not sufficient votes to constitute a quorum or to approve the Merger Agreement or to approve the amendment to the Berkshire Hills Certificate of Incorporation at the time of the Berkshire Hills special meeting, neither the Merger Agreement nor the amendment to the Certificate of Incorporation can be approved unless the Berkshire Hills special meeting is adjourned to a later date or dates to permit further solicitation of proxies. To allow proxies that have been received by Berkshire Hills at the time of the special meeting to be voted for an adjournment, if deemed necessary, Berkshire Hills has submitted the question of adjournment to its stockholders as a separate matter for their consideration. The board of directors of Berkshire Hills unanimously recommends that stockholders vote “FOR” the adjournment proposal. If it is deemed necessary to adjourn the special meeting, no notice of the adjourned meeting is required to be given to stockholders, other than an announcement at the meeting of the place, date and time to which the meeting is adjourned.

LEGAL MATTERS

The validity of the Berkshire Hills common stock to be issued in the proposed Merger has been passed upon for Berkshire Hills by Luse Gorman Pomerenk & Schick, Washington, D.C. Luse Gorman Pomerenk & Schick and Nutter McClennen & Fish LLP will deliver opinions to Berkshire Hills and Legacy, respectively, as to certain federal income tax consequences of the Merger. See “Description of The Merger — Material Tax Consequences of the Merger.”

EXPERTS

The consolidated financial statements of Berkshire Hills as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 have been incorporated by reference to this Joint Proxy Statement/Prospectus in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, as stated in their report appearing therein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Legacy as of December 31, 2010 and 2009 and for each of the years in the three-year period ended December 31, 2010 have been incorporated by reference to this Joint Proxy Statement/Prospectus in reliance upon the report of Wolf & Company, P.C., independent registered public accounting firm, as stated in their report appearing therein, and upon the authority of said firm as experts in accounting and auditing.

STOCKHOLDER PROPOSALS

Legacy will hold its 2011 annual meeting only if the Merger is not completed. Legacy’s bylaws provide that in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary of Legacy at least 90 days before the annual meeting. However, if Legacy gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the stockholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to stockholders or public disclosure of the meeting was made. Legacy’s last annual meeting was held on May 12, 2010.

Berkshire Hills must receive proposals that stockholders seek to include in the proxy statement for the Berkshire Hills’ next annual meeting no later than November 26, 2011. If next year’s annual meeting is held on a date more than 30 calendar days from May 5, 2012, a stockholder proposal must be received by a reasonable time before Berkshire Hills begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

Berkshire Hills’ bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Corporate Secretary not less than 90 days before the date of the annual meeting. However, if less than 100 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from Berkshire Hills.

WHERE YOU CAN FIND MORE INFORMATION

Berkshire Hills filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of Berkshire Hills common stock to be issued to Legacy stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of that registration statement and constitutes a prospectus of Berkshire Hills, a proxy statement of Berkshire Hills for its special meeting and a proxy statement of Legacy for its special meeting. As permitted by the Securities and Exchange Commission rules, this Joint Proxy Statement/Prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

Berkshire Hills and Legacy each files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document Berkshire Hills or Legacy files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The Securities and Exchange Commission allows Berkshire Hills and Legacy to “incorporate by reference” information into this Joint Proxy Statement/Prospectus. This means that Berkshire Hills and Legacy can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Berkshire Hills and Legacy have previously filed with the Securities and Exchange Commission and additional documents that Berkshire Hills and Legacy file with the Securities and Exchange Commission between the date of this Joint Proxy Statement/Prospectus and the date of the Berkshire Hills and Legacy stockholder meetings. These documents contain important information about Berkshire Hills’ and Legacy’s financial condition.

BERKSHIRE HILLS BANCORP, INC. FILINGS (File No. 000-51584)

Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2010
• Current Reports on Form 8-K	March 29, 2011, March 31, 2011, April 1, 2011, May 5, 2011 and May 6, 2011 (other than information furnished under Items 2.02 or 7.01 of Form 8-K)

•

The description of Berkshire common stock set forth in the Registration Statement on Form 8-A filed October 25, 2005, which incorporates by reference the portion of the “Description of Berkshire Hills Stock” contained in Berkshire Hills’ prospectus filed pursuant to Rule 424(b)(3) on May 26, 2000.

Documents incorporated by reference are available from Berkshire Hills without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Berkshire Hills at the following address:

Berkshire Hills Bancorp, Inc. 24 North Street Pittsfield, Massachusetts 01201 Attention: Investor Relations Department Telephone: (413) 236-3239

If you would like to request documents from Berkshire Hills, please do so by June 13, 2011, to receive them before Berkshire Hills’ meeting of stockholders. If you request any incorporated documents, Berkshire Hills will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

Berkshire Hills incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

LEGACY BANCORP, INC. FILINGS (File No. 000-51525)

Filings	Period of Report or Date Filed
• Annual Report on Form 10-K	Year ended December 31, 2010
• Current Reports on Form 8-K	April 6, 2011 (other than information furnished under Items 2.02 or 7.01 of Form 8-K)

•

The description of Legacy common stock set forth in the Registration Statement on Form 8-A filed September 14, 2005, which incorporates by reference the portion of the Prospectus entitled “Description of Capital Stock of Legacy Bancorp” filed July 8, 2005 as part of Legacy’s Registration Statement on Form S-1.

Documents incorporated by reference are available from Legacy without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Legacy at the following address:

Legacy Bancorp, Inc.
99 North Street
Pittsfield, Massachusetts 01201
Attention: Paul Bruce, Investor Relations
Telephone: (413) 445-3513

If you would like to request documents from Legacy, please do so by June 13, 2011, to receive them before Legacy’s meeting of stockholders. If you request any incorporated documents, Legacy will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

Legacy incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

Berkshire Hills has supplied all information contained in this Joint Proxy Statement/Prospectus relating to Berkshire Hills, and Legacy has supplied all information relating to Legacy.

You should rely only on the information contained in this Joint Proxy Statement/Prospectus when evaluating the Merger Agreement and the proposed Merger. We have not authorized anyone to provide you with information that is different from what is contained in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus is dated May 6, 2011. You should not assume that the information contained in this Joint Proxy Statement/Prospectus is accurate as of any date other than such date, and neither the mailing of this Joint Proxy Statement/Prospectus to stockholders of Legacy or Berkshire Hills nor the issuance of shares of Berkshire Hills common stock as contemplated by the Merger Agreement shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BERKSHIRE HILLS BANCORP, INC.

AND

LEGACY BANCORP, INC.

DATED AS OF

December 21, 2010

i

ii

iii

iv

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 21, 2010 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), and Legacy Bancorp, Inc., a Delaware corporation (“Legacy”).

Recitals

1.  The Board of Directors of each of BHLB and Legacy (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.  In accordance with the terms of this Agreement, Legacy will merge with and into BHLB (the “Merger”), and it is anticipated that Legacy Banks, which is a wholly owned subsidiary of Legacy, will be merged with and into Berkshire Bank, a wholly owned subsidiary of BHLB.

3.  As a condition to the willingness of BHLB to enter into this Agreement, each of the directors and executive officers of Legacy have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHLB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of Legacy Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4.  The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5.  The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6.  In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1  Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acceptable Confidentiality Agreement” shall have the meaning set forth in Section 6.11.1.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 11.1.11.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Bank Merger” shall mean the merger of Legacy Banks with and into Berkshire Bank, with Berkshire Bank as the surviving institution.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the MDOB, OTS and FDIC, which regulates or has the statutory authority to regulate Berkshire Bank, Legacy Banks, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.6.1.

“Berkshire Bank” shall mean Berkshire Bank, a Massachusetts savings bank with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01202, which is a wholly owned subsidiary of BHLB.

“Berkshire Insurance” means Berkshire Insurance Group, Inc., an independent insurance agency which is wholly owned by BHLB.

“BHLB” shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal offices located at 24 North Street, Pittsfield, Massachusetts 02101.

“BHLB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“BHLB Common Stock” shall mean the common stock, par value $0.01 per share, of BHLB.

“BHLB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BHLB to Legacy pursuant hereto.

“BHLB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHLB as of December 31, 2009 and 2008 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BHLB for each of the three (3) years ended December 31, 2009, as set forth in BHLB’s annual report on Form 10-K for the year ended December 31, 2009, and (ii) the unaudited interim consolidated financial statements of BHLB as of the end of each calendar quarter following December 31, 2009, and for the periods then ended, as filed by BHLB in its Securities Documents.

“BHLB Loan Property” shall have the meaning set forth in Section 5.14.2.

“BHLB Loan Participation” shall have the meaning set forth in Section 5.14.2.

“BHLB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.12.1.

“BHLB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“BHLB Regulatory Reports” shall mean the Call Reports of Berkshire Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2010, through the Closing Date, and all Annual Reports on Form H-(b)11 and any Current Report on Form H-(b)11 filed with the OTS by BHLB from December 31, 2009 through the Closing Date.

“BHLB SEC Reports” shall have the meaning set forth in Section 5.16.

“BHLB Shareholders Meeting” shall have the meaning set forth in Section 8.1.2.

“BHLB Stock” shall have the meaning set forth in Section 5.3.1.

“BHLB Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BHLB or Berkshire Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Berkshire Bank.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

“Certificate” shall mean a certificate or book entry evidencing shares of Legacy Common Stock.

“Claim” shall have the meaning set forth in Section 7.7.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreements” shall mean the confidentiality agreement dated as of November 18, 2010 between BHLB and Legacy.

“CRA” shall have the meaning set forth in Section 4.12.1.

“Current Legacy Employees” shall have the meaning set forth in Section 7.6.2.

“DGCL” shall mean the Delaware General Corporation Law.

“Dissenting Shares” shall have the meaning set forth in Section 3.1.6.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.6.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Registrar and Transfer Company, or such other bank or trust company or other agent as mutually agreed upon by BHLB and Legacy, which shall act as agent for BHLB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 11.1.9.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Boston.

“Foundation” shall have the meaning set forth in Section 6.15.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Go Shop Period” shall have the meaning set forth in Section 6.11.1.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“HOLA” shall mean the Home Owners’ Loan Act of 1933, as amended.

“Indemnified Parties” shall have the meaning set forth in Section 7.7.2.

“Insurance Regulator” shall mean the Massachusetts Division of Insurance and any other Governmental Entity which has authority to regulate a Massachusetts insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the officers and directors of such Person after reasonable inquiry.

“Legacy” shall mean Legacy Bancorp, Inc., a Delaware corporation with its principal office located at 99 North Street, Pittsfield, Massachusetts 01201.

“Legacy Banks” shall mean Legacy Banks, a Massachusetts savings bank, with its principal office located at 99 North Street, Pittsfield, Massachusetts 01201, and which is a wholly owned subsidiary of Legacy.

“Legacy Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“Legacy Common Stock” shall mean the common shares, par value $0.01 per share, of Legacy.

“Legacy Disclosure Schedule” shall mean the collective written disclosure schedules delivered by Legacy to BHLB pursuant hereto.

“Legacy ESOP” shall mean the Employee Stock Ownership Plan of Legacy Banks or any successor thereto.

“Legacy Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Legacy as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of Legacy for each of the three (3) years ended December 31, 2009, as incorporated by reference in Legacy’s annual report on Form 10-K for the year ended December 31, 2009 from Legacy’s annual report to shareholders for such year and (ii) the unaudited interim consolidated financial statements of Legacy as of the end of each calendar quarter following December 31, 2009, and for the periods then ended, as filed by Legacy in its Securities Documents.

“Legacy Loan Participation” shall have the meaning set forth in Section 4.15.2.

“Legacy Loan Property” shall have the meaning set forth in Section 4.15.2.

“Legacy Preferred Stock” shall have the meaning set forth in Section 4.3.

“Legacy Regulatory Reports” shall mean the Call Reports of Legacy Banks, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended June 30, 2010, through the Closing Date, and all Annual Reports on Form H-(b)11 and any Current Report on Form H-(b)11 filed with the OTS by Legacy from December 31, 2010 through the Closing Date.

“Legacy Restricted Stock” shall mean the shares of restricted stock of Legacy issued pursuant to the Legacy Bancorp, Inc. 2006 Equity Incentive Plan.

“Legacy SEC Reports” shall have the meaning set forth in Section 4.27.

“Legacy Shareholder Vote” shall have the meaning set forth in Section 4.4.1.

“Legacy Shareholders Meeting” shall have the meaning set forth in Section 8.1.1.

“Legacy Stock Option” shall mean an option to purchase shares of Legacy Common Stock granted pursuant to the Legacy Stock Option Plan and the outstanding option agreements, and outstanding as of the date hereof, as set forth in Legacy Disclosure Schedule 3.4.

“Legacy Stock Option Plan” shall mean the Legacy Bancorp, Inc. 2006 Equity Incentive Plan.

“Legacy Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by Legacy or Legacy Banks.

“Material Adverse Effect” shall mean, with respect to BHLB or Legacy, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of BHLB and the BHLB Subsidiaries, taken as a whole, or Legacy and the Legacy Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either Legacy, on the one hand, or BHLB, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, that “Material Adverse Effect” shall not be deemed to include (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to Legacy or any of its Subsidiaries, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, (ii) the announcement of this Agreement or any action or omission of Legacy or any Legacy Subsidiary on the one hand, or BHLB or any of its Subsidiaries, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of BHLB or Legacy, respectively, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Legacy or its Subsidiaries, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of Legacy Common Stock or BHLB Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect”, (v) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of BHLB or Legacy, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally, (vi) the impact of a requirement contained in any Regulatory Approval, or as a condition necessary to obtain any Regulatory Approval, that there be a divesture of not more than $200 million of deposit liabilities, whether from Legacy, BHLB or a combination of the two, together with related branch premises and such loans as one of more Bank Regulators may require in connection therewith, or (vii) in the case of Legacy and its Subsidiaries, the issuance in and of itself of any order or directive by any Bank Regulator (it being agreed that the underlying facts giving rise or contributing to the issuance of such orders or directives or the effects of the issuance of the orders or directives may be a Material Adverse Effect).

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“MDOB” shall mean the Massachusetts Division of Banks.

“Merger” shall mean the merger of Legacy with and into BHLB pursuant to the terms hereof.

“Merger Consideration” shall have the meaning set forth in Section 3.1.3.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHLB Common Stock to be offered to holders of Legacy Common Stock in connection with the Merger.

“New Members” shall have the meaning set forth in Section 2.4.

“No Shop Period Start Date” shall have the meaning set forth in Section 6.11.2.

“Observer” shall have the meaning set forth in Section 6.13.

“OTS” shall mean the Office of Thrift Supervision.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust or “group” (as that term is defined under the Exchange Act).

“Pre-Closing” shall have the meaning set forth in Section 2.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

“Representatives” shall have the meaning set forth in Section 6.11.1.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Settlement Agreement” shall have the meaning set forth in Section 7.6.7.

“Subsidiary” shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Berkshire Bank or Legacy Banks, as applicable.

“Superior Proposal” shall have the meaning set forth in Section 6.11.

“Surviving Corporation” shall have the meaning set forth in Section 2.1.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean November 30, 2011.

“Termination Fee” shall have the meaning set forth in Section 11.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Voting Agreement” shall have the meaning set forth in the recitals.

“401(k) Plans” shall have the meaning set forth in Section 6.16.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

2.1  Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Legacy shall merge with and into BHLB, with BHLB as the resulting or surviving corporation (the “Surviving Corporation”); and (b) the separate existence of Legacy shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Legacy shall be vested in and assumed by BHLB. As part of the Merger, each outstanding share of Legacy Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2  Closing; Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware on the day of the Closing (the “Closing Date”), in accordance with the DGCL. The “Effective Time” means the date and time upon which the certificate of merger is filed with the Secretary of State of the State of Delaware, or as otherwise stated in the certificate of merger, in accordance with the DGCL. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date.

2.3  Certificate of Incorporation and Bylaws.

The certificate of incorporation and bylaws of BHLB as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

2.4  Directors of the Surviving Corporation.

Effective immediately after the Closing Date, J. Williar Dunlaevy and one other person who is a director of Legacy (as of the date hereof and as of the Effective Time) and who is designated by BHLB and Berkshire Bank prior to the mailing of the Proxy Statement-Prospectus pursuant to Section 8.2 (Dunlaevy and such other person, together, the “New Members”) shall be appointed and elected to the BHLB and Berkshire Bank Boards of Directors.

2.5  Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

2.6  Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.7  Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX prior to the Effective Time BHLB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for BHLB or Berkshire Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to BHLB, Berkshire Bank, Legacy, Legacy Banks or to the BHLB or Legacy shareholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.6 and 9.3.5, as a result of the modification; (iii) the consideration to be paid to the holders of Legacy Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and

(iv) such modification will not delay materially the Closing or jeopardize or delay materially the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.8  Additional Actions.

If, at any time after the Effective Time, BHLB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Legacy or any Legacy Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Legacy and its officers and directors shall be deemed to have granted to BHLB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Legacy or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the BHLB are authorized in the name of Legacy or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1  Conversion of Legacy Common Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BHLB, Legacy or the holders of any of the shares of Legacy Common Stock, the Merger shall be effected in accordance with the following terms:

3.1.1  Each share of BHLB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2  All shares of Legacy Common Stock held in the treasury of Legacy and each share of Legacy Common Stock owned by BHLB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) and each share of Legacy Common Stock held in a trust under the Legacy Stock Option Plan but not subject to an award of Legacy Restricted Stock shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3  Merger Consideration.

(A)  Subject to a potential additional payment or adjustment as provided in Section 3.1.3(B) and 11.1.9, each outstanding share of Legacy Common Stock shall be converted into the right to receive (i) 0.56385 (the “Exchange Ratio”) shares of BHLB Common Stock and (ii) $1.30 (the “Merger Consideration”). Shares of Legacy Restricted Stock subject to an award shall be treated for all purposes as other outstanding shares of Legacy Common Stock, whether or not such shares are vested prior to the Effective Time.

(B)  In the event the parties must divest deposit liabilities in order to comply with a requirement contained in any Regulatory Approval, or a condition necessary to obtain any Regulatory Approval (such deposit divestures being referred to as “Required Divestures”), BHLB shall make a cash payment to Legacy shareholders in the manner and pursuant to the timing and conditions set forth below to stockholders of Legacy as of the Effective Time equal to the product of:

(i)  (1) the weighted average deposit premium paid for such divested deposits which exceeds 350 basis points (the “Excess Amount”), calculating such Excess Amount without regard to any tax imposed upon BHLB under U.S. federal, state, or local tax law as a result of such divestiture (the “Divestiture Tax”), less (2) that portion of the Divestiture Tax allocable to the Excess Amount, and

(ii)  0.50 (the “Aggregate Divestiture Premium”).

The Aggregate Divestiture Premium shall be payable within 5 business days after the completion of all Required Divestitures. Each Legacy stockholder as the Effective Date shall have the right to receive a cash payment equal to their pro rata portion of the Aggregate Divestiture Premium based upon the number of shares of Legacy Common Stock held by such Legacy stockholder as of the Effective Time in relation to all other shares of outstanding Legacy Common Stock as of the Effective Time.

3.1.4  Each outstanding share of Legacy Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. Legacy shall give BHLB immediate notice upon receipt by Legacy of any such demands for payment of the fair value of such shares of Legacy Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BHLB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. Legacy shall not, except with the prior written consent of BHLB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.5  If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of Legacy Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of Legacy Common Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.6  Upon the Effective Time, outstanding shares of Legacy Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Legacy on such shares of Legacy Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.7  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHLB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHLB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BHLB. In lieu of the issuance of any such fractional share, BHLB shall pay to each former holder of Legacy Common Stock who otherwise would be entitled to receive a fractional share of BHLB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NASDAQ Global Select Market for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Legacy Common Stock owned by a Legacy shareholder shall be combined so as to calculate the maximum number of whole shares of BHLB Common Stock issuable to such Legacy shareholder.

3.1.8  If BHLB changes (or the BHLB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of BHLB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If Legacy changes (or the Legacy Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Legacy Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

3.2  Procedures for Exchange of Legacy Common Stock.

3.2.1  BHLB to Make Merger Consideration Available.  After the Closing and at or prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Legacy Common Stock, for exchange in accordance with this Section 3.2, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of BHLB Common Stock for exchange in accordance with this Section 3.2 (such cash and shares of BHLB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2  Exchange of Certificates.  BHLB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Legacy Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3  Rights of Certificate Holders after the Effective Time.  The holder of a Certificate that prior to the Merger represented issued and outstanding Legacy Common Stock shall have no rights, after the Effective Time, with respect to such Legacy Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to BHLB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHLB Common Stock represented by such Certificate.

3.2.4  Surrender by Persons Other than Record Holders.  If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5  Closing of Transfer Books.  From and after the Closing Date, there shall be no transfers on the stock transfer books of Legacy of the Legacy Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6  Return of Exchange Fund.  At any time following the nine (9) month period after the Effective Time, BHLB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHLB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither BHLB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8  Withholding.  BHLB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Legacy Common Stock such amounts as BHLB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by BHLB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Legacy Common Stock in respect of whom such deduction and withholding were made by BHLB or the Exchange Agent.

3.3  Treatment of Legacy Stock Options.

3.3.1  Legacy Disclosure Schedule 3.3.1(a) sets forth all of the outstanding Legacy stock options (each, a “Legacy Stock Option”) as of the date hereof. Effective as of the date of this Agreement, the Legacy Stock Option Plan shall be amended to delete Section 11 therein but will otherwise remain effective and be maintained by BHLB as of the Effective Time, subject to any required BHLB stockholder approval. As of the Effective Time, all issued and outstanding Legacy Stock Options set forth on Legacy Disclosure Schedule 3.3.1(b)will cease to represent an option to purchase Legacy Common Stock and will be converted automatically into an option to purchase a number of shares of BHLB Common Stock (each, a “BHLB Stock Option”) equal to the product (rounded down to the nearest whole share) of (A) the number of shares of Legacy Common Stock subject to such Legacy Stock Option and (B) 0.6265, at an exercise price per share (rounded up to the nearest whole cent) equal to (1) the exercise price of such Legacy Stock Option divided by (2) 0.6265.

3.3.2  As of the Effective Time, all issued and outstanding Legacy Stock Options set forth on Legacy Disclosure Schedule 3.3.2, whether or not then exercisable, will be canceled and the holder thereof will receive in exchange therefor, $3.00 multiplied by the number of shares of Legacy Common Stock that the holder could have purchased with said Legacy Stock Option, less applicable tax withholding.

3.3.3  Notwithstanding the foregoing, all stock options held by J. Williar Dunlaevy, shall be treated as provided in Section 3.3.1, and for purposes of clarity, shall not receive any cash payment as set forth in Section 3.3.2 of this Agreement.

3.3.4  The shares of BHLB Common Stock to be issued to the holders of Legacy Stock Options shall be registered with the SEC under the Merger Registration Statement.

3.4  Bank Merger.

BHLB intends to cause the merger of Legacy Banks with and into Berkshire Bank, with Berkshire Bank as the surviving institution, but retains the right to hold Legacy Banks as a separate subsidiary. Subject to the foregoing and in BHLB’s sole determination, following the execution and delivery of this Agreement, BHLB will cause Berkshire Bank, and Legacy will cause Legacy Banks, to execute and deliver an agreement and plan of merger in respect of the Bank Merger. In connection with a merger of Legacy Banks with and into Berkshire Bank, BHLB will, subject to regulatory approval, include the “Legacy” name in the name of Berkshire Bank’s branch offices in Berkshire County, Massachusetts and will continue to do so until the earlier of two (2) years from the Effective Time and the time at which Berkshire Bank rebrands its banking offices in Berkshire County, Massachusetts.

3.5  Headquarters.

BHLB will designate the headquarters of BHLB and Berkshire Bank as 99 North Street, Pittsfield, Massachusetts.

3.6  Reservation of Shares.

BHLB shall reserve for issuance a sufficient number of shares of the BHLB Common Stock for the purpose of issuing shares of BHLB Common Stock to the Legacy shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LEGACY

Legacy represents and warrants to BHLB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Legacy Disclosure Schedule delivered by Legacy to BHLB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such Legacy Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of Legacy shall include the Knowledge of Legacy Banks.

4.1  Standard.

Except as set forth in the following sentence, no representation or warranty of Legacy contained in this Article IV shall be deemed untrue or incorrect, and Legacy shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4 and 4.2.5 and the last sentence of Sections 4.2.1 and 4.2.2), Section 4.3 and 4.4 (other than Section 4.4.2(iii)) and Sections 4.2.3, 4.2.4 and 4.2.5 and Sections 4.3 and 4.4 (other than Section 4.4.2(iii)) shall be true and correct in all material respects.

4.2  Organization.

4.2.1  Legacy is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. Legacy has full corporate power and authority to carry on its business as now conducted. Legacy is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

4.2.2  Legacy Banks is a Massachusetts chartered savings bank duly organized, validly existing and in good standing under the Commonwealth of Massachusetts. The deposits in Legacy Banks are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Legacy Banks when due. Legacy Banks is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on Legacy Disclosure Schedule 4.2.2.

4.2.3  Legacy Disclosure Schedule 4.2.3 sets forth each Legacy Subsidiary and its jurisdiction of incorporation or organization. Each Legacy Subsidiary (other than Legacy Banks) is a corporation, limited liability company or other legal entity as set forth on Legacy Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Legacy Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

4.2.4  The respective minute books of Legacy, Legacy Banks and each other Legacy Subsidiary accurately record all corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5  Prior to the date of this Agreement, Legacy has made available to BHLB true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of Legacy, Legacy Banks and each other Legacy Subsidiary.

4.3  Capitalization.

4.3.1  The authorized capital stock of Legacy consists of (i) 40,000,000 shares of Legacy Common Stock and 10,000,000 shares of preferred stock, $0.01 par value (“Legacy Preferred Stock” and collectively with Legacy Common Stock, “Legacy Stock”). As of December 17, 2010, there were (i) 8,631,732 shares of Legacy Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, including 161,470 shares of Legacy Restricted Stock subject to an award, and (ii) 1,625,094 shares of Legacy Common Stock held by Legacy as Treasury Stock, but not including 51,774 shares of Legacy Common Stock held in trust under the Legacy Restricted Stock Plans but not subject to an award of Legacy Restricted Stock. Legacy does not own, of record or beneficially, any shares of Legacy Stock which are not Treasury Stock. Legacy Banks does not own, of record or beneficially, any shares of Legacy Stock. Neither Legacy nor any Legacy Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Legacy, or any other security of Legacy or a Legacy Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Legacy or a Legacy Subsidiary or any other security of Legacy or any Legacy Subsidiary, other than shares of Legacy Common Stock underlying the Legacy Stock Options and Legacy Restricted Stock. Legacy has granted options to acquire 735,710 shares of Legacy Common Stock at a weighted average exercise price of $15.39 per share. Legacy Disclosure Schedule 4.3.1 sets forth: the name of each holder of a Legacy Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the Legacy Stock Option is an incentive stock option or a nonqualified stock option. Legacy Disclosure Schedule 4.3.1 also sets forth the name of each holder of record of Legacy Restricted Stock, the vesting dates and the number of shares held by such Person. All shares of Legacy Common Stock issuable pursuant to the Legacy Stock Option Plan will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2  Legacy owns all of the capital stock of each Legacy Subsidiary, free and clear of any lien or encumbrance. Except for the Legacy Subsidiaries and as set forth in Legacy Disclosure Schedule 4.3.2, Legacy does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Legacy or any Legacy Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Legacy Banks, including stock in the FHLB.

4.3.3  To Legacy’s Knowledge, except as set forth on Legacy Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Legacy Common Stock.

4.3.4  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Legacy’s shareholders may vote have been issued by Legacy and are outstanding.

4.4  Authority; No Violation.

4.4.1  Legacy has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Legacy’s shareholders (the “Legacy Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Legacy and the completion by Legacy of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Legacy. This Agreement has been duly and validly executed and delivered by Legacy, and subject to Legacy Shareholder Approval and the approval of the shareholders of BHLB and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BHLB, constitutes the valid and binding obligation of Legacy, enforceable against Legacy in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2  (a) Subject to compliance by BHLB with the terms and conditions of this Agreement, the execution and delivery of this Agreement by Legacy, subject to receipt of Regulatory Approvals and Legacy’s and BHLB’s compliance with any conditions contained therein, and subject to the receipt of the Legacy Shareholder Approval and the approval of the shareholders of BHLB, the consummation of the transactions contemplated hereby, and (b) compliance by Legacy with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of Legacy or Legacy Banks; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Legacy or Legacy Banks or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Legacy or Legacy Banks under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Legacy or Legacy Banks is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.5  Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) the Legacy Shareholder Approval and approval of the shareholders of BHLB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Legacy, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Legacy, the completion by Legacy of the Merger and the performance by Legacy of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. Legacy has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Legacy to result in a Material Adverse Effect on Legacy and Legacy Banks, taken as a whole, or BHLB and Berkshire Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Legacy or Legacy Banks, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6  Financial Statements.

4.6.1  The Legacy Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of Legacy as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2  Legacy has previously made available to BHLB the Legacy Financial Statements. The Legacy Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Legacy and the Legacy Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

4.6.3  At the date of the most recent consolidated statement of financial condition included in the Legacy Financial Statements or in the Legacy Regulatory Reports, Legacy did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Legacy Financial Statements or in the Legacy Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7  Taxes.

Legacy and the Legacy Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Legacy, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Legacy and the Legacy Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Legacy and the Legacy Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. Legacy and the Legacy Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of Legacy and the Legacy Subsidiaries did not, as of the most recent Legacy Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Legacy balance sheet (rather than in any notes thereto). Legacy and its Subsidiaries are subject to Tax audits in the ordinary course of business. Legacy management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Legacy. Legacy and the Legacy Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Legacy or any of the Legacy Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither Legacy nor any of the Legacy Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Legacy or (B) has any liability for the Taxes of any Person (other than Legacy or any of the Legacy Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Legacy or any Legacy Subsidiary for any alleged deficiency in any Tax, and neither Legacy nor any Legacy Subsidiary has been notified in writing of any proposed Tax claims or assessments against Legacy or any Legacy Subsidiary. Legacy and the Legacy Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Legacy and the Legacy Subsidiaries have delivered to BHLB true and complete copies of all Income Tax Returns of Legacy and the Legacy Subsidiaries for taxable periods ending on or after December 31, 2007. Neither Legacy nor any of the Legacy Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither Legacy nor any of the Legacy Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither Legacy nor any of the Legacy Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

4.8  No Material Adverse Effect.

Neither Legacy nor any Legacy Subsidiary has suffered any Material Adverse Effect since December 31, 2009 and, to Legacy’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on Legacy.

4.9  Material Contracts; Leases; Defaults.

4.9.1  Except as set forth in Legacy Disclosure Schedule 4.9.1, neither Legacy nor any Legacy Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Legacy or any Legacy Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Legacy or any Legacy Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Legacy or any Legacy Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by Legacy or any Legacy Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Legacy or any Legacy Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Legacy or any Legacy Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates Legacy or any Legacy Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Legacy or any Legacy Subsidiary.

4.9.2  Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Legacy Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its

Knowledge neither Legacy nor any Legacy Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on Legacy Disclosure Schedule 4.9.2 ..

4.9.3  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to BHLB on or before the date hereof, are listed on Legacy Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in Legacy Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Legacy or any Legacy Subsidiary or upon the occurrence of a subsequent event; (ii) requires Legacy or any Legacy Subsidiary to provide a benefit in the form of Legacy Common Stock or determined by reference to the value of Legacy Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10  Ownership of Property; Insurance Coverage.

4.10.1  Legacy and each Legacy Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Legacy or such Legacy Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Legacy Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Legacy Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Legacy and the Legacy Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Legacy and the Legacy Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Legacy Financial Statements.

4.10.2  With respect to all material agreements pursuant to which Legacy or any Legacy Subsidiary has purchased securities subject to an agreement to resell, if any, Legacy or such Legacy Subsidiary, as the case may be, has a lien or security interest (which to Legacy’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3  Legacy and each Legacy Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Legacy nor any Legacy Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Legacy Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Legacy or any Legacy Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Legacy and each Legacy Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Legacy Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Legacy and each Legacy Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. Legacy has made available to BHLB copies of all of the policies listed on Legacy Disclosure Schedule 4.10.3.

4.11  Legal Proceedings.

There is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Legacy or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries’ businesses or, after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Legacy, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

4.12  Compliance with Applicable Law.

Except as set forth on Legacy Disclosure Schedule 4.12 and in Section 4.15:

4.12.1  To Legacy’s Knowledge, Legacy and each Legacy Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Legacy nor any Legacy Subsidiary has received any written notice to the contrary.

4.12.2  Legacy and each Legacy Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Legacy, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3  For the period beginning January 1, 2007, neither Legacy nor any Legacy Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Legacy or any Legacy Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Legacy or any Legacy Subsidiary, or indicating that Legacy or any Legacy Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Legacy or any Legacy Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Legacy or any Legacy Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed in Legacy Disclosure Schedule 4.12.3, neither Legacy nor any Legacy Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. Legacy has disclosed to BHLB its most recent regulatory ratings.

4.13  Employee Benefit Plans.

4.13.1  Legacy Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Legacy or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Legacy and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Legacy are eligible to participate (collectively, the “Legacy Benefit Plans”). Legacy has furnished or otherwise made available to BHLB true and complete copies of (i) the plan documents and summary plan descriptions for each written Legacy Benefit Plan, (ii) a summary of each unwritten Legacy Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each Legacy Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified Legacy Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the Legacy Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified Legacy Benefit Plan (or, for a Legacy Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any Legacy Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each Legacy Benefit Plan that may be subject to Section 409A of the Code (“Legacy Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2  All Legacy Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Legacy Disclosure Schedule 4.13.2, each Legacy Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Legacy is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Legacy and the Legacy Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Legacy Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Legacy Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

4.13.3  Except as set forth on Legacy Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by Legacy or any of its ERISA Affiliates for the benefit of the employees or former employees of Legacy or its Subsidiaries.

4.13.4  Within the last six (6) years, neither Legacy nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Legacy Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Legacy nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither Legacy nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on Legacy or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

4.13.5  Legacy has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Legacy Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Legacy’s Knowledge, records with respect to Legacy Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Legacy’s Knowledge, neither Legacy nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Legacy Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No Legacy Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such Legacy Benefit Plan is self-insured).

4.13.6  Legacy has not, with respect to any Legacy Benefit Plan, nor, to Legacy’s Knowledge, has any administrator of any Legacy Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject Legacy, any ERISA Affiliate of Legacy, or any Legacy Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7  Except as set forth on Legacy Disclosure Schedule 4.13.7, Legacy has no liability for retiree health and life benefits under any Legacy Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8  Except as set forth on Legacy Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Legacy from Legacy under any Legacy Benefit Plan, (B) increase any benefits otherwise payable under any Legacy Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on Legacy Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any Legacy Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by Legacy or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9  The actuarial present values of all accrued Legacy Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Legacy and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Legacy Financial Statements to the extent required by and in accordance with GAAP.

4.13.10  There is not, and has not been, any trust or fund maintained by or contributed to by Legacy or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Legacy, has been threatened or is anticipated, against any Legacy Benefit Plan (other than routine claims for benefits and appeals of such claims), Legacy or any Legacy Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Legacy Benefit Plan.

4.14  Brokers, Finders and Financial Advisors.

Neither Legacy nor any Legacy Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Keefe Bruyette & Woods, Inc. by Legacy and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Keefe Bruyette & Woods, Inc., setting forth the fee payable to Keefe Bruyette & Woods, Inc. for its services rendered to Legacy in connection with the Merger and transactions contemplated by this Agreement, is attached to Legacy Disclosure Schedule 4.14.

4.15  Environmental Matters.

4.15.1  Except as may be set forth in Legacy Disclosure Schedule 4.15, with respect to Legacy and each Legacy Subsidiary:

(A)  To the Knowledge of Legacy and the Legacy Subsidiaries, each of Legacy and the Legacy Subsidiaries, and the Legacy Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)  Neither Legacy nor any Legacy Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Legacy and the Legacy Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any Legacy Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Legacy, or any of the Legacy Subsidiaries;

(C)  To the Knowledge of Legacy and the Legacy Subsidiaries, the properties currently owned or operated by Legacy or any Legacy Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)  There are no underground storage tanks on, in or under any properties owned or operated by Legacy or any of the Legacy Subsidiaries or any Legacy Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Legacy or any of the Legacy Subsidiaries or any Legacy Loan Property except as in compliance with Environmental Laws; and

(E)  During the period of (a) Legacy’s or any of the Legacy Subsidiaries’ ownership or operation of any of their respective current properties or (b) Legacy’s or any of the Legacy Subsidiaries’ participation in the management of any Legacy Loan Property, to the Knowledge of Legacy and the Legacy Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Legacy and the Legacy Subsidiaries, prior to the period of (x) Legacy’s or any of the Legacy Subsidiaries’ ownership or operation of any of their respective current properties or (y) Legacy’s or any of the Legacy Subsidiaries’ participation in the management of any Legacy Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)  Neither Legacy nor any other Legacy Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Legacy Loan Property.

4.15.2  For purposes of this Section 4.15, “Legacy Loan Property” means any property in which Legacy or a Legacy Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Legacy Loan Participation, and “Legacy Loan Participation” means a participation interest in a loan or other extension of credit other than by Legacy or a Legacy Subsidiary.

4.16  Loan Portfolio.

4.16.1  The allowances for loan losses reflected in the notes to Legacy’s audited consolidated statements of financial condition at December 31, 2009 and 2008 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2009 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2  Legacy Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than June 30, 2010), by account, of: (A) all loans (including loan participations) of Legacy Banks that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Legacy Banks to any borrowers, customers or other parties during the past twelve (12) months wherein Legacy Banks has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified Legacy Banks during the past twelve (12) months of, or has asserted against Legacy or Legacy Banks, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of Legacy and Legacy Banks, each borrower, customer or other party which has given Legacy or Legacy Banks any oral notification of, or orally asserted to or against Legacy or Legacy Banks, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of June 30, 2010 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectibility of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by Legacy or Legacy Banks as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Legacy Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that Legacy Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

4.16.3  All loans receivable (including discounts) and accrued interest entered on the books of Legacy and Legacy Banks arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of Legacy’s and Legacy Banks’ respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Legacy and Legacy Banks are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by Legacy or Legacy Banks free and clear of any liens.

4.16.4  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.17  Related Party Transactions.

Neither Legacy nor any Legacy Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Legacy or any Legacy Subsidiary, except as set forth in Legacy Disclosure Schedule 4.17 or as described in Legacy’s proxy statement dated March 31, 2010 distributed in connection with its annual meeting of shareholders held on May 12, 2010. Except as described in such proxy statement or in Legacy Disclosure Schedule 4.17, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of Legacy or any Legacy Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Legacy nor any Legacy Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18  Deposits.

Except as set forth on Legacy Disclosure Schedule 4.18, none of the deposits of Legacy Banks as of June 30, 2010 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19  Board Approval.

The Board of Directors of Legacy determined that the Merger is fair to, and in the best interests of, Legacy and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of Legacy Common Stock, and directed that this Agreement be submitted to the holders of Legacy Common Stock for their adoption. The Board of Directors of Legacy has taken all action so that BHLB and Berkshire Bank will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with Legacy (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

4.20  Registration Obligations.

Neither Legacy nor any Legacy Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21  Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Legacy’s own account, or for the account of one or more of Legacy’s Subsidiaries or their customers, in force and effect as of November 30, 2010 (all of which are set forth in Legacy Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Legacy and each Legacy Subsidiary, with counterparties believed to be financially responsible at the time; and to Legacy’s and each Legacy Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of Legacy or such Legacy Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither Legacy nor any Legacy Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22  Fairness Opinion.

Legacy has received an opinion, a copy of which will be provided to BHLB promptly following the date of this Agreement, from Keefe Bruyette & Woods, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Legacy pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23  Intellectual Property.

Legacy and each Legacy Subsidiary owns or, to Legacy’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither Legacy nor any Legacy Subsidiary has received any notice of breach or conflict with respect thereto that asserts the rights of others. Legacy and each Legacy Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24  Duties as Fiduciary.

Except as set forth on Legacy Disclosure Schedule 4.24, Legacy Banks has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Legacy Banks has not received notice of any claim, allegation, or complaint from any Person that Legacy Banks failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Legacy’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Legacy Banks’ capacity with respect to individual retirement accounts or the Legacy Benefit Plans.

4.25  Employees; Labor Matters.

4.25.1  Legacy Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Legacy and the Legacy Subsidiaries as of September 30, 2010: job location, job title, current annual base salary, and years of service, and the amount of incentive compensation or bonus paid for the prior three (3) years.

4.25.2  There are no labor or collective bargaining agreements to which Legacy or any Legacy Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Legacy, threatened against Legacy or any Legacy Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Legacy, threatened against Legacy or any Legacy Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Legacy, threatened against Legacy or any Legacy Subsidiary (other than routine employee grievances that are not related to union employees). Legacy and each Legacy Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Legacy nor any Legacy Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3  To Legacy’s Knowledge, all Persons who have been treated as independent contractors by Legacy or any Legacy Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26  Legacy Information Supplied.

The information relating to Legacy and any Legacy Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.27  Securities Documents.

Since January 1, 2007, Legacy has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“Legacy SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the Legacy SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the Legacy SEC Reports has been incorporated by reference, the Legacy SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Legacy has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Legacy SEC Reports.

4.28  Internal Controls.

4.28.1  The records, systems, controls, data and information of Legacy and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Legacy or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Legacy and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Legacy has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

4.28.2  Legacy’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Legacy board: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

4.28.3  Since December 31, 2007, (A) neither Legacy nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Legacy or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or nay of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Legacy or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by Legacy or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors officers.

4.29  Bank Owned Life Insurance.

Legacy and each Legacy Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. Legacy Banks has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. Legacy Disclosure Schedule 4.29 sets forth all BOLI owned by Legacy or any Legacy Subsidiary, a breakdown of the cash surrender values on each policy, the purpose for which each policy was purchased, the beneficiaries of such policy and a list of the lives insured thereunder.

4.30   Stock Transfer Records.

The Stock transfer books and records of Legacy are materially complete and accurate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BHLB

BHLB represents and warrants to Legacy that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the BHLB Disclosure Schedule delivered by BHLB to Legacy on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such BHLB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of BHLB shall include the Knowledge of Berkshire Bank.

5.1  Standard.

Except as set forth in the following sentence, no representation or warranty of BHLB contained in this Article V shall be deemed untrue or incorrect, and BHLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Section 5.3 and 5.4 (other than Section 5.4.2(iii)) and Sections 5.2.3, 5.2.4, and 5.2.5 and Sections 5.3 and 5.4 (other than Section 5.4.2(iii)) shall be true and correct in all material respects.

5.2  Organization.

5.2.1  BHLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. BHLB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2  Berkshire Bank is a Massachusetts savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in Berkshire Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Berkshire Bank is a member in good standing of the FHLB and owns the requisite amount of stock of each as set forth on BHLB Disclosure Schedule 5.2.2.

5.2.3  BHLB Disclosure Schedule 5.2.3 sets forth each BHLB Subsidiary and its jurisdiction of incorporation or organization. Each BHLB Subsidiary (other than Berkshire Bank) is a corporation, limited liability company or other legal entity as set forth on BHLB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each BHLB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

5.2.4  The respective minute books of BHLB and Berkshire Bank accurately record all corporate actions of their respective shareholders and Boards of Directors (including committees).

5.2.5  Prior to the date of this Agreement, BHLB has made available to Legacy true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB and Berkshire Bank and each other BHLB Subsidiary.

5.3  Capitalization.

5.3.1  The authorized capital stock of BHLB consists of (i) 26,000,000 shares of BHLB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“BHLB Preferred Stock” and collectively with the BHLB Common Stock, the “BHLB Stock”). As of December 17, 2010, there are (i) 14,038,711 shares of BHLB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,801,810 shares of BHLB Common Stock held by BHLB as treasury stock, and (iii) no shares of BHLB Preferred Stock outstanding. Berkshire Bank does not own, of record or beneficially, any shares of BHLB Stock, other than shares held as treasury stock. Neither BHLB nor any BHLB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHLB, or any other security of BHLB or an BHLB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHLB or an BHLB Subsidiary or any other security of BHLB or any BHLB Subsidiary, other than shares of BHLB Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by BHLB. BHLB has granted options to acquire 190,000 shares of BHLB Common Stock at a weighted average exercise price of $22.97 per share. All shares of BHLB Common Stock issuable pursuant to option plans maintained by BHLB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2  BHLB owns all of the capital stock of each BHLB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the BHLB Subsidiaries and as set forth in BHLB Disclosure Schedule 5.3.2, BHLB as of the date of this Agreement does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BHLB or any BHLB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of Berkshire Bank, including stock in the FHLB.

5.3.3  To BHLB’s Knowledge, except as set forth on BHLB Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BHLB Common Stock.

5.3.4  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHLB’s shareholders may vote have been issued by BHLB and are outstanding.

5.4  Authority; No Violation.

5.4.1  BHLB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals and the approval of this Agreement by BHLB’s shareholders, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BHLB and the completion by BHLB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BHLB. This Agreement has been duly and validly executed and delivered by BHLB, and subject to the receipt of the Regulatory Approvals, Legacy Shareholder Approval and the shareholders of BHLB, and due and valid execution and delivery of this Agreement by Legacy, constitutes the valid and binding obligations of BHLB, enforceable against BHLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2  (a) Subject to compliance of Legacy with the terms and conditions of this Agreement, the execution and delivery of this Agreement by BHLB, subject to receipt of the Regulatory Approvals, and compliance by Legacy and BHLB with any conditions contained therein, and subject to the receipt of the Legacy Shareholder Approval and the approval of the shareholders of BHLB, the consummation of the transactions contemplated hereby, and (b) compliance by BHLB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BHLB or any BHLB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHLB or any BHLB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHLB or any BHLB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHLB or any BHLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5  Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHLB Common Stock to be issued in the Merger on the NASDAQ Global Select Market and (f) the approval of this Agreement by the Legacy Shareholder Approval and the approval of the shareholders of BHLB, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHLB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BHLB, the completion by BHLB of the Merger and the performance by BHLB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. BHLB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BHLB to result in a Material Adverse Effect on BHLB and Berkshire Bank, taken as a whole, or Legacy and Legacy Banks, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of BHLB and Berkshire Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6  Financial Statements.

5.6.1  The BHLB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of BHLB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2  BHLB has previously made available to Legacy the BHLB Financial Statements covering periods ended prior to the date hereof. The BHLB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHLB and the Berkshire Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3  At the date of the most recent consolidated statement of financial condition included in the BHLB Financial Statements or in the BHLB Regulatory Reports, BHLB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHLB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7  Tax Matters.

5.7.1  Except as provided in this Agreement, neither BHLB nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. BHLB and the BHLB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BHLB, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BHLB and the BHLB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. BHLB and the BHLB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. BHLB and the BHLB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid accrued but unpaid Taxes of BHLB and the BHLB Subsidiaries did not, as of the most recent BHLB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent BHLB balance sheet (rather than in any notes thereto). BHLB and its Subsidiaries are subject to Tax audits in the ordinary course of business. BHLB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on BHLB.

BHLB and the BHLB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BHLB or any of the BHLB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither BHLB nor any of the BHLB Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was BHLB or (B) has any liability for the Taxes of any Person (other than BHLB or any of the BHLB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against BHLB or any BHLB Subsidiary for any alleged deficiency in any Tax, and neither BHLB nor any BHLB Subsidiary has been notified in writing of any proposed Tax claims or assessments against BHLB or any BHLB Subsidiary. BHLB and the BHLB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. BHLB and the BHLB Subsidiaries have delivered to Legacy true and complete copies of all Tax Returns of BHLB and the BHLB Subsidiaries for taxable periods ending on or after December 31, 2005. Neither BHLB nor any of the BHLB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither BHLB nor any of the BHLB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither BHLB nor any of the BHLB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

5.8  No Material Adverse Effect.

Neither BHLB nor any BHLB Subsidiary has suffered any Material Adverse Effect since December 31, 2009 and, to BHLB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BHLB.

5.9  Ownership of Property; Insurance Coverage.

5.9.1  Except as set forth on BHLB Disclosure Schedule 5.9.1, BHLB and each BHLB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BHLB or such BHLB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHLB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an BHLB Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BHLB and the BHLB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHLB and the BHLB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHLB Financial Statements.

5.9.2  With respect to all material agreements pursuant to which BHLB or any BHLB Subsidiary has purchased securities subject to an agreement to resell, if any, BHLB or such BHLB Subsidiary, as the case may be, has a lien or security interest (which to BHLB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3  BHLB and each BHLB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BHLB nor any BHLB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on BHLB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHLB or any BHLB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHLB and each BHLB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. BHLB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by BHLB and each BHLB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. BHLB has made available to Legacy copies of all of the policies listed on BHLB Disclosure Schedule 5.9.3.

5.10  Legal Proceedings.

Except as set forth on BHLB Disclosure Schedule 5.10, there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting BHLB or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by BHLB, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

5.11  Compliance with Applicable Law.

Except as set forth on BHLB Disclosure Schedule 5.11:

5.11.1  To BHLB’s Knowledge, BHLB and each BHLB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHLB nor any BHLB Subsidiary has received any written notice to the contrary.

5.11.2  BHLB and each BHLB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHLB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

5.11.3  For the period beginning January 1, 2007, neither BHLB nor any BHLB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHLB or any BHLB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHLB or any BHLB Subsidiary, or indicating that BHLB or any BHLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, savings and loan holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHLB or any BHLB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHLB or any BHLB Subsidiary. Neither BHLB nor any BHLB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Berkshire Bank as to compliance with the CRA is “Satisfactory” or better.

5.12  Employee Benefit Plans.

5.12.1  BHLB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in

Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHLB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to BHLB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of BHLB are eligible to participate (collectively, the “BHLB Benefit Plans”). BHLB has furnished or otherwise made available to Legacy true and complete copies of (i) the plan documents and summary plan descriptions for each written BHLB Benefit Plan, (ii) a summary of each unwritten BHLB Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified BHLB Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the BHLB Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified BHLB Benefit Plan (or, for a BHLB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any BHLB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each BHLB Benefit Plan that may be subject to Section 409A of the Code (“BHLB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

5.12.2  All BHLB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on BHLB Disclosure Schedule 5.12.2, each BHLB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of BHLB and the BHLB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHLB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHLB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

5.12.3  Except as set forth on BHLB Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by BHLB or any of its ERISA Affiliates for the benefit of the employees or former employees of BHLB or its Subsidiaries.

5.12.4  Within the last six (6) years, neither BHLB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHLB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHLB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither BHLB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on BHLB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

5.12.5  BHLB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to BHLB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To BHLB’s Knowledge, records with respect to BHLB Benefit Plans have been maintained in compliance with Section 107 of ERISA. To BHLB’s Knowledge, neither BHLB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHLB Benefit

Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No BHLB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such BHLB Benefit Plan is self-insured).

5.12.6  BHLB has not, with respect to any BHLB Benefit Plan, nor, to BHLB’s Knowledge, has any administrator of any BHLB Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject BHLB, any ERISA Affiliate of BHLB, or any BHLB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.12.7  Except as set forth on BHLB Disclosure Schedule 5.12.7, BHLB has no liability for retiree health and life benefits under any BHLB Benefit Plan other than any benefits required under COBRA or similar state laws.

5.12.8  Except as set forth on BHLB Disclosure Schedule 5.12.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of BHLB from BHLB under any BHLB Benefit Plan, (B) increase any benefits otherwise payable under any BHLB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on BHLB Disclosure Schedule 5.12.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any BHLB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by BHLB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

5.12.9  The actuarial present values of all accrued BHLB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BHLB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BHLB Financial Statements to the extent required by and in accordance with GAAP.

5.12.10  There is not, and has not been, any trust or fund maintained by or contributed to by BHLB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

5.12.11  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BHLB, has been threatened or is anticipated, against any BHLB Benefit Plan (other than routine claims for benefits and appeals of such claims), BHLB or any BHLB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BHLB Benefit Plan.

5.13  Brokers, Finders and Financial Advisors.

Neither BHLB nor any BHLB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Sandler O’Neill & Partners, L.P. by BHLB and the fee payable thereto. A true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to BHLB in connection with the Merger and transactions contemplated by this Agreement is attached to BHLB Disclosure Schedule 5.13.

5.14  Environmental Matters.

5.14.1  Except as may be set forth in BHLB Disclosure Schedule 5.14, with respect to BHLB and each BHLB Subsidiary:

(A)  To the Knowledge of BHLB and the BHLB Subsidiaries, each of BHLB and the BHLB Subsidiaries, and the BHLB Loan Properties (as defined in Section 5.14.2) are, and have been, in material compliance with any Environmental Laws;

(B)  Neither BHLB nor any BHLB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BHLB and the BHLB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BHLB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by BHLB, or any of the BHLB Subsidiaries;

(C)  To the Knowledge of BHLB and the BHLB Subsidiaries, the properties currently owned or operated by BHLB or any BHLB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)  There are no underground storage tanks on, in or under any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property except as in compliance with Environmental Laws; and

(E)  During the period of (a) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (b) BHLB’s or any of the BHLB Subsidiaries’ participation in the management of any BHLB Loan Property, to the Knowledge of BHLB and the BHLB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of BHLB and the BHLB Subsidiaries, prior to the period of (x) BHLB’s or any of the BHLB Subsidiaries’ ownership or operation of any of their respective current properties or (y) BHLB’s or any of the BHLB Subsidiaries’ participation in the management of any BHLB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)  Neither BHLB nor any other BHLB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BHLB Loan Property.

5.14.2  For purposes of this Section 5.14, “BHLB Loan Property” means any property in which BHLB or an BHLB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an BHLB Loan Participation, and “BHLB Loan Participation” means a participation interest in a loan or other extension of credit other than by BHLB or an BHLB Subsidiary.

5.15  BHLB Information Supplied.

The information relating to BHLB and any BHLB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.16  Securities Documents.

Since January 1, 2007, BHLB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BHLB SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the BHLB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the BHLB SEC Reports has been incorporated by reference, the BHLB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. BHLB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHLB SEC Reports (the “BHLB Material Agreements”).

5.17  Internal Controls.

5.17.1  The records, systems, controls, data and information of BHLB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHLB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. BHLB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. BHLB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15D-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

5.17.2  BHLB’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2009, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Legacy Board; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

5.17.3  Since December 31, 2007, (A) neither BHLB nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of BHLB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing BHLB or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BHLB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.18  BHLB Common Stock.

The shares of BHLB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.19  Available Funds

Immediately prior to the Effective Time, BHLB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.3.

5.20  Berkshire Insurance Group, Inc.

Berkshire Insurance, a Massachusetts insurance agency, and its Affiliates are in compliance with all laws, rules, and regulations applicable to Persons engaged in the insurance agency business. Neither Berkshire Insurance nor any of its Affiliates has been a party, directly or indirectly, to the placement of insurance which is unlawful. To the Knowledge of BHLB and Berkshire Insurance, no binder of insurance has been issued or sent to any Person by or on behalf of Berkshire Insurance unless and until the relevant risk was properly bound and all binders of insurance on the part of Berkshire Insurance are complete and accurate.

5.21  Fairness Opinion.

BHLB has received an opinion, a copy of which will be provided to Legacy promptly following the date of this Agreement, from Sandler O’Neill & Partners, L.P., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of Legacy pursuant to this Agreement is fair to BHLB and its shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.22  Board Approval.

The Board of Directors of BHLB determined that the Merger is fair to, and in the best interests of, BHLB and its stockholders, approved and declared advisable this Agreement, the Merger, the Bank Merger and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of BHLB Common Stock, and directed that this Agreement be submitted to the holders of BHLB Common Stock for their adoption. The Board of Directors of BHLB has taken all action so that Legacy and Legacy Banks will not be an “interested stockholder” or prohibited from entering into or consummating a “business combination” with BHLB (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

5.23  Material Agreement; Defaults.

5.23.1  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither BHLB nor any BHLB Subsidiary is in material default under any BHLB Material Agreement by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

5.23.2  Except as set forth in BHLB Disclosure Schedule 5.23.2, no BHLB Material Agreement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of BHLB or any BHLB Subsidiary or upon the occurrence of a subsequent event; (ii) requires BHLB or any BHLB Subsidiary to provide a benefit in the form of BHLB Common Stock or determined by reference to the value of BHLB Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

5.24  Loan Portfolio.

5.24.1  The allowances for loan losses reflected in the notes to BHLB’s audited consolidated statements of financial condition at December 31, 2009 and 2008 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2009 were, or will be, adequate, as of the dates thereof, under GAAP.

5.24.2  BHLB Disclosure Schedule 5.24.2 sets forth a listing that as of June 30, 2010 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder.

5.24.3  All loans receivable (including discounts) and accrued interest entered on the books of BHLB and Berkshire Bank arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of BHLB’s and Berkshire Bank’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of BHLB and Berkshire Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by BHLB or Berkshire Bank free and clear of any liens.

5.24.4  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

5.25  Related Party Transactions.

5.25.1  Neither BHLB nor any BHLB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BHLB or any BHLB Subsidiary, except as set forth in BHLB Disclosure Schedule 5.25 or as described in BHLB’s proxy statement dated March 26, 2010 distributed in connection with its annual meeting of shareholders held on May 6, 2010. Except as described in such proxy statement or in BHLB Disclosure Schedule 5.25, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features. No loan or credit accommodation to any Affiliate of BHLB or any BHLB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither BHLB nor any BHLB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

5.26  Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BHLB’s own account, or for the account of one or more of BHLB’s Subsidiaries or their customers, in force and effect as of November 30, 2010 (all of which are set forth in BHLB Disclosure Schedule 5.26), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BHLB and each BHLB Subsidiary, with counterparties believed to be financially responsible at the time; and to BHLB’s and each BHLB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of BHLB or such BHLB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither BHLB nor any BHLB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.27  Duties as Fiduciary.

Other than as set forth on BHLB Disclosure Schedule 5.27, Berkshire Bank has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge has performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Berkshire Bank has not received notice of any claim, allegation, or complaint from any Person that Berkshire Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the BHLB Financial Statements. For purposes of this Section 5.27, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Berkshire Bank’s capacity with respect to individual retirement accounts or the BHLB Benefit Plans.

5.28  Employees; Labor Matters.

5.28.1  There are no labor or collective bargaining agreements to which BHLB or any BHLB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary (other than routine employee grievances that are not related to union employees). BHLB and each BHLB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither BHLB nor any BHLB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

5.28.2  To BHLB’s Knowledge, all Persons who have been treated as independent contractors by BHLB or any BHLB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

ARTICLE VI
COVENANTS OF LEGACY

6.1  Conduct of Business.

6.1.1  Affirmative Covenants.  During the period from the date of this Agreement to the Effective Time, except with the written consent of BHLB, which consent will not be unreasonably withheld, conditioned or delayed, Legacy will, and it will cause each Legacy Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2  Negative Covenants.  Legacy agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHLB in writing, it will not, and it will cause each of the Legacy Subsidiaries not to:

(A)  take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)  change or waive any provision of its certificate of incorporation (or articles of association in the case of Legacy Banks) or bylaws, except as required by law;

(C)  change the number of authorized or issued shares of its capital stock, issue any shares of Legacy Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Legacy Stock Option Plan or the Legacy Restricted Stock Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Legacy (i) may issue shares of Legacy Common Stock upon the valid exercise, in accordance with the information set forth in Legacy Disclosure Schedule 4.3.1, of presently outstanding Legacy Stock Options issued under the Legacy Stock Option Plan, (ii) may permit the vesting of awards previously made under the Legacy Restricted Stock Plans, (iii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.05 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by Legacy prior to the Effective Time and the payment thereof shall be coordinated with BHLB so that holders of Legacy Common Stock do not receive dividends on both Legacy Common Stock and BHLB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Legacy Common Stock or BHLB Common Stock received in the Merger in respect of such quarter) and (iv) any Legacy Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(D)  enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $100,000, except as contemplated by this Agreement;

(E)  make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)  grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on Legacy Disclosure Schedules 4.9.1 and 4.13.1 or as required pursuant to Section 7.6 of this Agreement, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate or (iii) as otherwise contemplated by this Agreement. Neither Legacy nor any Legacy Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000; provided, however, that a Legacy Subsidiary may hire at-will, non-officer employees at an annual compensation rate not to exceed $75,000 to fill vacancies that may from time to time arise in the ordinary course of business; provided, further, that that neither Legacy nor any Legacy Subsidiary shall hire any new employee without first seeking to fill any position internally. Neither Legacy nor or any Legacy Subsidiary shall pay expenses of any employee or director for attending conventions held after the date hereof;

(G)  except as set forth on Legacy Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

(H)  merge or consolidate Legacy or any Legacy Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of Legacy or any Legacy Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Legacy or Legacy Banks and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by Legacy Banks of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

(I)  except as set forth on Legacy Disclosure Schedule 6.1.2(I), sell or otherwise dispose of any asset of Legacy or of any Legacy Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Legacy or of any Legacy Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)  change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Legacy or Legacy Banks;

(K)  waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Legacy or any Legacy Subsidiary is a party;

(L)  purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $1,100,000, (iii) with a duration of not more than five (5) years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M)  except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Legacy Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $100,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $100,000 that have been excluded from the schedule), and except for the renewal of existing lines of credit, (i) make or acquire any new loan or other credit facility commitment (including without limitation, loan participations, lines of credit and letters of credit) other than in the ordinary course of business consistent with past practice or (ii) make or acquire any new loan or issue any commitment for any new loan with a principal amount of $1,000,000 or more without the prior consent of BHLB; provided that such consent shall be deemed to have been granted if BHLB does not object within three (3) Business Days of receipt of written notice from Legacy of its intent to make such loan;

(N)  enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)  enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

(P)  except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(Q)  make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(R)  except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Legacy Benefit Plan;

(S)  make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on Legacy Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment.

(T)  except as set forth on Legacy Disclosure Schedule 6.1.2(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(U)  except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless BHLB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from BHLB;

(V)  undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Legacy or any Legacy Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(W)  pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(X)  foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to BHLB thereof prior to final sale;

(Y)  purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(Z)  issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with BHLB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of BHLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(AA)  make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

(BB)  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2  Subsidiaries.

Legacy shall cause the proper and lawful dissolution of any of its Subsidiaries that are inactive as of the date of this Agreement.

6.3  Current Information.

6.3.1  During the period from the date of this Agreement to the Effective Time, Legacy will cause one or more of its representatives to confer with representatives of BHLB to inform BHLB regarding Legacy’s operations at such times as BHLB may reasonably request. Legacy will promptly notify BHLB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Legacy or any Legacy Subsidiary. Without limiting the foregoing, senior officers of BHLB and Legacy shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of Legacy and the Legacy Subsidiaries, and Legacy shall give due consideration to BHLB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHLB nor Berkshire Bank shall under any circumstance be permitted to exercise control of Legacy or any Legacy Subsidiary prior to the Effective Time.

6.3.2  Legacy and BHLB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Legacy to those used by BHLB, which planning shall include, but not be limited to, discussion of the possible termination by Legacy of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Legacy in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Legacy shall not be obligated to take any such action prior to the Effective Time and, unless Legacy otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. BHLB and Berkshire Bank shall indemnify Legacy for any reasonable out-of-pocket fees, expenses, or charges that Legacy or any Legacy Subsidiary may incur as a result of taking, at the request of BHLB or any BHLB Subsidiary, any action to facilitate the conversion.

6.3.3  Legacy shall provide BHLB, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Statement of Financial Accounting Standards No. 15, “Accounting by Debtors and Creditors for Troubled Debt Restructuring,” (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, Legacy shall provide BHLB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Legacy will promptly prepare and provide BHLB with the minutes of all Legacy and Legacy Banks officer and director loan committee meetings.

6.3.4  Legacy shall promptly inform BHLB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Legacy or any Legacy Subsidiary under any labor or employment law.

6.4  Access to Properties and Records.

Subject to Section 12.1, Legacy shall permit BHLB access upon reasonable notice and at reasonable times to its properties and those of the Legacy Subsidiaries, and shall disclose and make available to BHLB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Legacy reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHLB may have a reasonable interest; provided, however, that Legacy shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Legacy’s reasonable judgment, would interfere with the normal conduct of Legacy’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Legacy shall provide and shall request its auditors to provide BHLB with such historical financial information regarding it (and related audit reports and consents) as BHLB may reasonably request for Securities Law disclosure purposes. BHLB shall use commercially reasonable efforts to minimize any interference with Legacy’s regular business operations during any such access to Legacy’s property, books and records. Legacy and each Legacy Subsidiary shall permit BHLB, at BHLB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by Legacy or any Legacy Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by Legacy or any Legacy Subsidiary.

6.5  Financial and Other Statements.

6.5.1  Promptly upon receipt thereof, Legacy will furnish to BHLB copies of each annual, interim or special audit of the books of Legacy and the Legacy Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Legacy by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of Legacy and the Legacy Subsidiaries made by such accountants.

6.5.2  As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, OTS or FDIC, Legacy will deliver to BHLB the Legacy Regulatory Report filed by Legacy or Legacy Banks. Within twenty-five (25) days after the end of each month, Legacy Banks will deliver to BHLB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3  Legacy shall permit BHLB to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) Business Days prior to the date such documents are filed with the SEC. Legacy promptly will advise upon receipt and permit review by BHLB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Legacy or Legacy Banks.

6.5.4  With reasonable promptness, Legacy will furnish to BHLB such additional financial data that Legacy possesses and as BHLB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.6  Maintenance of Insurance.

Legacy shall use commercially reasonable efforts to maintain, and to cause the Legacy Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by Legacy and the Legacy Subsidiaries as of the date of this Agreement and set forth in Legacy Disclosure Schedule 4.10.3. Legacy will promptly inform BHLB if Legacy or any Legacy Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.7  Disclosure Supplements.

From time to time prior to the Effective Time, Legacy will promptly supplement or amend the Legacy Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Legacy Disclosure Schedule or which is necessary to correct any information in such Legacy Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Legacy Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.8  Consents and Approvals of Third Parties.

Legacy shall use its commercially reasonable efforts, and shall cause each Legacy Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9  All Reasonable Efforts.

Subject to the terms and conditions herein provided, Legacy agrees to use, and agrees to cause each Legacy Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10  Failure to Fulfill Conditions.

In the event that Legacy determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHLB.

6.11  No Solicitation.

6.11.1  Except as to the Non-Restricted Period as set forth in Section 6.11.2, from and after the date hereof until the termination of this Agreement, neither Legacy, nor any Legacy Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates (including, without limitation, any investment banker, attorney or accountant retained by Legacy or any of the Legacy Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined by Section 6.11.4), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Legacy shall notify BHLB orally and in writing (as promptly as practicable but no later than one business day of receipt of such inquiry or proposal) of all of the relevant details relating to all inquiries and proposals which Legacy or any of its Subsidiaries or any of their respective officers, directors or employees, or, to Legacy’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of Legacy may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of Legacy from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time that the Legacy Shareholder Vote, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) such Acquisition Proposal did not result from a breach of this Section 6.11 by Legacy, (B) the Board of Directors of Legacy or any appropriate committee thereof has determined in its good faith judgment, after consultation with Legacy’s financial advisor and outside counsel, that such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects (including any divesture of deposit liabilities by BHLB or Legacy in order to comply with a requirement contained in any Regulatory Approval, or a condition necessary to obtain any Regulatory Approval) of the proposal and the Person making the proposal, and (C) such Acquisition Proposal is reasonably likely to result in a transaction more favorable to Legacy shareholders from a financial point of view than the Merger (taking into account all relevant factors, including, without limitation, the timing of consummation as compared to the Merger and after giving effect to all of the adjustments, if any, which may be offered by BHLB pursuant to Section 11.1.8) (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); provided, however, that a Superior Proposal may consist of multiple Acquisition Proposals that, taken together, satisfy all of the requirements set forth in this definition; provided, further, that the Board of Directors of Legacy or any appropriate committee thereof may determine in its good faith judgment, after consultation with Legacy’s financial advisor and outside counsel, that an Acquisition Proposal made during the Restricted Period, which the Board of Directors of Legacy determines in good faith is financially equivalent to Legacy shareholders from a financial point of view to the Merger, is nonetheless a Superior Proposal for purposes of this Agreement because such Acquisition Proposal would reasonably be expected to involve materially less risk than any Regulatory Approval or any condition necessary to obtain any Regulatory Approval would require a material divestiture of deposit liabilities; provided, further, nothing contained in this Agreement shall prohibit Legacy and, if applicable, any of its Representatives from (i) informing any Person of the existence of the provisions of this Section 6.11, (ii) contacting any Person solely to clarify the terms and conditions of an Acquisition Proposal, (iii) issuing a “stop-look-and-listen communication” pursuant to Rule 14d-9(f) or taking and disclosing to its shareholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (iv) otherwise disclosing any information to its shareholders that the Legacy Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to Legacy’s shareholders under applicable law, subject to compliance with the requirements of this Section 6.11 and Section 6.13. Legacy shall promptly, but in no event later than one (1) calendar day, notify BHLB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Legacy or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreements.

6.11.2  Notwithstanding anything to the contrary contained in this Agreement, during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (Eastern time) on January 31, 2011 (the “Non-Restricted Period”), Legacy and the Legacy Subsidiaries and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) shall have the right to: (i) initiate, solicit and encourage any inquiry or the making of any proposal or offer that could constitute an Acquisition Proposal, including by way of providing access to non-public information which was not provided by or derived from any non-public information provided by BHLB or in any way related to or reflecting any negotiations with BHLB regarding the transactions contemplated by this Agreement to any Person pursuant to (but only pursuant to) a confidentiality agreement on customary terms not materially more favorable to such Person than those contained in the Confidentiality Agreements (an “Acceptable Confidentiality Agreement”), except that Legacy may enter into a confidentiality agreement without a standstill provision or with a standstill provision less favorable to Legacy if and only if it first waives or similarly modifies the standstill provision in the Confidentiality Agreements. Legacy shall promptly make available to BHLB any material non-public information concerning Legacy or any Legacy Subsidiary that Legacy provides to any Person given such access that was not previously made available to BHLB, and may engage or enter into, continue or otherwise participate in any discussions or negotiations with any Persons or groups of Persons with respect to any Acquisition Proposal or otherwise cooperate with or assist or participate in, or facilitate any inquiry, proposal, discussion or negotiation or any effort or attempt to make any Acquisition Proposal, including through the waiver or release by Legacy, at its sole discretion, of any preexisting standstill or similar agreements with any Person solely to the extent necessary to permit such Person to make or amend an Acquisition Proposal or otherwise engage with Legacy in discussions regarding an Acquisition Proposal or a proposal that could reasonably be expected to lead to an Acquisition Proposal.

6.11.3  Except as expressly permitted by Section 6.11.1, Legacy and its respective officers and directors shall, and Legacy shall use its reasonable best efforts to instruct and cause all other Representatives of Legacy or any Legacy Subsidiary, (i) to, at 12:00 a.m. on the February 1, 2011 (the “Restricted Period Start Date”), immediately cease any discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and, (ii) after the Restricted Period Start Date, not to: (A) initiate, solicit or knowingly encourage any inquiry or the making of any proposal or offer that constitutes or could reasonably be expected to lead to an Acquisition Proposal, (B) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data concerning Legacy or any Legacy Subsidiary to any Person relating to, or that could reasonably be expected to lead to any Acquisition Proposal, (C) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

6.11.4  “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Legacy or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Legacy and the Legacy Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Legacy or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.12  Reserves and Merger-Related Costs.

Prior to the Effective Time, each of Legacy and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BHLB, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by Legacy or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Legacy or its management with any such adjustments.

6.13  Committee Meetings.

Legacy and the Legacy Subsidiaries shall permit two (2) representatives of BHLB to attend any meeting of their Board of Directors, loan (or credit) committee and asset liability committee as observers (together, the “BHLB Observers”), provided that neither Legacy nor any Legacy Subsidiary shall be required to permit the BHLB Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the BHLB Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirement.

6.14  ESOP Loan.

As soon as practicable after the date of this Agreement, but in no event later than five (5) Business Days prior to the Effective Time, Legacy shall cause the Legacy ESOP trustee to repay in full the outstanding indebtedness of the Legacy ESOP, subject to the terms of the Legacy ESOP, by delivering a sufficient number of unallocated shares of Legacy Common Stock to Legacy, subject to and in accordance with applicable law. No later than the occurrence of the Effective Time, all remaining shares of Legacy Common Stock held by the Legacy ESOP shall be converted into the right to receive the Merger Consideration. The Legacy ESOP account balances shall be distributed to Legacy ESOP participants after the receipt of a favorable determination letter from the IRS. Legacy and, following the Effective Time, BHLB, will adopt such amendments to the Legacy ESOP to effect the provisions of this Section 6.14.

6.15  Legacy Banks Foundation

Legacy agrees to recommend to the Board of Directors of the Legacy Banks Foundation (“Legacy Foundation”) that the majority of the current Board of Directors of the Legacy Foundation resign as of the

Closing and that a majority of the Legacy Foundation Board consist of BHLB representatives (“BHLB Foundation Representatives”) as of Closing. Such BHLB Foundation Representatives shall be selected by J. Williar Dunlaevy and agreed to by BHLB. In addition Legacy agrees to recommend to the Legacy Foundation that J. Williar Dunlaevy be appointed the chairman of the Legacy Foundation and that Patrick Sullivan be appointed an officer of the Legacy Foundation.

6.16  401(k) Plan Termination.

If requested by BHLB in writing prior to the Effective Time, and subject to the occurrence of the Effective Time, Legacy shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of Legacy and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by Legacy or any of its Subsidiaries (collectively, the “401(k) Plans”), and to prohibit the entry of new participants to the 401(k) Plans as of the day preceding the Closing Date. In the sole discretion of BHLB, the 401(k) Plans may be merged into the BHLB 401(k) Plan. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHLB, which shall not be unreasonably withheld. Legacy shall deliver to BHLB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Legacy and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 6.16, BHLB requests in writing that Legacy freeze entry of new participants into the 401(k) Plans, Legacy shall take such actions as BHLB may reasonably require in furtherance of the assumption of the 401(k) Plans by BHLB, including, but not limited to, adopting such amendments to the 401(k) Plans as may be necessary to effect such assumption.

ARTICLE VII
COVENANTS OF BHLB

7.1  Conduct of Business.

7.1.1  Affirmative Covenants.

(A)  During the period from the date of this Agreement to the Effective Time, except with the written consent of Legacy, which consent will not be unreasonably withheld, conditioned or delayed, BHLB will, and it will cause each BHLB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) change or waive any provision of its certificate of incorporation (or articles or organization in the case of Berkshire Bank) or bylaws in any way adverse to the rights of the Legacy shareholders, except as required by law, except as set forth on BHLB Disclosure Schedule 7.1.1(A)(i); (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B)  Promptly after the Closing and prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

7.2  Disclosure Supplements.

From time to time prior to the Effective Time, BHLB will promptly supplement or amend the BHLB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHLB Disclosure Schedule or which is necessary to correct any information in such BHLB

Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such BHLB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3  Consents and Approvals of Third Parties.

BHLB shall use its commercially reasonable efforts, and shall cause each BHLB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4  Reasonable Best Efforts.

Subject to the terms and conditions herein provided, BHLB agrees to use and agrees to cause each BHLB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5  Failure to Fulfill Conditions.

In the event that BHLB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Legacy.

7.6  Employee Benefits.

7.6.1  Definition.  “Benefit Plan Determination Date” for purposes of this Section shall mean that date selected by BHLB and consented to by Legacy, which consent shall not be withheld unreasonably, with respect to each Legacy Benefit Plan to be maintained, frozen, terminated or replaced with a similar plan or program provided by BHLB or Berkshire Bank (as used in this Section, BHLB and Berkshire Bank are collectively referred to as “BHLB”) to other employees similarly situated; provided, that, the definition of “Benefit Plan Determination Date” shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by BHLB after the Closing Date to Current Legacy Employees shall be no less favorable than those provided by BHLB to similarly situated employees of BHLB.

7.6.2  General Rule: Parity in Benefits; No Gaps; Credit for Service with Legacy.  Within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, BHLB shall provide (or shall cause to be provided by a Subsidiary of BHLB) to all individuals who are employees of Legacy or any Legacy Subsidiary at the Closing Date and who remain so employed immediately following the Effective Time (the “Current Legacy Employees”), compensation, employee benefits and terms and conditions of employment that are substantially similar to those provided by BHLB to similarly situated employees of BHLB. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Current Legacy Employees or the funding of any such benefit, (ii) be construed to limit the ability of BHLB to review employee benefit plans, programs and arrangements from time to time, to make such changes as BHLB deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements provided that no such action not otherwise required by this Agreement shall discriminate against Current Legacy Employees relative to similarly situated employees of BHLB, (iii) create third party rights against BHLB. BHLB will cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under Legacy’s equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Current Legacy Employees; provided that nothing in this sentence shall limit the ability of BHLB to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Current Legacy Employees in a substantially similar manner as employees of BHLB are treated. BHLB will cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Current Legacy Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date.

Under all BHLB Benefit Plans, service with Legacy or a Legacy Subsidiary shall be deemed to be service with BHLB for eligibility and vesting purposes only, but not for purposes of benefit accrual.

7.6.3  BHLB 401(k) Plan Participation.  Each Current Legacy Employee shall be eligible to participate in BHLB’s 401(k) plan on the day after the Benefit Plan Determination Date for the Legacy 401(k) Plans. All rights to participate in BHLB’s 401(k) Plan are subject to BHLB’s right to amend or terminate BHLB’s 401(k) plan in its sole and absolute discretion and are subject to the terms of BHLB’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan.

7.6.4  Employee Stock Ownership Plan.  BHLB agrees to take all such actions related to the Legacy ESOP as stated in Section 6.14 of this Agreement.

7.6.5  Welfare Benefits.  Each Current Legacy Employee who remains employed on the Benefit Plan Determination Date shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of BHLB, subject to the terms of such plans and programs, and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of Legacy that BHLB determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by BHLB, BHLB shall, unless materially financially burdensome or resulting in an excise tax payable by BHLB under Code Section 4980D, continue such Legacy plan or program in effect for the benefit of the Current Legacy Employees until the later of the open enrollment period with respect to the year following the year in which the Merger occurs or each Current Legacy Employee becomes eligible to become participants in the corresponding benefit plan or program maintained by BHLB (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of BHLB to terminate or amend such plan or program) so that each Current Legacy Employee employed by BHLB has no gap in coverage under any hospitalization, medical, dental, life, disability or other welfare plan or program. For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by BHLB, BHLB shall treat, and in the case of an insured plan, shall cause the providers of each such plan, program or arrangement to treat the service with Legacy prior to the Closing Date of any Current Legacy Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Legacy prior to the Closing) as service rendered to BHLB for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Current Legacy Employee. Persons who were employed by Legacy or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the Legacy Benefit Plans that are health plans and, in the event of a termination of such plans, BHLB shall continue to provide COBRA coverage.

7.6.6  Paid Time Off Programs.  BHLB will give each Current Legacy Employee credit, for purposes of BHLB’s vacation and/or other paid leave benefit programs, for such Current Legacy Employees’ accrued and unpaid vacation and/or paid leave balance with Legacy as of the Closing Date.

7.6.7 BHLB to Honor Agreements. Subject to any required regulatory approval or satisfaction of a condition in any Regulatory Approval, BHLB agrees to honor all employment agreements, change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that Legacy has with its current and former employees and which have been identified in Legacy Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties. BHLB agrees that in the event a Bank Regulator prohibits Legacy from making any payments or providing any benefits under any agreement referenced in Legacy Disclosure Schedule 4.9.1 in effect as of the Closing Date, BHLB shall make such payments or provide such benefits due under such agreements unless prohibited from doing so by any Bank Regulator. Legacy shall, prior to the Effective Time, use its reasonable best efforts to obtain from each of the individuals named in Legacy Disclosure Schedule 7.6.7 an agreement, in the form of Exhibit B hereto, setting forth the method in which his or her rights under the specified programs will be settled (the amount of each such payment to be limited to the amounts specified in Legacy Disclosure Schedule 7.6.7) in the event such individuals are entitled to payment or benefits (each, a “Settlement Agreement”). Notwithstanding anything contained in the agreements set forth on Legacy Disclosure Schedules 4.9.1 or 7.6.7 or in this Agreement, no payment shall be made under any employment, deferred compensation, change of control, severance contract, stock option plan or plan that would constitute a “parachute payment” (as such term is defined in Section 280G of the Code), and to the extent any such payment would constitute a “parachute payment,” the payment will be reduced to $1.00 less than the amount that would be considered a “parachute payment.” In addition, the Settlement Agreement shall provide (i) that an individual shall receive cash in lieu of continued insurance benefits in the event providing such insurance benefits would result in BHLB incurring taxes or penalties under The Patient Protection and Affordable Care Act or similar legislation, laws or regulations, as in effect at the time that such benefit becomes due or as may be amended from time to time, and (ii) an individual shall not receive a retirement bonus as provided in Legacy’s employee handbook. Such cash payment shall be delivered in a manner consistent with the requirements of Code Section 409A and shall be in an amount reasonably estimated to be equivalent to the present value, using the applicable federal rate (100% of the mid-term) published by the IRS for December 2010 and determined as the date of this Agreement, of the premium payments required to obtain the continued insurance benefits referenced in the preceding sentence on a self-pay basis that would otherwise be provided to the individual. Notwithstanding any provision in this Agreement or in any Legacy employment agreement, change in control agreement, severance agreement, deferred compensation agreement or consulting agreement, if at any time after the Effective Time, BHLB or any of its Subsidiaries is precluded by applicable law or regulations from making any payment under any such agreement, BHLB shall use its reasonable best efforts to obtain regulatory approval to make such payment and BHLB or a Subsidiary shall make such payment promptly after it is permitted to do so under applicable law and regulations.

Except for the agreements described in the preceding sentences of this Section 7.6.7 and except as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the Legacy Benefit Plans shall, in the sole and absolute discretion of BHLB, be frozen, terminated or merged into comparable plans of BHLB, effective at such time as BHLB shall determine in its sole and absolute discretion.

7.6.8  No Guarantee of Employment.  Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHLB hereunder or by operation of law, BHLB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Legacy as of the Closing Date. Each Person who is an employee of Legacy as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under change of control arrangements, shall be entitled to severance benefits pursuant to BHLB’s current severance plan or policy, if such payments would be more favorable to such Person; provided, however, if such benefits pursuant to Legacy’s plan or policy will result in an excise tax under Code Section 4980D, such plan or policy shall be modified to the extent necessary so as to avoid the imposition of such excise tax and the affected participant under such plan or policy shall be paid an additional amount such that his or her benefit, net applicable taxes, equals the value of the benefit reduced or eliminated by such action.

7.6.9  SERP and Directors’ Plans.  Immediately on or prior to the Effective Time, Legacy shall, in cooperation with BHLB, subject to the occurrence of the Effective Time, terminate each of the Supplemental Executive Retirement Agreement and the Directors’ Fee Continuation Plans of Legacy Bancorp, Inc. and the amounts due thereunder shall be paid in a lump sum to the participants therein, on or prior to the Effective Time in accordance with Section 409A of the Code.

7.6.10  Retiree Medical, Dental and Life Insurance.  Prior to the Effective Time, Legacy shall, subject to the occurrence of the Effective Time, terminate, modify or freeze, as directed by BHLB, all retiree medical, dental and retiree life insurance plans in accordance with ERISA and the Code in such manner as BHLB may reasonable request.

7.6.11  Change in Control Agreement and Consulting Agreement.  BHLB will offer Patrick J. Sullivan an executive level position with BHLB and Berkshire Bank and will also enter into an agreement with Mr. Sullivan reflecting the terms of employment. In addition, BHLB agrees to enter into a consulting agreement with J. Williar Dunlaevy. The forms of such agreements are set forth in BHLB Disclosure Schedule 7.6.11.

7.6.12  Discretionary Compensation.  BHLB shall permit Legacy to pay discretionary compensation of up to an aggregate of $700,000 to such persons under specifically identified compensation plans or programs and in such amounts as set forth in Legacy Disclosure Schedule 7.6.12.

7.7  Directors and Officers Indemnification and Insurance.

7.7.1  Prior to the Effective Time, BHLB shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of Legacy’s existing directors’ and officers’ insurance policies, and (ii) Legacy’s existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as Legacy’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance” and such insurance carrier, the “Insurance Carrier”) with terms, conditions, retentions and limits of liability that are at least as favorable as Legacy’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Person covered thereby that arose, existed, or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall BHLB be required to expend for such “tail” policy a premium amount in excess of an amount equal to 200% of the annual premiums paid by Legacy for D&O Insurance in effect as of the date of this Agreement. In connection with the foregoing, Legacy agrees, in order for BHLB to fulfill its agreement, to provide the Insurance Carrier with such representations as such insurer may request with respect to the reporting of any prior claims.

7.7.2  In addition to Section 7.7.1, BHLB shall, from and after the Effective Date, to the fullest extent that would have been permitted to Legacy under DGCL and the Legacy Certificate of Incorporation (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Legacy or any Legacy Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHLB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an Indemnified Party if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.7.2 upon learning of any Claim, shall notify BHLB (but the failure so to notify BHLB shall not relieve it from any liability which it may have under this Section 7.7.2, except to the extent such failure materially prejudices BHLB). In the event of any such Claim (whether arising before or after the Effective Time) (1) BHLB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BHLB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHLB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and BHLB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, BHLB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHLB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.7.3  In the event that either BHLB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHLB shall assume the obligations set forth in this Section 7.7.

7.7.4  The obligations of BHLB provided under this Section 7.7 are intended to be enforceable against BHLB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHLB.

7.8  Stock Listing.

BHLB agrees to file a notification form for the listing on the NASDAQ Stock Market (or such other national securities exchange on which the shares of BHLB Common Stock shall be listed as of the Closing Date) of the shares of BHLB Common Stock to be issued in the Merger.

7.9  Reservation of Stock.

BHLB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHLB Common Stock to fulfill its obligations under this Agreement.

7.10  Communications to Legacy Employees; Training

BHLB and Legacy agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Legacy and the Legacy Subsidiaries shall be held at such locations as BHLB and Legacy shall mutually agree, provided that representatives of Legacy shall be permitted to attend such meetings. BHLB and Legacy shall mutually agree in advance as to the scope and content of all communications to the employees of Legacy and the Legacy Subsidiaries. At mutually agreed upon times following execution of this Agreement, representatives of BHLB shall be permitted to meet with the employees of Legacy and the Legacy Subsidiaries to discuss employment opportunities with BHLB, provided that representatives of Legacy shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the Legacy Shareholder Approval and the shareholders of BHLB necessary for the consummation of the Merger and Bank Merger (disregarding any waiting period) have been obtained, BHLB shall also be permitted to conduct training sessions outside of normal business hours or at other times as Legacy may agree, with the employees of Legacy and the Legacy Subsidiaries and may conduct such training seminars at any branch location of Legacy Banks; provided that BHLB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Legacy Banks’ normal business operations.

7.11  Current Information.

During the period from the date of this Agreement to the Effective Time, BHLB will cause one or more of its representatives to confer with representatives of Legacy to inform Legacy regarding BHLB’s operations at such times as Legacy may reasonably request. BHLB will promptly notify Legacy of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BHLB or any BHLB Subsidiary.

7.12  Access to Properties and Records.

Subject to Section 12.1, BHLB shall permit Legacy access upon reasonable notice and at reasonable times to its properties and those of the BHLB Subsidiaries, and shall disclose and make available to Legacy during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that BHLB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Legacy may have a reasonable interest; provided, however, that BHLB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BHLB’s reasonable judgment, would interfere with the normal conduct of BHLB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. BHLB shall provide and shall request its auditors to provide Legacy with such historical financial information regarding it (and related audit reports and consents) as Legacy may reasonably request for Securities Law disclosure purposes. Legacy shall use commercially reasonable efforts to minimize any interference with BHLB’s regular business operations during any such access to BHLB’s property, books and records. BHLB and each BHLB Subsidiary shall permit Legacy, at Legacy’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by BHLB or any BHLB Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by BHLB or any BHLB Subsidiary.

7.13  Financial and Other Statements.

7.13.1  Promptly upon receipt thereof, BHLB will furnish to Legacy copies of each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to BHLB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by such accountants.

7.13.2  As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, OTS or FDIC, BHLB will deliver to Legacy the BHLB Regulatory Report filed by BHLB or Berkshire Bank. Within twenty-five (25) days after the end of each month, Berkshire Bank will deliver to Legacy a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

7.13.3  BHLB promptly will advise upon receipt and permit review by Legacy of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of BHLB or Berkshire Bank.

7.14  Committee Meetings.

BHLB and Berkshire Bank shall permit Patrick Sullivan to attend any meeting of the Berkshire Bank Loan Review Committee as an observer (the “Legacy Observer”), provided that neither BHLB nor Berkshire Bank shall be required to permit the Legacy Observer to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the Board of Directors of Berkshire Bank has been advised of by counsel that such attendance by the Legacy Observer may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal, regulatory or NASDAQ requirement.

7.15  New Hires.

From the date of this Agreement through the Effective Time, BHLB shall consult with and advise Legacy prior to the hiring by BHLB of any officer for a position of employment to be located in Berkshire County, Massachusetts.

7.16  New Members.

Prior to the Closing, each of BHLB and Berkshire Bank shall increase by the sufficient number of directors constituting the entire Boards of Directors of BHLB and Berkshire Bank, respectively, effective as of and contingent upon the occurrence of the Effective Time, and by a vote of a majority of the directors then in office of each of BHLB and Berkshire Bank, BHLB and Berkshire Bank shall duly elect the New Members to fill such vacancies and thereby become a director of BHLB and Berkshire Bank, effective as of and contingent upon the occurrence of the Effective Time. Subject to the requirements of BHLB’s Certificate of Incorporation and Bylaws relating to the relative number of directors in each class, one New Member shall become a member of the class of BHLB’s and Berkshire Bank’s Boards of Directors that has the longest time remaining until its directors’ terms expire and the other New Member shall become a member of the class of BHLB’s and Berkshire Bank’s Boards of Directors that has the second longest time remaining until its directors’ terms expire.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1  Meeting of Shareholders.

8.1.1  Legacy will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “Legacy Shareholders Meeting”), except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the Legacy Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the Legacy shareholders; and (iii) cooperate and consult with BHLB with respect to each of the foregoing matters. The Board of Directors of Legacy may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.1.2  BHLB will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “BHLB Shareholders Meeting”), (ii) in connection with the solicitation of proxies with respect to the BHLB Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the BHLB shareholders; and (iii) cooperate and consult with Legacy with respect to each of the foregoing matters. The Board of Directors of BHLB may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law..

8.2  Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1  For the purposes (i) of registering BHLB Common Stock to be offered to holders of Legacy Common Stock in connection with the Merger with the SEC under the Securities Act, (ii) of holding the Legacy Shareholders Meeting and (iii) of holding the BHLB Shareholders Meeting, BHLB shall draft and prepare, and Legacy shall cooperate in the preparation of, the Merger Registration Statement, including a joint proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such joint proxy statement/prospectus in the form mailed by Legacy to the Legacy shareholders and by BHLB to the BHLB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). BHLB shall provide Legacy and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. BHLB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of BHLB and Legacy shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Legacy and BHLB shall each thereafter promptly mail the Proxy Statement-Prospectus to their respective shareholders. BHLB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Legacy shall furnish all information concerning Legacy and the holders of Legacy Common Stock as may be reasonably requested in connection with any such action.

8.2.2  BHLB shall, as soon as practicable but in no event later than January 31, 2011, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. BHLB will advise Legacy promptly after BHLB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHLB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHLB will provide Legacy with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Legacy may reasonably request.

8.2.3  Legacy and BHLB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Legacy shall cooperate with BHLB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHLB shall file an amended Merger Registration Statement with the SEC, and each of Legacy and BHLB shall mail an amended Proxy Statement-Prospectus to their respective shareholders.

8.3  Regulatory Approvals.

Each of Legacy and BHLB will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof but in no event later than January 31, 2011, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the MDOB, the FDIC, the OTS, the Department of Justice, the Federal Trade Commission and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement. Legacy and BHLB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Legacy or BHLB to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. Legacy shall have the right to review and approve in advance all characterizations of the information relating to Legacy and any Legacy Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Legacy and BHLB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of Legacy and BHLB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided however, BHLB shall be solely responsible for its and Legacy’s reasonable expenses arising out of required divestitures of deposit liabilities in connection therewith; provided, further, however, BHLB shall not be required to comply with any such condition that would result in a Material Adverse Effect on BHLB or Legacy.

ARTICLE IX
CLOSING CONDITIONS

9.1  Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1  Shareholder Approval.  This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite votes of the shareholders of Legacy and the shareholders of BHLB.

9.1.2  Injunctions.  None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3  Regulatory Approvals.  All Regulatory Approvals required to complete the Merger and the Bank Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4  Effectiveness of Merger Registration Statement.  The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHLB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5  NASDAQ Listing.  BHLB shall have filed a notification form for the listing of the BHLB Common Stock to be issued in the Merger.

9.2  Conditions to the Obligations of BHLB under this Agreement.

The obligations of BHLB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1  Representations and Warranties.  Each of the representations and warranties of Legacy set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Legacy shall have delivered to BHLB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Legacy as of the Effective Time.

9.2.2  Agreements and Covenants.  Legacy and each Legacy Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BHLB shall have received a certificate signed on behalf of Legacy by the Chief Executive Officer and Chief Financial Officer of Legacy to such effect dated as of the Effective Time.

9.2.3  Permits, Authorizations, Etc.  Legacy and the Legacy Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on either Legacy or BHLB.

9.2.4  No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Legacy and the Legacy Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on Legacy.

9.2.5  Tax Opinion.  BHLB shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to BHLB, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, Legacy and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

9.2.6  Regulatory Conditions.  No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement that would result in a Material Adverse Effect on BHLB or Legacy, and their Subsidiaries.

9.3  Conditions to the Obligations of Legacy under this Agreement.

The obligations of Legacy under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

9.3.1  Representations and Warranties.  Each of the representations and warranties of BHLB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHLB shall have delivered to Legacy a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHLB as of the Effective Time.

9.3.2  Agreements and Covenants.  BHLB and Berkshire Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Legacy shall have received a certificate signed on behalf of BHLB by the Chief Executive Officer and Chief Financial Officer of BHLB to such effect dated as of the Effective Time.

9.3.3  Permits, Authorizations, Etc.  BHLB and Berkshire Bank shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on BHLB and Berkshire Bank, taken as a whole.

9.3.4  No Material Adverse Effect.  There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BHLB and the BHLB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on BHLB.

9.3.5  Tax Opinion.  Legacy shall have received an opinion of Nutter McClennen & Fish LLP, special counsel to Legacy, dated the Closing Date, to the effect that the Merger constitutes a reorganization under Section 368(a) of the IRC. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, Legacy and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
[RESERVED]

ARTICLE XI
TERMINATION, AMENDMENT AND WAIVER

11.1  Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of BHLB and Legacy (except as otherwise indicated below):

11.1.1  At any time by the mutual written agreement of BHLB and Legacy;

11.1.2  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Legacy) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHLB);

11.1.3  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 11.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Legacy) or Section 9.3.2 (in the case of a breach of covenant by BHLB);

11.1.4  At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHLB and Legacy; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

11.1.5  By either party, if (i) the shareholders of Legacy shall have voted at the Legacy Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions or (ii) the shareholders of BHLB shall have voted on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

11.1.6  By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

11.1.7

(A)  By the Board of Directors of BHLB if each of the following conditions are satisfied: (i) Legacy has received a Superior Proposal and the Board of Directors of Legacy has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to BHLB, (ii) either (x) the Board of Directors of Legacy submits this Agreement to its stockholders without a recommendation for approval or (y) the Board of Directors of Legacy withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withdraw, qualify or adversely modify) its recommendation of this Agreement to the Legacy stockholders, and (iii) the Legacy stockholders do not approve this Agreement.

(B)  By the Board of Directors of Legacy if each of the following conditions are satisfied: (i) either (x) the Board of Directors of BHLB submits this Agreement to its stockholders without a recommendation for approval or (y) Board of Directors of BHLB withdraws, qualifies or adversely modifies (or publicly proposes or resolves to withdraw, qualify or adversely modify) its recommendation of this Agreement to the BHLB stockholders and (ii) the BHLB stockholders do not approve this Agreement.

11.1.8  By the Board of Directors of Legacy if Legacy has received a Superior Proposal and the Board of Directors of Legacy has made a determination to accept such Superior Proposal; provided that Legacy shall not terminate this Agreement pursuant to this Section 11.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) Business Days following BHLB’s receipt of written notice advising BHLB that Legacy has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether Legacy intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”). After providing such Notice of Superior Proposal, Legacy shall provide a reasonable opportunity to BHLB during the three (3)-day period to make such adjustments in the terms and conditions of this Agreement as would enable Legacy to proceed with the Merger on such adjusted terms. Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and Legacy shall be required to comply again with the requirements of this Section 11.1.8; provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

11.1.9  By Legacy, if the Board of Directors of Legacy so determines by a majority vote of the members of the entire Board of Directors of Legacy, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)	The BHLB Market Value on the Determination Date is less than $16.70; and
(2)	the number obtained by dividing the BHLB Market Value on the Determination Date by the Initial BHLB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.

If Legacy elects to exercise its termination right pursuant to this Section 11.1.9, it shall give prompt written notice thereof to BHLB. During the five Business Day period commencing with its receipt of such notice, BHLB shall have the option of paying additional Merger Consideration by increasing the Exchange Ratio to equal the number obtained by dividing (1) $13.00 by the greater of (i) the product of 0.80 and the Initial BHLB Market Value or (ii) the product obtained by multiplying the Index Ratio by the Initial BHLB Market Value. If within such five Business Day period, BHLB delivers written notice to Legacy that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 11.1.9, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified and, thereafter, any reference in this Agreement to “Stock Consideration” shall be deemed to refer to the Stock Consideration reflecting the Exchange Ratio as modified pursuant to this Section 11.1.9).

For purposes of this Section 11.1.9, the following terms shall have the meanings indicated below:

“Acquisition Transaction” means (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“Determination Date” means the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

“Index” means the following companies and the weights attributed to them as follows:

Name	Ticker	Index Weighting (%)
Oritani Financial Corp.	ORIT	0.78
Brookline Bancorp Inc.	BRKL	0.11
S&T Bancorp Inc.	STBA	0.84
Independent Bank Corp.	INDB	0.24
Dime Community Bancshares Inc.	DCOM	7.37
TrustCo Bank Corp NY	TRST	6.84
Flushing Financial Corp.	FFIC	6.31
Hudson Valley Holding Corp.	HUVL	5.79
Provident New York Bancorp	PBNY	5.67
Danvers Bancorp Inc.	DNBK	4.97
Lakeland Bancorp	LBAI	3.94
Sterling Bancorp	STL	3.81
Westfield Financial Inc.	WFD	3.63
OceanFirst Financial Corp.	OCFC	3.52
United Financial Bancorp	UBNK	3.48
Abington Bancorp Inc	ABBC	3.45
Sun Bancorp Inc.	SNBC	3.24
Metro Bancorp Inc.	METR	2.03

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial BHLB Market Value” means $20.88, adjusted as indicated in the last sentence of this Section 11.1.9.

“Initial Index Price” means the sum of the per share closing sales price of the common stock of each company comprising the Index.

“Final Index Price” means the sum of the Final Prices of each company comprising the Index.

“Final Price” with respect to any company belonging to the Index, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

“BHLB Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NASDAQ for the ten consecutive trading days immediately preceding such specified date.

If any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.9. If a company belonging to the Index announces a sale between the date of this Agreement and the Determination Date, such company shall be removed from the Index and the relative weighting of the companies remaining in the Index shall be appropriately adjusted.

11.1.10  By the Board of Directors of Legacy if the Board of Directors of Legacy has determined in good faith that it is in the best interests of Legacy to enter into an agreement with a third party with respect to a Superior Proposal (such transaction being defined to be an “Alternative Acquisition Agreement”) and provides written notice of such determination to BHLB and terminates this Agreement pursuant to this Section 11.1.10 in each case on or before January 31, 2011, provided that Legacy has abided by terms and conditions set forth in Sections 6.11.1, 6.11.2 and 6.11.3, and provided, further, that if Legacy provides BHLB with a Notice of Superior Proposal pursuant to Section 11.1.8 by January 31, 2011, such deadline, but only with respect to an Alternative Acquisition Agreement with the Person making the Acquisition Proposal described in that Notice of Superior Proposal, shall be 11:59 pm (Eastern Time) on the later of (i) January 31, 2001, or (ii) the first Business Day following the expiration of the last of the negotiating periods in Section 11.1.8.

11.2  Effect of Termination.

11.2.1  In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.3, 12.4, 12.5, 12.6, 12.8, 12.9, 12.10, 12.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

11.2.2  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)  In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)  As used in this Agreement, “Termination Fee” shall mean (A) $2,160,000 in connection with the Merger and this Agreement through the termination hereof if the Termination Fee becomes payable in connection with Legacy entering into an Alternative Acquisition Agreement and (B) an amount equal to $4,320,000 in all other circumstances. As a condition of BHLB’s willingness, and in order to induce BHLB to enter into this Agreement, and to reimburse BHLB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Legacy hereby agrees to pay BHLB, and BHLB shall be entitled to payment of, the Termination Fee by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by BHLB, as applicable, following the occurrence of any of the events set forth below:

(i)  Legacy terminates this Agreement pursuant to Section 11.1.8 or BHLB terminates this Agreement pursuant to Section 11.1.7(A); or

(ii)  The entering into a definitive agreement by Legacy relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Legacy within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHLB pursuant to Section 11.1.2 or 11.1.3 because of a breach by Legacy or any Legacy Subsidiary after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of Legacy; or (ii) the termination of this Agreement by BHLB or Legacy pursuant to Section 11.1.5 because of the failure of the shareholders of Legacy to approve this Agreement at the Legacy Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of Legacy provided, however, that for the purpose of this clause (ii), all references in the definition of Acquisition Proposal to “25% or more” shall instead refer to “40% or more.”

(D)  In the event that Legacy shall terminate this Agreement pursuant to Section 11.1.7(B), BHLB shall pay to Legacy the Termination Fee by wire transfer of same day funds no later than the second Business Day following such termination.

(E)  Legacy and BHLB acknowledge that the agreements contained in this Section 11.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Legacy and BHLB pursuant to this Section 11.2.2 constitute liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

11.3  Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of Legacy or BHLB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of Legacy or BHLB (as applicable), there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases or increases the amount or value, or changes the form of, the Merger Consideration to be delivered to Legacy’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

11.4  Additional Provisions Regarding Termination:

Notwithstanding any other provision in this Agreement;

(A)	BHLB may not terminate this Agreement on account of the failure of a Regulatory Approval closing condition due to a requirement, whether contained in any Regulatory Approval or as a condition necessary to obtain any Regulatory Approval, to divest liabilities and assets that would constitute a Material Adverse Effect, unless (i) BHLB gives Legacy thirty (30) days written notice of its intention to do so (“Notice of Divestiture MAE”), (ii) BHLB provides Legacy with BHLB’s written analysis of the economic impact of the required divestiture on the benefits of the proposed Transaction to BHLB, taken as a whole together with such divestiture and the reasonably anticipated proceeds thereof, (iii) BHLB proposes in the Notice of Divestiture MAE such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable BHLB to proceed with the Merger, and (iv) BHLB negotiates in good faith with Legacy to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the BHLB to proceed with the Merger.
(B)	The limitations on solicitation by Legacy as set forth in Section 6.11, as well as Legacy’s obligation under Section 8.1.1 to hold a Special Meeting of Stockholders to vote upon the transaction contemplated in this Agreement, will be suspended upon BHLB’s delivery of the Notice of Divestiture MAE, regardless, in the case of Section 6.11, whether or not the Legacy Shareholder Vote shall have been obtained.
(C)	If, within twenty-five (25) days after Legacy’s receipt of a Notice of Divestiture MAE, BHLB and Legacy do not amend to this Agreement, Legacy may (i) sue BHLB to enforce its rights under this Agreement or (ii) terminate this Agreement at no cost to Legacy.

(D)	In any dispute regarding the existence of a Material Adverse Effect, the existence of the amount specified in clause (vi) of the definition of Material Adverse Effect will not prejudice Legacy’s ability to assert that a greater divestiture does not constitute a Material Adverse Effect.

ARTICLE XII
MISCELLANEOUS

12.1  Confidentiality.

Except as specifically set forth herein, BHLB and Legacy mutually agree to be bound by the terms of the Confidentiality Agreements, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.2 and 6.3) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreements. The parties hereto agree that the Confidentiality Agreements shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

12.2  Public Announcements.

Legacy and BHLB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Legacy nor BHLB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

12.3  Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

12.4  Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to Legacy, to:	J. Williar Dunlaevy Chief Executive Officer and Chairman of the Board Legacy Bancorp, Inc. 99 North Street Pittsfield, Massachusetts 01201
With required copies to:	Patrick Sullivan President Legacy Bancorp, Inc. 99 North Street Pittsfield, Massachusetts 01201
Kimberly Mathews Senior Vice President and General Counsel Legacy Bancorp, Inc. 99 North Street Pittsfield, Massachusetts 01201
Michael K. Krebs, Esq. Nutter McClennen & Fish LLP Seaport West 155 Seaport Boulevard Boston, Massachusetts 02210

If to BHLB, to:	Michael P. Daly President and Chief Executive Officer Berkshire Hills Bancorp, Inc. 24 North Street Pittsfield, Massachusetts 02101
With required copies to:	Wm. Gordon Prescott Vice President and General Counsel Berkshire Hills Bancorp, Inc. 24 North Street Pittsfield, Massachusetts 02101
Lawrence Spaccassi, Esq. Marc Levy, Esq. Luse Gorman Pomerenk & Schick, P.C. 5335 Wisconsin Avenue, NW Suite 780 Washington, DC 20015

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) Business Day after being delivered to the overnight courier.

12.5  Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.6.7, 7.6.8, 7.6.9 and 7.7 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

12.6  Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

12.7  Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

12.8  Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

12.9  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

12.10  Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

12.11  Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BERKSHIRE HILLS BANCORP, INC.
Name: Michael P. Daly Title: President and Chief Executive Officer
LEGACY BANCORP, INC.
Name: J. Williar Dunlaevy Title: Chairman and Chief Executive Officer

APPENDIX B

Keefe, Bruyette & Woods

December 21, 2010

The Board of Directors
Legacy Bancorp, Inc.
99 North Street
Pittsfield, MA 01201

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Legacy Bancorp, Inc. (“Legacy”) of the Merger Consideration, as defined below, in the proposed merger (the “Merger”) of Legacy and Berkshire Hills Bancorp, Inc., pursuant to the Agreement and Plan of Merger, dated as of December 21, 2010, between Legacy and Berkshire (the “Agreement”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Legacy (the “Common Shares”) will be converted into the right to receive 0.56385 shares of common stock, par value $0.01 per share, of Berkshire and $1.30 in cash (the “Merger Consideration”).

Keefe, Bruyette & Woods, Inc, has acted as financial advisor to the Legacy. As part of our investment banking business, we are continually engaged in the valuation of bank and bank holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of banking companies, we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Legacy and Berkshire, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Legacy and Berkshire for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Legacy. We have acted exclusively for the Board of Directors of Legacy in rendering this fairness opinion and will receive a fee from Legacy for our services. A portion of our fee is contingent upon the successful completion of the Merger.

During the past two years we acted as co-manager on the May 12, 2009 Berkshire common equity offering.

In connection with this opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of Legacy and Berkshire and the Merger, including among other things, the following: (i) the Agreement; (ii) the Annual Reports to Stockholders and Annual Reports on Form 10-K for the three years ended December 31, 2009 of Legacy and Berkshire; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Legacy and Berkshire and certain other communications from Legacy and Berkshire to their respective stockholders; and (iv) other financial information concerning the businesses and operations of Legacy and Berkshire furnished to us by Legacy and Berkshire for purposes of our analysis. We have also held discussions with senior management of Legacy and Berkshire regarding the past and current business operations, regulatory relations, financial condition and future prospects of their respective companies and such other matters as we have deemed relevant to our inquiry. In addition, we have compared certain financial and stock market information for Legacy and Berkshire with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the banking industry and performed such other studies and analyses as we considered appropriate.

Keefe, Bruyette & Woods • 787 Seventh Avenue • New York, NY 10019
212.887.7777 • Toll Free 800.966.1559 • www.kbw.com

B-1

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not independently verified the accuracy or completeness of any such information or assumed any responsibility for such verification or accuracy. We have relied upon the management of Legacy and Berkshire as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed, with your consent, that the aggregate allowances for loan and lease losses for Legacy and Berkshire are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Legacy or Berkshire, nor have we examined any individual credit files.

We have assumed that, in all respects material to our analyses, the following: (i) the Merger will be completed substantially in accordance with the terms set forth in the Agreement with no additional payments or adjustments to the Merger Consideration; (ii) the representations and warranties of each party in the Agreement and in all related documents and instruments referred to in the Agreement are true and correct; (iii) each party to the Agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents; (iv) all conditions to the completion of the Merger will be satisfied without any waivers; and (v) in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the Merger, no restrictions, including any divestiture requirements, termination or other payments or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the Merger, including the cost savings, revenue enhancements and related expenses expected to result from the Merger.

We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Legacy and Berkshire; (ii) the assets and liabilities of Legacy and Berkshire; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof. Our opinion does not address the underlying business decision of Legacy to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to the Legacy.

We are not expressing any opinion about the fairness of the amount or nature of the compensation to any of the Legacy’s officers, directors or employees, or any class of such persons, relative to the compensation to the public shareholders of the Legacy.

This opinion has been reviewed and approved by our Fairness Opinion Committee in conformity with our policies and procedures established under the requirements of Rule 2290 of the NASD Rules of the Financial Institutions Regulatory Authority.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Shares.

Very truly yours,

Keefe, Bruyette & Woods, Inc.

B-2

APPENDIX C

INVESTMENT BANKING GROUP

December 21, 2010

Board of Directors
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, MA 01201

Ladies and Gentlemen:

Berkshire Hills Bancorp, Inc. (“Berkshire Hills”) and Legacy Bancorp, Inc. (“Legacy”) have entered into a Plan of Merger and Merger Agreement, dated as of December 21, 2010 (the “Agreement”), pursuant to which Legacy will merge with and into Berkshire Hills (the “Merger”). Under the terms of the Agreement, upon consummation of the Merger, each share of Legacy common stock issued and outstanding immediately prior to the Merger (the “Legacy Common Stock”), other than certain shares specified in the Agreement, will be converted into the right to receive 0.56385 of a share of Berkshire Hills common stock (the “Exchange Ratio”) and (ii) $1.30 in cash (such cash and the Exchange Ratio, together, the “Merger Consideration”). The terms of the Merger are more fully described in the Agreement. Capitalized terms used herein without definition shall have the meanings given to such terms in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to Berkshire Hills.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of Berkshire Hills that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Legacy that we deemed relevant; (iv) publicly available consensus earnings estimates for Berkshire Hills for the years ending December 31, 2010 through 2012 and financial projections for the years thereafter through 2014 determined using estimated growth rates provided by and discussed with senior management of Berkshire Hills; (v) internal financial projections for Legacy for the years ending December 31, 2010 through 2011 as provided by Legacy and adjusted by senior management of Berkshire Hills, financial projections for the years thereafter through 2014 determined using estimated growth rates provided by and discussed with senior management of Berkshire Hills; (vi) the pro forma financial impact of the Merger on Berkshire Hills based on assumptions relating to transaction expenses, purchase accounting adjustments, cost savings and other synergies as determined by the senior management of Berkshire Hills; (vii) a comparison of certain financial information for Berkshire Hills and Legacy with similar institutions for which publicly available information is available; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of Berkshire Hills the business, financial condition, results of operations and prospects of Berkshire Hills and held similar discussions with certain members of senior management of Legacy regarding the business, financial condition, results of operations and prospects of Legacy.

+ Sandler O’Neill + Partners, L.P. 919 Third Avenue, 6th Floor, New York, NY 10022 T: (212) 466-7100 F: (212) 466-7711	+ www.SandlerOneill.com

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Berkshire Hills and Legacy or their respective representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of the respective managements of Berkshire Hills and Legacy that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Berkshire Hills and Legacy or any of their respective subsidiaries. We render no opinion or evaluation on the collectability of any assets or the future performance of any loans of Berkshire Hills and Legacy. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Berkshire Hills and Legacy, or the combined entity after the Merger and we have we not reviewed any individual credit files relating to Berkshire Hills and Legacy. We have assumed, with your consent, that the respective allowances for loan losses for both Berkshire Hills and Legacy are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly earnings projections and long-term growth rates for Berkshire Hills as discussed with senior management of Berkshire Hills and internal projections for Legacy as provided by senior management of Legacy and as adjusted based on discussions with senior management of Berkshire Hills. Sandler O’Neill also received and used in its analysis certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were prepared by and/or reviewed with the senior management of Berkshire Hills. With respect to those projections, estimates and judgments, the respective managements of Berkshire Hills and Legacy confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of Berkshire Hills and Legacy, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have also assumed that there has been no material change in Berkshire Hills’ and Legacy’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that Berkshire Hills and Legacy will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the Agreement are not waived and that the Merger will qualify as a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice Berkshire Hills has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We have acted as Berkshire Hills’ financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. Berkshire Hills has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Berkshire Hills and Legacy and their affiliates.

Our opinion is directed to the Board of Directors of Berkshire Hills in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of either Berkshire Hills or Legacy as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to Berkshire Hills and does not address the underlying business decision of Berkshire Hills to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for Berkshire Hills or the effect of any other transaction in which Berkshire Hills might engage. This opinion shall not be reproduced or used for any other purposes, without Sandler O’Neill’s prior written consent. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any officer, director, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholder.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to Berkshire Hills from a financial point of view.

Very truly yours,

APPENDIX D

DELAWARE GENERAL CORPORATION LAW
TITLE 8
CORPORATIONS
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion

§ 262 Appraisal Rights.

(a)  Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the Merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the Merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)  Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a Merger or consolidation to be effected pursuant to § 251 (other than a Merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)  Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of Merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a Merger if the Merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in §251(f) of this title.

(2)  Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of Merger or consolidation pursuant to §§251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.  Shares of stock of the corporation surviving or resulting from such Merger or consolidation, or depository receipts in respect thereof;

b.  Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the Merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.  Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.  Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)  In the event all of the stock of a subsidiary Delaware corporation party to a Merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the Merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)  Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any Merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)  Appraisal rights shall be perfected as follows:

(1)  If a proposed Merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the Merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the Merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such Merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the Merger or consolidation of the date that the Merger or consolidation has become effective; or

(2)  If the Merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the Merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the Merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the Merger or consolidation, shall, also notify such stockholders of the effective date of the Merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the Merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the Merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the Merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the Merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)  Within 120 days after the effective date of the Merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the Merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation. Within 120 days after the effective date of the Merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the Merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the Merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)  Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)  At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)  After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the Merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)  The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)  The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)  From and after the effective date of the Merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the Merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the Merger or consolidation, either within 60 days after the effective date of the Merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger or consolidation within 60 days after the effective date of the Merger or consolidation, as set forth in subsection (e) of this section.

(l)  The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the Merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

APPENDIX E

ARTICLE FOURTH:

A.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is fifty-one million (51,000,000) consisting of:
1.	One million (1,000,000) shares of Preferred Stock, par value one cent ($0.01) per share (the “Preferred Stock”); and
2.	Fifty million (50,000,000) shares of Common Stock, par value one cent ($0.01) per share (the “Common Stock”).

E-1

SPECIAL MEETING OF STOCKHOLDERS OF

LEGACY BANCORP, INC.

June 20, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING:
The Notice and Joint Proxy Statement/Prospectus and proxy cards are available on the Investor Relations page at www.legacybanks.com

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030030000000000000 1   062011

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE LISTED PROPOSALS.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted "FOR" each of the proposals listed. If any other business is presented at the Special Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Special Meeting. This proxy also confers discretionary authority on the Proxy Committee of the Board of Directors to vote with respect to matters incident to the conduct of the meeting.

The below signed acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Special Meeting of Stockholders, and a Joint Proxy Statement/Prospectus dated May 6, 2011.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.